Exhibit (a)-(1)

                    , 2011

Shareholders of Chemspec International Limited

Re: Notice of Extraordinary General Meeting of Shareholders

Dear Shareholder:

You are cordially invited to attend an extraordinary general meeting of shareholders of Chemspec International Limited, referred to as “the Company”, to be held on                     , 2011, at          a.m. (Shanghai time). The meeting will be held at                     . The attached notice of the extraordinary general meeting and proxy statement provide information regarding the matters to be acted on at the extraordinary general meeting, including at any adjournment or postponement thereof.

At the extraordinary general meeting you will be asked to consider and vote upon a proposal to approve the merger and approve and adopt the agreement and plan of merger dated as of March 21, 2011, referred to herein as “merger agreement”, among the Company, Halogen Limited, referred to herein as “Parent,” Halogen Mergersub Limited, referred to herein as “Merger Sub,” and Dr. Jianhua Yang, and the other transactions contemplated thereby. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. Under the terms of the merger agreement, Merger Sub, a company wholly owned by Parent, will be merged with and into the Company, with the Company being the surviving company. Merger Sub is a Cayman Islands company formed solely for purposes of the merger. Parent is a Cayman Islands company beneficially owned by Dr. Jianhua Yang, chairman of the board of directors and chief executive officer of the Company, and Primavera Capital (Cayman) Fund I L.P., referred to herein as “Primavera”. As of the date of this proxy statement, Dr. Jianhua Yang holds approximately 55.8% of the Company’s outstanding ordinary shares, referred to herein as the “Shares”, Mr. Weinian Qi holds approximately 0.7% of the Company’s Shares and Mr. Yunlong Yuan holds approximately 1.0% of the Company’s Shares. If the merger is completed, the Company will continue its operations as a privately-held company and will be beneficially owned solely by Dr. Jianhua Yang, Primavera, Mr. Weinian Qi and Mr. Yunlong Yuan, and as the result of the merger, the Company’s American Depositary Shares, or ADSs, each representing 60 Shares will no longer be listed on the New York Stock Exchange, or the “NYSE”; and the American Depositary Shares program for the ADSs will terminate.

If the merger agreement is adopted by the requisite vote of the Company’s shareholders and the merger is completed, each Share, issued and outstanding immediately prior to the effective time of the merger, other than (i) Shares beneficially owned by Dr. Jianhua Yang or any person controlled by Dr. Jianhua Yang prior to the effective time of the merger, referred to herein as the “Founder Shares”; (ii) Shares beneficially owned by Mr. Weinian Qi or Mr. Yunlong Yuan or any person controlled by either of them, referred to herein as the “Management Shares”; and (iii) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Companies Law, referred to herein as the “Dissenting Shares”, will be cancelled in exchange for the right to receive $0.1350 per Share and each ADS will represent the right to receive $8.10 per ADS, in each case in cash without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement, dated as of June 29, 2009, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, referred to herein as the “Deposit Agreement”). The Founder Shares and the Management Shares will be cancelled for no consideration. The Dissenting Shares will be cancelled for their appraised or other agreed value as described in more detail below. Shares reserved under the Company’s share incentive plan adopted as of January 1, 2008 that have been provisionally deposited with the depositary for the ADSs and are not subject to any outstanding option under the Company’s share incentive plan will be cancelled for no consideration.

1

An independent committee of the board of directors of the Company, composed solely of directors unrelated to any of the management members of the Company, Primavera, Parent and Merger Sub, has (1) unanimously determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, (2) is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, declared it advisable to enter into the merger agreement, (3) approved the merger, the merger agreement and the other transactions contemplated thereby, and (4) recommended that the board of directors of the Company approve the merger, the merger agreement and the other transactions contemplated thereby.

The board of directors of the Company, after carefully considering all relevant factors, including the unanimous determination and recommendation of the independent committee, (1) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the merger agreement, (2) approved the merger, the merger agreement and the other transactions contemplated thereby and (3) recommended that the Company’s shareholders vote FOR the adoption of the merger agreement.

The Company’s board of directors unanimously recommends that you vote FOR the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

The accompanying proxy statement provides you with detailed information about the merger and the extraordinary general meeting. We encourage you to read the entire document and all of the attachments and other documents referred to or incorporated by reference herein carefully. You may also obtain more information about the Company from documents the Company has filed with the Securities and Exchange Commission, referred to herein as the “SEC”, which are available for free at the SEC’s website www.sec.gov.

Regardless of the number of the Shares you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by (i) a special resolution, being a resolution authorizing the merger passed by a majority of not less than two-thirds of such registered shareholders of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given, referred to herein as a “special resolution” and (ii) an affirmative vote of shareholders representing more than 50% in value of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding the Founder Shares and the Management Shares. Whether or not you plan to attend the extraordinary general meeting, please complete the enclosed proxy card, in accordance with the instructions set forth on your proxy card, as promptly as possible. The deadline to lodge your proxy card is                     , 2011 at          a.m. (Shanghai time). Voting at the extraordinary general meeting will take place by poll voting, each shareholder having one vote for each Share held as of the close of business on                     , 2011 as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

Citibank, N.A., in its capacity as ADS depositary, referred to herein as the “ADS depositary”, holds on deposit the Shares that are represented by ADSs. The ADS depositary will endeavor to vote (or will endeavor to cause the vote of) the Shares it holds on deposit at the extraordinary general meeting in accordance with the voting instructions timely received from holders of ADSs as of the close of business in New York City on                     , 2011, the ADS record date. The deadline for delivery of ADS voting instructions to the ADS depositary is 10:00 a.m. (New York City time) on                     , 2011. The Company reserves, in its sole discretion, the right under Section 4.10(b) of the Deposit Agreement, to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the close of business on                     , 2011. Under the terms of the Deposit Agreement, no discretionary proxy is to be issued in respect of the Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the holders of ADSs or on the Company’s shareholders. The ADS depositary will, in accordance with the terms of the Deposit Agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the holders of ADSs or on the Company’s shareholders. Holders of ADSs will not be able to attend the extraordinary general meeting unless they cancel their ADSs and become holders of Shares prior to the close of business in New York City on                     , 2011, the Share record date.

2

Shareholders who continue to hold their Shares until the consummation of the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER AND BECOME HOLDERS OF SHARES BY                     , 2011. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

Neither the SEC nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this letter or in the accompanying notice of the extraordinary general meeting or proxy statement. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your Shares or ADSs, please call Okapi Partners LLC, the firm assisting us with this proxy solicitation at +1 212 297 0720 or toll free at +1 855 208 8903.

Thank you for your cooperation and continued support.

Sincerely,	Sincerely,

Qian Zhao	Jianhua Yang
On behalf of the independent committee	Chairman of the Board

The proxy statement is dated                     , 2011, and is first being mailed to the shareholders and to ADS holders on or about                     , 2011.

3

Chemspec International Limited

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON                     , 2011

Dear Shareholder:

Notice is hereby given that an extraordinary general meeting of the members of Chemspec International Limited (the “Company”) will be held on                     , 2011 at                     , Shanghai time at [•].

Only holders of ordinary shares of the Company, referred to as “Shares”, of record at the close of business on , 2011 are entitled to vote at this extraordinary general meeting or any adjournment or postponements thereof. At the meeting, you will be asked to consider and vote upon the following resolutions:

•	as a special resolution:

THAT the agreement and plan of merger dated as of March 21, 2011 among Halogen Limited, Halogen Mergersub Limited, the Company and Dr Jianhua Yang (such agreement and plan of merger being in the form attached to the Proxy Statement accompanying this Notice of Meeting and which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby be and are hereby authorised, approved and adopted by the Company;

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

A list of the shareholders of the Company will be available at its principal executive offices at No. 200, Wu Wei Road, Shanghai 200331, China, during ordinary business hours for the              days immediately prior to the extraordinary general meeting.

If you own American Depositary Shares, or ADSs, representing Shares, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than              a.m. (New York City time) on                     , 2011 in order to vote the underlying Shares at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                     , 2011, the Share record date. In addition, if you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote at the extraordinary general meeting.

After careful consideration and upon the unanimous recommendation of the independent committee of the board of directors of the Company composed solely of directors unrelated to any of the management members of the Company, Primavera Capital (Cayman) Fund I L.P., Parent and Merger Sub, the Company’s board of directors approved the merger agreement and recommends that you vote FOR the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

4

Dr. Jianhua Yang, chairman of the board of directors and chief executive officer of the Company, has agreed to vote all Shares held by him (representing approximately 55.8% of the Company’s outstanding Shares) in favor of approval of the merger and approval and adoption of the merger agreement.

Regardless of the number of Shares that you own, your vote is very important. The merger cannot be completed unless the merger agreement is approved by (i) a special resolution, being a resolution authorising the merger passed by a majority of not less than two-thirds of such registered shareholders of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given (a “special resolution”); and (ii) an affirmative vote of shareholders representing more than 50% in value of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding Shares beneficially owned by Dr. Jianhua Yang, Mr. Yunlong Yuan, Mr. Weinian Qi or any person controlled by any of them. Even if you plan to attend the extraordinary general meeting in person, we request that you submit your proxy in accordance with the instructions set forth on the proxy card as promptly as possible. The deadline to lodge your proxy card is                     , 2011 at              a.m. (Shanghai time). The proxy card is the “instrument of proxy” as referred to in the Company’s articles of association. Voting at the extraordinary general meeting will take place by poll voting, each shareholder having one vote for each Share held as of the close of business on                     , 2011 as the chairman of the Company’s board of directors has undertaken to demand poll voting at the meeting.

Completing the proxy card in accordance with the instructions set forth on the proxy card will not deprive you of your right to attend the extraordinary general meeting and vote your Shares in person. Please note, however, that if your Shares are held of record by a broker, bank or other nominee and you wish to vote at the extraordinary general meeting in person, you must obtain from the record holder a proxy issued in your name.

If you fail to complete your proxy card in accordance with the instructions set forth on the proxy card or if you abstain from voting, your vote will not be counted; provided, that the Company has informed the ADS depositary that it reserves, in its sole discretion, the right under Section 4.10(b) of the Deposit Agreement, dated as of June 29, 2009, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, referred to herein as the “Deposit Agreement”, to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the close of business on                     , 2011. Under the terms of the Deposit Agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the holders of ADSs or on the Company’s shareholders. The ADS depositary will, in accordance with the terms of the Deposit Agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the holders of ADSs or on the Company’s shareholders.

If you receive more than one proxy card because you own Shares that are registered in different names, please vote all of your Shares shown on all of your proxy cards in accordance with the instructions set forth on the proxy card.

If you submit your proxy card without indicating how you wish to vote, the Shares represented by your proxy card will be voted FOR the adoption of the merger agreement and FOR any adjournment of the extraordinary general meeting referred to above unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines.

Shareholders who continue to hold their Shares in their own name until the consummation of the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights, which is attached as Annex C to the accompanying proxy statement. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

5

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY DISSENTERS’ RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER AND BECOME THE REGISTERED HOLDERS OF SHARES BY                     , 2011. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR SHARE CERTIFICATES.

If you have any questions or need assistance in voting your Shares or ADSs, please call Okapi Partners LLC, the firm assisting us with this proxy solicitation at +1 212 297 0720 or toll free at +1 855 208 8903.

The merger agreement and the merger are described in the accompanying proxy statement. A copy of the merger agreement is included as Annex A to the accompanying proxy statement. We urge you to read the entire proxy statement carefully.

Notes:

1.	In the case of joint holders the vote of the senior holder who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of members of the Company.

2.	The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized.

3.	A proxy need not be a member (registered shareholder) of the Company.

4.	The chairman of the meeting may at his discretion direct that a proxy card shall be deemed to have been duly deposited. A proxy card that is not deposited in the manner permitted shall be invalid.

5.	Votes given in accordance with the terms of a proxy card shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Director

                    , 2011

6

QUORUM	66

VOTE REQUIRED	66

PROCEDURES FOR VOTING	66

VOTING OF PROXIES AND FAILURE TO VOTE	67

REVOCABILITY OF PROXIES	67

WHOM TO CALL FOR ASSISTANCE	68

SOLICITATION OF PROXIES	68

OTHER BUSINESS	69

THE MERGER AGREEMENT	70

STRUCTURE AND COMPLETION OF THE PROPOSED MERGER	70

MEMORANDUM AND ARTICLES OF ASSOCIATION; DIRECTORS AND OFFICERS OF THE SURVIVING COMPANY	70

MERGER CONSIDERATION	70

TREATMENT OF OPTIONS	71

EXCHANGE PROCEDURES	71

REPRESENTATIONS AND WARRANTIES	71

CONDUCT OF BUSINESS PRIOR TO CLOSING	75

NO SOLICITATION OF COMPANY ACQUISITION PROPOSALS	78

NO CHANGE OF RECOMMENDATION	78

SHAREHOLDERS’ MEETING	78

INDEMNIFICATION; DIRECTORS’ AND OFFICERS’ INSURANCE	79

BUYER GROUP CONTRACT	79

NO KNOWLEDGE OF INACCURACIES	80

FINANCING	80

CONDITIONS TO THE MERGER	81

TERMINATION OF THE MERGER AGREEMENT	82

TERMINATION FEE AND REIMBURSEMENT OF EXPENSES	83

FEES AND EXPENSES	84

MODIFICATION OR AMENDMENT; WAIVER OF CONDITIONS	84

REMEDIES	84

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS	86

DISSENTERS’ RIGHTS	87

FINANCIAL INFORMATION	89

TRANSACTIONS IN THE SHARES AND ADSs	91

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY	93

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	95

MATERIAL PRC INCOME TAX CONSEQUENCES	98

MATERIAL CAYMAN ISLANDS TAX CONSEQUENCES	99

FUTURE SHAREHOLDER PROPOSALS	100

WHERE YOU CAN FIND MORE INFORMATION	101

ANNEX A: Agreement and Plan of Merger	A-1

ANNEX B: Opinion of Houlihan Lokey as Financial Advisor	B-1

ANNEX C: Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238	C-1

ANNEX D: Directors and Executive Officers of Each Filing Person	D-1

FORM OF PROXY CARD

FORM OF ADS VOTING INSTRUCTION CARD

SUMMARY TERM SHEET

This “Summary Term Sheet,” together with the “Questions and Answers About the Extraordinary General Meeting and the Merger,” summarizes the material information contained in the proxy statement. However, it may not contain all of the information that may be important to your consideration of the proposed merger. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers for a more complete understanding of the matters being considered at the extraordinary general meeting. In addition, this proxy statement incorporates by reference important business and financial information about the Company. You are encouraged to read all of the documents incorporated by reference into this proxy statement and you may obtain such information without charge by following the instructions in “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 101. In this proxy statement, the terms “we,” “us,” “our,” and the “Company” refer to Chemspec International Limited and its subsidiaries. All references to “dollars” and “$” in this proxy statement are to United States dollars.

The Parties Involved in the Merger

Chemspec International Limited

Chemspec International Limited, which we refer to as “Chemspec” or the “Company,” is a leading China-based contract manufacturer of highly engineered specialty chemicals, especially, fluorinated specialty chemicals. In manufacturing specialty chemicals, Chemspec also provides process design and process development services, which enable efficient and rapid production of specialty chemicals that are incorporated into the products of Chemspec’s end users. Chemspec’s customers and end users include electronics, pharmaceutical and agrochemical companies.

Our principal executive offices are located at No. 200, Wu Wei Road, Shanghai, 200331, People’s Republic of China, and our telephone number at this address is +86 (21) 6363 9090. Our registered office in the Cayman Islands is at c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands.

For a description of our history and development, business and organizational structure, see our Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

Dr. Jianhua Yang

Dr. Jianhua Yang is, and has been in the past five years, a director, chairman of the board of directors and chief executive officer of the Company. The business address for Dr. Jianhua Yang is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, China. Dr. Jianhua Yang’s telephone number is +86 (21) 6363 9090. Dr. Jianhua Yang is a PRC citizen.

Primavera

Primavera Capital (Cayman) Fund I L.P., which we refer to as “Primavera,” is a private equity fund managed by Primavera Capital Management Ltd., a China-based private investment firm which focuses on buy-out, control-oriented, and growth capital investments and was founded by Fred Zuliu Hu, the former Chairman of Greater China of the Goldman Sachs Group. Primavera’s principal executive offices are located at Suite 5801, Two International Finance Center, 8 Finance Street, Central, Hong Kong and its telephone number at this address is +852 3767 5000.

Mr. Weinian Qi

Mr. Weinian Qi is, and has been in the past five years, a director of marketing and sales of the Company. The business address for Mr. Weinian Qi is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, China. Mr. Weinian Qi’s telephone number is +86 (21) 6363 9090. Mr. Weinian Qi is a PRC citizen.

Mr. Yunlong Yuan

Mr. Yunlong Yuan was the director of Research & Development of Shanghai Chemspec Corporation between 1998 and 2007, and has been vice president of technology transfer, purchasing, and quality assurance of the Company since 2007. The business address for Mr. Yunlong Yuan is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, China. Mr. Yunlong Yuan’s telephone number is +86 (21) 6363 9090. Mr. Yunlong Yuan is a PRC citizen.

Halogen Limited

Halogen Limited, which we refer to as “Parent,” was incorporated under the laws of the Cayman Islands and was formed by Primavera SPV Ltd. and Wise Lion Limited, an entity beneficially owned by Dr. Jianhua Yang, solely for the purpose of owning the Company after the merger and arranging the related financing transactions. The registered office of Parent is located at c/o Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman KY1-1111, Cayman Islands and its telephone number is +852 3767 5000.

Halogen Mergersub Limited

Halogen Mergersub Limited, which we refer to as “Merger Sub,” was incorporated under the laws of the Cayman Islands and was formed by Parent solely for the purpose of effecting the merger. The registered office of Merger Sub is located at c/o Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman KY1-1111, Cayman Islands and its telephone number is +852 3767 5000.

The Merger (Page 70)

You are being asked to vote to approve the merger and to approve and adopt the agreement and plan of merger dated as of March 21, 2011 among the Company, Parent, Merger Sub and Dr. Jianhua Yang, pursuant to which, once the merger agreement is adopted by the requisite vote of the shareholders of the Company and the other conditions to completion of the merger are satisfied or waived in accordance with the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company in the merger. The Company, as the surviving company, will continue to do business under the name “Chemspec International Limited” following the merger and will be wholly owned by Parent. If the proposed merger is completed, the Company will cease to be a publicly traded company. A copy of the merger agreement is attached as Annex A to this proxy statement. You should read the merger agreement in its entirety because it, and not this proxy statement, is the legal document that governs the merger.

Merger Consideration (Page 70)

If the merger is completed, our shareholders, other than Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan and any person controlled by any of the foregoing, and other than our shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Companies Law, will be entitled to receive $0.1350 in cash for each of our ordinary shares, par value HK$0.01 per share (each, a “Share” and collectively, the “Shares”), owned by such shareholders or $8.10 in cash per American Depositary Share, or ADS (each of which represents 60 Shares), in each case without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement, dated as of June 29, 2009, by and among the Company, the ADS depositary, and all holders and beneficial owners of ADSs issued thereunder, referred to herein as the “Deposit Agreement”), owned by such shareholders as of the effective time of the merger. If there is no exercise of appraisal rights, the total cash consideration to be paid to the Company’s shareholders if the merger is completed will be approximately $125 million.

Each of the Shares beneficially owned by Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan or any person controlled by any of them will be cancelled and cease to exist without payment of any consideration. Shares reserved under the Company’s share incentive plan adopted as of January 1, 2008 that have been provisionally deposited with the depositary for the ADSs and are not subject to any outstanding option under the Company’s share incentive plan will be cancelled for no consideration.

At the effective time of the merger, each ordinary share of Merger Sub issued immediately prior to the effective time will be converted into one fully paid ordinary share of the surviving company. Such ordinary shares will be the only issued share capital of the surviving company at the effective time of the merger.

Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Companies Law will be cancelled for the appraised or agreed value under the Cayman Companies Law.

Treatment of Options (Page 71)

At the effective time of the merger, the surviving company will make to each holder of outstanding vested options to purchase Shares under the Company’s share incentive plan adopted as of January 1, 2008 an unconditional and irrevocable offer which, if accepted by such holder, will result in such vested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash payment equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such vested option, without interest and less any applicable withholding taxes.

At the effective time of the merger, the surviving company will make to each holder of outstanding unvested options to purchase Shares under the share incentive plan an unconditional and irrevocable offer which, if accepted by such holder, will result in such unvested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a restricted cash award in the amount equal to the number of Shares underlying such option multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the merger and any such restricted cash awards will not be transferrable. On the date that the unvested options would have become vested without giving effect to the merger, such corresponding portion of the restricted cash awards will be delivered to the holder of such restricted cash award, without interest and less any applicable withholding taxes.

Record Date and Voting (Page 66)

You are entitled to vote at the extraordinary general meeting if you have Shares registered in your name at the close of business on                     , 2011 or if you are a holder of ADSs at the close of business on                     , 2011, the Share record date and the ADS record date for voting at the extraordinary general meeting, respectively. If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than 10:00 a.m. (New York City time) on                     , 2011 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                    , 2011, the Share record date. Each outstanding Share on the Share record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. As of the Share record date, there were [•] Shares entitled to be voted at the extraordinary general meeting. If you have Shares registered in your name on the Share record date, the deadline for you to lodge your proxy card and vote is                     , 2011 at          a.m. (Shanghai time). See “Voting Information” below.

Shareholder Vote Required to Adopt the Merger Agreement (Page 66)

Adoption of the merger agreement requires the approval by (i) a special resolution, being a resolution authorising the merger passed by a majority of not less than two-thirds of such registered shareholders of the Company as, being entitled to do so, vote in person or by proxy at a general meeting of which notice specifying the intention to prepare the resolution as a special resolution has been duly given, referred to herein as a “special resolution” and (ii) an affirmative vote of shareholders representing more than 50% in value of the Shares present and voting in person or by proxy as a single class, excluding (x) any Shares beneficially owned by Dr. Jianhua Yang and any person controlled by him prior to the effective time, referred to herein as the “Founder Shares”, and (y) any Shares beneficially owned by Mr. Weinian Qi, Mr. Yunlong Yuan or any person controlled by any of the foregoing prior to the effective time, referred to herein as the “Management Shares.” We refer to the approval described in (ii) as the “majority of the minority” vote.

Based on the number of Shares expected to be outstanding on the Share record date, approximately 460,325,150 Shares owned by unaffiliated shareholders must be voted in favor of the proposal to adopt the merger agreement in order for the proposal to be approved, assuming all unaffiliated shareholders will be present and voting in person or by proxy at the extraordinary general meeting.

If your Shares are held in the name of a broker, bank or other nominee, your broker, bank or other nominee will not vote your Shares in the absence of specific instructions from you. These non-voted Shares are referred to as “broker non-votes.”

Voting Information (Page 65)

Before voting your Shares, we encourage you to read this proxy statement in its entirety, including all of the annexes, attachments, exhibits and materials incorporated by reference, and carefully consider how the merger will affect you. To ensure that your Shares can be voted at the extraordinary general meeting, please complete the enclosed proxy card in accordance with the instructions set forth on the proxy card as soon as possible. The deadline for you to lodge your proxy card is                     , 2011 at              a.m. (Shanghai time). If you hold ADSs, please complete, sign, date and return the ADS voting instructions card that accompanied this proxy statement to the ADS depositary. If a broker holds your Shares or ADSs in “street name,” your broker should provide you with instructions on how to vote your Shares or ADSs.

If you own ADSs, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs. The ADS depositary must receive such instructions no later than 10:00 a.m. (New York City time) on                     , 2011 in order to ensure your Shares are properly voted at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                     , 2011, the Share record date.

Appraisal Rights of Shareholders and ADS Holders (Page 87)

Shareholders who continue to hold their Shares in their own name until the consummation of the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

ADS HOLDERS WILL NOT HAVE THE RIGHT TO SEEK APPRAISAL AND PAYMENT OF THE FAIR VALUE OF THE SHARES UNDERLYING THEIR ADSs. THE ADS DEPOSITARY WILL NOT ATTEMPT TO PERFECT ANY APPRAISAL RIGHTS WITH RESPECT TO ANY OF THE SHARES THAT IT HOLDS, EVEN IF AN ADS HOLDER REQUESTS THE ADS DEPOSITARY TO DO SO. ADS HOLDERS WISHING TO EXERCISE APPRAISAL RIGHTS MUST SURRENDER THEIR ADSs TO THE ADS DEPOSITARY, PAY THE ADS DEPOSITARY’S FEES REQUIRED FOR SUCH SURRENDER AND BECOME THE REGISTERED HOLDERS OF SHARES BY                     , 2011. THEREAFTER, SUCH FORMER ADS HOLDERS MUST COMPLY WITH THE PROCEDURES AND REQUIREMENTS FOR EXERCISING APPRAISAL RIGHTS WITH RESPECT TO THE SHARES UNDER SECTION 238 OF THE CAYMAN COMPANIES LAW.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” as well as Annex C to this proxy statement carefully and to consult your Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Purposes and Effects of the Proposed Merger (Page 49)

ADSs representing Shares of the Company are currently listed on the NYSE under the symbol “CPC.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly-traded company and will instead become a private company beneficially owned by Dr. Jianhua Yang, Primavera, Mr. Weinian Qi and Mr. Yunlong Yuan. Following the completion of the proposed merger, our ADSs will no longer be listed on any securities exchange or quotation system, including the NYSE.

Plans for the Company after the Proposed Merger (Page 52)

After the effective time of the merger, Parent anticipates that the Company will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. The Company will no longer be subject to the Exchange Act or NYSE compliance and reporting requirements and the related direct and indirect costs and expenses.

Parent has advised the Company that, except for the transactions contemplated by the merger agreement, it does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business.

Recommendations of the Independent Committee and the Board of Directors (Page 30)

The independent committee unanimously (i) determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and deemed it advisable to enter into the merger agreement, (ii) approved the merger, the merger agreement and the other transactions contemplated thereby, and (iii) recommended that our board of directors approve and adopt the merger agreement and the transactions contemplated by the merger agreement. Based in part on the unanimous recommendation of the independent committee, our board of directors determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and approved and adopted the merger agreement and the transactions contemplated by the merger agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT. For a discussion of the material factors considered by our board of directors and the independent committee in determining to recommend the adoption of the merger agreement and in determining that the merger is substantively and procedurally fair to our unaffiliated shareholders, see “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 30 and “Special Factors—Effects of the Proposed Merger on the Company—Primary Benefits and Detriments of the Merger” beginning on page 50 for additional information.

Position of Buyer Filing Persons as to Fairness (Page 36)

We refer to Dr. Jianhua Yang, Primavera, Mr. Weinian Qi, Mr. Yunlong Yuan, Parent and Merger Sub, collectively, as the “Buyer Filing Persons.” Each of the Buyer Filing Persons believes that the merger is both procedurally and substantively fair to the Company’s unaffiliated shareholders and ADS holders. The Buyer Filing Persons’ belief is based upon the factors discussed in “Special Factors—Position of the Buyer Filing Persons as to the Fairness of the Proposed Merger” beginning on page 36 of this proxy statement.

Financing of the Merger (Page 53)

Parent estimates that the total amount of funds required to complete the merger and related transactions, including payment of fees and expenses in connection with the merger, is anticipated to be approximately $141 million, assuming no exercise of appraisal rights by shareholders of the Company. This amount is expected to be provided through a combination of (i) debt financing of up to $70 million to be funded by Standard Chartered Bank (Hong Kong) Limited, referred to herein as “Standard Chartered”, pursuant to the facility agreement among Parent, Merger Sub and Standard Chartered and (ii) equity contributions of approximately $71 million from Primavera and Dr. Jianhua Yang pursuant to their equity commitment letters. The obligation of Parent and Merger Sub to complete the merger is not conditioned on the receipt of any financing. See “Special Factors—Financing” beginning on page 53 for additional information.

Limited Guaranty (Page 55)

Primavera has agreed to guarantee 27%, and Dr. Jianhua Yang has agreed to guarantee 73%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses.

Share Ownership of the Company Directors and Officers and Voting Commitments (Page 93)

As of the record date, Dr. Jianhua Yang, our chief executive officer and chairman of our board of directors, beneficially owns approximately 55.8% of our outstanding Shares and Mr. Yunlong Yuan, an executive officer of the Company, beneficially owns approximately 1.0% of our Shares. See “Security Ownership of Certain Beneficial Owners and Management of the Company.”

Pursuant to a support agreement by and among Dr. Jianhua Yang, Credit Suisse Trust Limited, Wise Lion Limited and Primavera SPV Ltd. and a delegation of voting power letter agreement by and among Credit Suisse Trust Limited, Dr. Jianhua Yang and Primavera SPV Ltd., Dr. Jianhua Yang agreed to vote all Shares beneficially owned by him in favor of the adoption of the merger agreement. As of                     , 2011, the Share record date for the extraordinary general meeting, Dr. Jianhua Yang beneficially owns approximately 55.8% of the outstanding Shares of the Company.

Opinion of Financial Advisor to the Independent Committee (Page 42)

On March 19, 2011, Houlihan Lokey (China) Limited, or Houlihan Lokey, rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date), as to the fairness, from a financial point of view, of the $0.1350 per Share merger consideration and the $8.10 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of (i) the Founder Shares; (ii) the Management Shares; or (iii) Shares owned by shareholders who have validly exercised and have not effectively withdrawn or lost their appraisal rights under the Cayman Companies Law (the “Dissenting Shares”, and together with the Founder Shares and the Management Shares, the “Excluded Shares”)) in the merger, as of March 19, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion.

Houlihan Lokey’s opinion was directed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the independent committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters. See “Special Factors – Opinion of the Independent Committee’s Financial Advisor.”

Interests of the Company’s Executive Officers and Directors in the Merger (Page 56)

In considering the recommendations of the board of directors, the Company’s shareholders should be aware that certain of the Company’s directors and executive officers have interests in the transaction that are different from, and/or in addition to, the interest of the Company’s shareholders generally. These interests include, among others,

•	the ownership of equity interests in Parent by Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan;

•

the potential enhancement or decline of share value for Parent, of which Dr. Jianhua Yang, Primavera, Mr. Weinian Qi and Mr. Yunlong Yuan will be the beneficial owners, as a result of the merger and future performance of the surviving company;

•	the anticipated establishment of a new equity-based share incentive plan and grants of equity awards to senior management and other employees after completion of the merger;

•	cash-out of in-the-money share options held by employees, the payment of which, in the case of unvested share options, is subject to continued vesting;

•	continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company;

•

the compensation of members of the independent committee in exchange for their services in such capacity at a rate of $10,000 per month for the spokesman and $6,000 per month for each other member of the independent committee; and

•	the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions.

In addition, at the effective time of the merger, the surviving company will make to each holder of outstanding vested options to purchase Shares under the Company’s share incentive plan adopted as of January 1, 2008 an unconditional and irrevocable offer which, if accepted by such holder, will result in such vested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash payment equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such vested option, without interest and less any applicable withholding taxes.

At the effective time of the merger, the surviving company will make to each holder of outstanding unvested options to purchase Shares under the Company’s share incentive plan an unconditional and irrevocable offer which, if accepted by such holder, will result in such unvested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a restricted cash award in the amount equal to the number of Shares underlying such option multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such unvested option; provided that such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the merger and on the date that the unvested options would have become vested without giving effect to the merger, such corresponding portion of the restricted cash awards will be delivered to the holder of such restricted cash award, without interest and less any applicable withholding taxes.

As of the date of this proxy statement, the Company’s directors and executive officers and their affiliates, as a group, excluding the Founder Shares and the Management Shares, held nil Shares and an aggregate of 7,000,160 vested and unvested options to purchase Shares. Together, these securities represent 0.74% of the total Shares that are subject to purchase as part of the merger. The maximum total amount of all cash payments our directors and executive officers (excluding Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan) may receive in respect of their beneficially owned Shares if the merger is consummated is approximately $364,720, as more fully described in “Special Factors— Interests of Certain Persons in the Merger.”

See “Special Factors — Interests of Certain Persons in the Merger.” The independent committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions and recommendations with respect to the merger agreement and related matters.

Limitation on Solicitation and Considering Acquisition Proposals (Page 78)

None of the Company, any of its subsidiaries, officers or directors may (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or (ii) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal. However, prior to obtaining shareholder approval of the merger agreement, (a) if the Company receives an unsolicited acquisition proposal the Company may contact such person to clarify the terms of such acquisition proposal; (b) the Company may furnish information to and participate in discussions or negotiations with the person making the acquisition proposal if the Company’s board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal; and (c) our board of directors may approve, recommend or otherwise declare advisable an unsolicited acquisition proposal if our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is a superior proposal.

Termination of the Merger Agreement (Page 82)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

by mutual written consent of the Company and Parent;

by either of the Company or Parent, if:

•

the merger is not completed by the “termination date” (which is September 21, 2011), provided that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement;

•

any law, rule or regulation restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law, rule or regulation is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement; or

•	our shareholders do not adopt the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within 30 business days after written notice of such breach;

•

the Company has breached in any material respect any of its covenants with respect to the “no shop” and “no change of recommendation” provisions of the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured by the Company by the termination date, or if capable of being cured, has not been cured within the earlier of 10 business days after written notice of such breach or the termination date;

•

the board of directors of the Company has made a change of recommendation; the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing;

•

the Company fails to hold the extraordinary general meeting within 10 business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; or

•

all of the closing conditions are otherwise satisfied, the proceeds of the debt financing are available to be drawn down and Parent notifies the Company in writing that it does not intend to fund the merger consideration;

by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within 30 business days after written notice of such breach;

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

•

if all of the closing conditions are otherwise satisfied but the proceeds of the debt financing are not available despite due delivery by Parent of a request to the lender to draw down such proceeds; or

•

if all of the closing conditions are otherwise satisfied, (i) Parent fails to deliver a request to the lender to draw down the proceeds of the debt financing, (ii) Primavera or Dr. Jianhua Yang fails to provide their equity funding or (iii) the debt financing is unavailable due to a material breach by Parent or Merger Sub of the facility agreement.

Termination Fee (Page 83)

The Company is required to pay Parent a termination fee of $3.0 million and fees and expenses incurred by Parent of up to $2.5 million in the event the merger agreement is terminated (i) by Parent due to a material breach by the Company; (ii) by Parent if (x) the board of directors of the Company makes a change of recommendation; (y) the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or (z) the Company or the board of directors of the Company publicly announces its intention to do any of the foregoing; (iii) by Parent due to failure of the Company to hold the extraordinary general meeting within 10 business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; or (iv) by the Company prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal.

The Company is required to pay fees and expenses incurred by Parent of up to $2.5 million if the merger agreement is terminated by Parent or the Company because the shareholders’ approval is not obtained and prior to the extraordinary general meeting, the Company’s board of directors has made a change of recommendation.

Parent is required to pay the Company a termination fee of $3.0 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated (i) by the Company due to a material (but not willful or intentional) breach by Parent or Merger Sub; or (ii) by the Company if all of the closing conditions are otherwise satisfied but the proceeds of the debt financing are not available despite due delivery by Parent of a request to the lender to draw down such proceeds.

Parent is required to pay the Company a termination fee of $4.5 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated (i) by the Company due to a material willful or intentional breach by Parent or Merger Sub; or (ii) by the Company if all of the closing conditions are otherwise satisfied, but (x) Parent fails to deliver a request to the lender to draw down the proceeds of the debt financing, (y) Primavera or Dr. Jianhua Yang fails to provide their equity funding or (z) the debt financing is unavailable due to a material breach by Parent or Merger Sub of the facility agreement.

Parent is required to pay the Company a termination fee of $6.5 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated by Parent if all of the closing conditions are otherwise satisfied, the proceeds of the debt financing are available to be drawn down and Parent notifies the Company in writing that it does not intend to fund the merger consideration.

Material U.S. Federal Income Tax Consequences (Page 95)

The receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local and other tax laws. See “Material U.S. Federal Income Tax Consequences” beginning on page 95. The tax consequences of the merger to you will depend upon your own personal circumstances. You should consult your tax advisors for a full understanding of the U.S. federal, state, local, foreign and other tax consequences of the merger to you.

Material PRC Income Tax Consequences (Page 98)

The Company does not believe that it should be considered a resident enterprise under the PRC Enterprise Income Tax Law (the “EIT Law”) or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such Shares and ADSs that are not PRC residents. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax, then gain recognized on the receipt of cash for our Shares or ADSs pursuant to the merger by our shareholders or ADS holders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences. See “Material PRC Income Tax Consequences” beginning on page 98.

Material Cayman Islands Tax Consequences (Page 99)

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will be payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (ii) registration fees will be payable to the Registrar of Companies to register the plan of merger. See “Material Cayman Islands Tax Consequences” beginning on page 99.

Regulatory Matters (Page 60)

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Accounting Treatment of the Merger (Page 60)

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues.”

Conditions to the Merger (Page 81)

The consummation of the merger is subject to the satisfaction of the following conditions:

•	the merger agreement and merger being approved by the shareholders at the extraordinary general meeting; and

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, rule or regulation that is in effect which restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect (as defined in the merger agreement) exception;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing date;

•	since the date of the merger agreement, no change, event, circumstance or development having occurred that has had, or would reasonably be expected to have, a material adverse effect; and

•	our shareholders holding not more than 10% of the outstanding Shares having validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a materiality exception; and

•	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Market Price of the Company ADS (Page 63)

The closing price of the Company’s ADSs on the NYSE on November 10, 2010, the last trading date prior to the announcement of the proposed merger transaction, was $6.32 per ADS. The merger consideration of $8.10 per ADS to be paid in the merger represents a premium of approximately 28.2% to that closing price.

Fees and Expenses (Page 59)

If the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE EXTRAORDINARY GENERAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the extraordinary general meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is a going private transaction pursuant to which Merger Sub will merge with and into the Company. Once the merger agreement is approved by the shareholders of the Company and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company, with the Company continuing as the surviving company after the merger. If the merger is completed, the Company will continue its operations as a privately held company owned solely by Parent, and as a result of the merger, the ADSs will no longer be listed on the NYSE, and the Company will cease to be a public company and the American Depositary Shares program for the ADSs will terminate.

Q:	What will I receive in the merger?

A:	If you own Shares and the merger is completed, you will be entitled to receive $0.1350 in cash, without interest, for each Share you own as of the effective time of the merger (unless you validly exercise and have not effectively withdrawn or lost your appraisal rights under Section 238 of the Cayman Companies Law with respect to the merger, in which event you may be entitled to the value of each share appraised pursuant to the Cayman Companies Law).

If you own ADSs and the merger is completed, you will be entitled to receive $8.10 per ADS in cash, without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement), for each ADS you own as of the effective time of the merger unless you (i) surrender your ADS to the ADS depositary, pay the ADS depositary’s fees required for such surrender and become a holder of Shares by                     , 2011 and (ii) comply with the procedures and requirements for exercising appraisal rights for the Shares under Section 238 of the Cayman Companies Law.

See “Material U.S. Federal Income Tax Consequences,” “Material PRC Income Tax Consequences” and “Material Cayman Islands Tax Consequences” beginning on page 95 for a more detailed description of the tax consequences of the proposed merger. You should consult with your own tax advisor for a full understanding of how the proposed merger will affect your U.S. federal, state, local and/or foreign taxes.

Q:	What vote of our shareholders is required to adopt the merger agreement?

A:	Adoption of the merger agreement requires the approval by (i) a special resolution and (ii) an affirmative vote of shareholders representing more than 50% in value of the Shares present and voting in person or by proxy as a single class at the extraordinary general meeting, excluding (x) any Shares beneficially owned by Dr. Jianhua Yang and any person controlled by him prior to the effective time of the merger, and (y) any Shares beneficially owned by Mr. Weinian Qi, Mr. Yunlong Yuan or any person controlled by any of the foregoing prior to the effective time of the merger.

At the close of business on                     , 2011, the Share record date for the extraordinary general meeting, [•] Shares were outstanding and entitled to vote at the extraordinary general meeting.

Q:	How will the Company’s stock options be treated in the merger?

A:	If the merger is completed, the surviving company will make to each holder of outstanding vested options to purchase Shares under the Company’s share incentive plan adopted as of January 1, 2008 an unconditional and irrevocable offer which, if accepted by such holder, will result in such vested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a cash payment equal to the number of Shares underlying such option immediately prior to the effective time of the merger multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such vested option, without interest and less any applicable withholding taxes. The surviving company will make to each holder of outstanding unvested options to purchase Shares under the Company’s share incentive plan an unconditional and irrevocable offer which, if accepted by such holder, will result in such unvested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time of the merger, a restricted cash award in the amount equal to the number of Shares underlying such option multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the merger and any such restricted cash awards will not be transferrable. On the date that the unvested options would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award will be delivered to the holder of such restricted cash award, without interest and less any applicable withholding taxes.

Q:	After the merger is completed, how will I receive the cash for my Shares?

A.	As soon as practicable after the merger is completed, a paying agent appointed by Parent will mail you written instructions on how to receive the per Share merger consideration of $0.1350 in cash without interest. You will receive cash for your Shares from the paying agent after you comply with these instructions.

If your Shares are represented by share certificates, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Companies Law, upon a surrender of the share certificates (or affidavit and indemnity of loss in lieu of the share certificates), the paying agent will send to you the per Share merger consideration of $0.1350 in cash, without interest, in exchange for the cancellation of your share certificates after completion of the merger. If you hold your Shares in book-entry form, that is, without a share certificate, unless you validly exercise and have not effectively withdrawn or lost your appraisal rights in accordance with Section 238 of the Cayman Companies Law, the paying agent will automatically send to you the per Share merger consideration of $0.1350 in cash, without interest, in exchange for the cancellation of your Shares after completion of the merger. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the share certificate will be issued to such transferee if the share certificates (if any) which immediately prior to the effective time represented such Shares are presented to the paying agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

If your Shares of the Company are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee on how to surrender your Shares and receive the merger consideration for those Shares.

Q:	After the merger is completed, how will I receive the cash for my ADSs?

If you own ADSs, as soon as practicable after the merger is completed, the ADS depositary will call for the surrender of all ADSs for delivery of the merger consideration. Upon the surrender of ADSs, the ADS depositary will pay to the surrendering person $8.10 per ADS in cash without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement). The ADS depositary has no obligation to make payment of the ADS merger consideration unless it is in receipt of payment of the 5¢ per ADS cancellation fee.

If your ADSs are represented by certificates, also referred to as American depositary receipts or ADRs, unless you have surrendered your ADRs to the ADS depositary for cancellation prior to the effective time of the merger, upon your surrender of the ADRs (or an affidavit and indemnity of loss in lieu of the ADRs) together with a duly completed letter of transmittal (which will be supplied to you by the ADS depositary after the effective time of the merger), the ADS depositary will send to you a cheque for the per ADS merger consideration of $8.10 in cash, without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement), in exchange for the cancellation of your ADRs after the completion of the merger. If you hold your ADSs in un-certificated form, that is, without an ADR, unless you have surrendered your ADSs to the ADS depositary for cancellation prior to the effective time of the merger, the ADS depositary will automatically send to you a cheque for the per ADS merger consideration of $8.10 in cash, without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement), in exchange for the cancellation of your ADSs after the completion of the merger. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from you a duly completed and signed U.S. Internal Revenue Service Form W-8 or W-9. In the event of a transfer of ownership of ADSs that is not registered in the register of ADS holders maintained by the ADS depositary, the cheque for any cash to be exchanged upon cancellation of the ADSs will be issued to such transferee if the ADSs are presented to the ADS depositary, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable ADS transfer taxes have been paid or are not applicable. The per ADS merger consideration may be subject to backup withholding taxes if the ADS depositary has not received from the transferee a duly completed and signed U.S. Internal Revenue Service Form W-8 or W-9.

If your ADSs are held in “street name” by your broker, bank or other nominee, you will not be required to take any action to receive the merger consideration as the ADS depositary will arrange for the surrender of the ADSs and the remittance of the per ADS merger consideration with The Depository Trust Company (the clearance and settlement system for the ADSs) for distribution to your broker, bank or nominee on your behalf. If you have any questions concerning the receipt of the per ADS merger consideration, please contact your broker, bank or nominee.

Q:	Where and when will the extraordinary general meeting be held?

A:	The extraordinary general meeting will take place at , on , 2011, starting at , a.m. Shanghai time.

Q:	What matters will be voted on at the extraordinary general meeting?

A:	You will be asked to consider and vote on the following proposals:

•	to approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; and

•

to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting;

Q:	How does the Company’s board of directors recommend that I vote on the proposals?

A:	After careful consideration and upon the unanimous recommendation of the independent committee, our board of directors, by a unanimous vote, recommends that you vote:

•	FOR the proposal to approve the merger and approve and adopt the merger agreement and the other transactions contemplated thereby; and

•

FOR the proposal to approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.

You should read “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” beginning on page 30 for a discussion of the factors that our independent committee and board of directors considered in deciding to recommend the adoption of the merger agreement. In addition, in considering the recommendation of our independent committee and board of directors with respect to the merger agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56.

Q:	Who is entitled to vote at the extraordinary general meeting?

A:	The Share record date for voting at the extraordinary general meeting is , 2011. Only shareholders entered in the register of members of the Company at the close of business on the Share record date are entitled to vote at the extraordinary general meeting or any adjournment thereof. The record date for ADS holders entitled to instruct the ADS depositary to vote at the extraordinary general meeting is , 2011. Only ADS holders of the Company on the ADS record date are entitled to instruct the ADS depositary to vote at the extraordinary general meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on , 2011, the Share record date.

Q:	What constitutes a quorum for the extraordinary general meeting?

A:	The presence, in person or by proxy, of shareholders representing at least half of the Company’s outstanding voting Shares on the Share record date will constitute a quorum for the extraordinary general meeting.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible and currently expect the merger to close in the third quarter of 2011. In order to complete the merger, we must obtain shareholder approval of the merger at the extraordinary general meeting and the other closing conditions under the merger agreement must be satisfied or waived, as permitted by law.

Q:	What happens if the merger is not completed?

A:	If the merger and merger agreement are not approved by our shareholders, or if the merger is not completed for any other reason, our shareholders will not receive any payment for their Shares or ADSs pursuant to the merger agreement nor will the holders of any share options receive payment in respect of such share options. In addition, the Company will remain a public company. The Company’s ADSs will continue to be listed and traded on the NYSE, provided that the Company continues to meet the NYSE’s listing requirements. In addition, the Company will remain subject to SEC reporting obligations.

Under specified circumstances, the Company may be required to pay Parent a termination fee and/or reimburse Parent for its expenses, or Parent may be required to pay the Company a termination fee and/or reimburse the Company for its expenses, in each case, as described in “The Merger Agreement—Termination Fee and Reimbursement of Expenses” beginning on page 83.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, exhibits, attachments and the other documents referred to or incorporated by reference herein and to consider how the merger affects you as a shareholder. After you have done so, please vote as soon as possible.

Q:	How do I vote if Shares are registered in my name?

A:	If Shares are registered in your name (that is, you do not hold ADSs) as of the Share record date for shareholder voting, you should simply indicate on your proxy card how you want to vote, and sign and mail your proxy card in the enclosed return envelope as soon as possible but in any event at least 48 hours before the time of the extraordinary general meeting so that your Shares will be represented and may be voted at the extraordinary general meeting.

Alternatively, you can attend the extraordinary general meeting and vote in person. If you decide to sign and send in your proxy card, and do not indicate how you want to vote, the Shares represented by your proxy will be voted FOR the approval of the merger and the approval and adoption of the merger agreement and the other transactions contemplated thereby and FOR the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless you appoint a person other than the chairman of the meeting as proxy, in which case the Shares represented by your proxy card will be voted (or not submitted for voting) as your proxy determines. If your Shares are held by your broker, bank or other nominee, see below.

Q:	How do I vote if I own ADSs?

A:	If you own ADSs as of the close of business on , 2011, you cannot attend or vote at the meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying your ADSs) how to vote the Shares underlying your ADSs by completing and signing the enclosed ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 10:00 a.m. (New York time) on , 2011. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If the ADS depositary timely receives valid voting instructions from an ADS holder which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS holder, such ADS holder will be deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. The Company reserves, in its sole discretion, the right under Section 4.10(b) of the Deposit Agreement, to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the close of business on , 2011. Under the terms of the Deposit Agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the holders of ADSs or on the Company’s shareholders. The ADS depositary will, in accordance with the terms of the Deposit Agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the holders of ADSs or on the Company’s shareholders. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on , 2011, the Share record date. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote. If your ADSs are held by your broker, bank or other nominee, see below.

Q:	If my Shares or my ADSs are held in a brokerage account, will my broker vote my Shares on my behalf?

A:	Your broker, bank or other nominee will only vote your Shares on your behalf or give voting instructions with respect to the Shares underlying your ADSs if you instruct it how to vote. Therefore, it is important that you promptly follow the directions provided by your broker, bank or nominee regarding how to instruct it to vote your Shares or the Shares represented by your ADSs. If you do not instruct your broker, bank or other nominee how to vote your Shares that it holds, either directly or in ADS form, those Shares may not be voted.

Q:	What will happen if I abstain from voting or fail to vote on the proposal to adopt the merger agreement?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, dealer, commercial bank, trust company or other nominee, your vote will not be counted; provided, that the Company has informed the ADS depositary that it reserves, in its sole discretion, the right under Section 4.10(b) of the Deposit Agreement to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the close of business on , 2011. Under the terms of the Deposit Agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the holders of ADSs or on the Company’s shareholders. The ADS depositary will, in accordance with the terms of the Deposit Agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the holders of ADSs or on the Company’s shareholders.

Q:	May I change my vote?

A:	Holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to [Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China].

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•

Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. (New York time) on                     , 2011. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instructions by written notice of revocation timely delivered to the ADS depositary.

•	Second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Q:	Should I send in my share certificates or my ADSs now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your share certificates or your ADRs for the merger consideration. If your Shares or your ADSs are held in “street name” by your broker, bank or other nominee you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your share certificates or ADSs in exchange for the merger consideration. Please do not send your certificates in now.

All holders of uncertificated Shares and uncertificated ADSs (i.e., holders whose Shares or ADSs are held in book entry) will automatically receive their cash consideration shortly after the merger is completed without any further action required on the part of such holders.

Similarly, you should not send in the ADRs that represent your ADSs at this time. Promptly after the merger is completed, the ADS depositary will call for the surrender of all ADSs for delivery of the merger consideration. ADS owners will be receiving a notice from the ADS depositary relating to the foregoing.

Q:	What happens if I sell my Shares or ADSs before the extraordinary general meeting?

A:	The record date for voting at the extraordinary general meeting is earlier than the date of the extraordinary general meeting and the date that the merger is expected to be completed. If you transfer your Shares of the Company after the record date for voting but before the extraordinary general meeting, you will retain your right to vote at the extraordinary general meeting unless you have given, and not revoked, a proxy to your purchaser, but will transfer the right to receive the per Share merger consideration of $0.1350 in cash without interest to the person to whom you transfer your Shares, so long as such person is registered as the owner of such Shares when the merger is completed. In such case, your vote is still very important and you are encouraged to vote.

The record date of ADSs for the extraordinary general meeting is                     , 2011. If you transfer your ADSs after the ADS record date but before the extraordinary general meeting, you will retain your right to instruct the ADS depositary to vote at the extraordinary general meeting, but will transfer the right to receive the per ADS merger consideration of $8.10 in cash without interest (less 5¢ per ADS cancellation fees payable by holders of ADSs pursuant to the Deposit Agreement) to the person to whom you transfer your ADSs, so long as such person owns such ADSs when the merger is completed.

Q:	Do shareholders have appraisal rights?

A:	Yes. Shareholders who continue to hold their Shares until the consummation of the merger will have the right to seek appraisal and payment of the fair value of their Shares if the merger is completed, but only if they deliver to the Company, before the vote is taken, a written objection to the merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of appraisal rights. The fair value of your Shares as determined under that statute could be more than, the same as, or less than the merger consideration you would receive pursuant to the merger agreement if you did not exercise appraisal rights with respect to your Shares.

ADS holders will not have the right to seek appraisal and payment of the fair value of the Shares underlying their ADSs. The ADS depositary will not attempt to perfect any dissenters’ rights with respect to any of the Shares that it holds, even if an ADS holder requests the ADS depositary to do so. ADS holders wishing to exercise appraisal rights must surrender their ADSs to the ADS depositary, pay the ADS depositary’s fees required for such surrender and become registered holders of Shares by                     , 2011. Thereafter, such former ADS holders must comply with the procedures and requirements for exercising dissenter and appraisal rights with respect to the Shares under Section 238 of the Cayman Companies Law.

We encourage you to read the section of this proxy statement entitled “Dissenters’ Rights” beginning on page 87 as well as “Annex C—Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised)—Section 238” to this proxy statement carefully and to consult your own Cayman Islands legal counsel if you desire to exercise your appraisal rights.

Q:	If I own ADSs and seek to perfect appraisal rights, how do I convert my ADSs to Shares, and when is the deadline for completing the conversion of ADSs to Shares?

A:	If you own ADSs and wish to exercise appraisal rights, you must surrender your ADSs at the ADS depositary’s office at 111 Wall Street, New York, New York 10013. Upon payment of its fees, including the applicable ADS surrender fee, and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees by the ADS holder, the ADS depositary will transfer the Shares and any other deposited securities underlying the ADSs to such ADS holder or a person designated by such ADS holder and arrange for the certificates evidencing the Shares (and, if applicable, other deposited securities) to be available at the office of Citibank, N.A., Hong Kong branch, the custodian in Hong Kong.

The deadline for surrendering ADSs to the ADS depositary for these purposes is                     , 2011.

You must become a registered holder of your shares and lodge a written notice of objection to the plan of merger prior to the extraordinary general meeting.

Q:	Will any proxy solicitors be used in connection with the extraordinary general meeting?

A:	Yes. To assist in the solicitation of proxies, the Company has engaged Okapi Partners LLC as its proxy solicitor.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact Okapi Partners LLC, our proxy solicitor, toll free at +1 855 208-8903 (or +1 212 297 0720 outside of the United States).

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from those of other shareholders?

A:	Yes. Other interests of Dr. Jianhua Yang, the Company’s chief executive officer and chairman of our board of directors, and some of the Company’s other directors and executive officers include: (a) the ownership of equity interests in Parent by Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan; (b) the potential enhancement or decline of share value for Parent, of which Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan will be the beneficial owners, as a result of the merger and future performance of the surviving company; (c) the anticipated establishment of a new equity-based share incentive plan and grants of equity awards to senior management and other employees after completion of the merger; (d) cash-out of in-the-money share options held by employees, the payment of which, in the case of unvested share options, is subject to continued vesting; (e) continued indemnification and advancement rights and directors and officers liability insurance to be provided by the surviving company to former directors and officers of the Company; (f) the compensation of members of the independent committee of our board of directors in exchange for their services in such capacity at a rate of $10,000 per month for the spokesman and $6,000 per month for each other member of the independent committee; and (g) the continuation of service of the executive officers of the Company with the surviving company in positions that are substantially similar to their current positions. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 for a more detailed discussion of how some of our Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

Q:	How will our directors and executive officers vote on the proposal to adopt the merger agreement?

A:	Pursuant to a support agreement by and among Dr. Jianhua Yang, Credit Suisse Trust Limited, Wise Lion Limited and Primavera SPV Ltd. and a delegation of voting power letter agreement by and among Credit Suisse Trust Limited, Dr. Jianhua Yang and Primavera SPV Ltd., Dr. Jianhua Yang agreed to vote all of the Shares beneficially owned by him in favor of the adoption of the merger agreement. As of , 2011, the Share record date for the extraordinary general meeting, Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan beneficially owned, in the aggregate, 1,242,540,441 Shares of the Company, or collectively approximately 57.4% of the outstanding Shares of the Company.

SPECIAL FACTORS

Background of the Proposed Merger

On September 7, 2010, Dr. Jianhua Yang met with representatives of Primavera Capital Management Ltd. Representatives of Primavera Capital Management Ltd. raised the possibility of a going private transaction with Dr. Jianhua Yang, and Dr. Jianhua Yang expressed his interest in exploring the possibility.

On October 11, 2010 Dr. Jianhua Yang met with Dr. David Tang, at the time a director and the Company’s interim chief financial officer and executive vice president of marketing and sales, in Dr. Jianhua Yang’s office. During this meeting, Dr. Jianhua Yang told Dr. David Tang that he was exploring the possibility of a going private transaction. No details regarding the terms or the timing of the possible transaction were discussed. Dr. Tang and Dr. Jianhua Yang discussed that, in light of this development, it would be appropriate to suspend the Company’s share repurchase program.

On October 12, 2010, Dr. David Tang contacted Credit Suisse Securities (USA) LLC, the broker for the Company’s repurchase program, about suspending the Company’s repurchase program. Dr. Tang did not disclose the reason for the suspension.

On October 13, 2010, Dr. Jianhua Yang contacted Simpson Thacher & Bartlett LLP (“Simpson Thacher”) about possibly retaining Simpson Thacher to provide legal services to the Company in connection with a potential going private transaction.

In mid-October 2010, Dr. Jianhua Yang and Mr. Zixin Wang, who at the time was, and currently is, our vice president for finance, administration and human resources and currently is a director of the Company, met with representatives of a potential lender (“Lender A”) to discuss, in general terms, the process for a potential going private transaction and the role of a lender in providing financing for such a transaction.

On October 30, 2010, Dr. Jianhua Yang and Mr. Zixin Wang met with Simpson Thacher in Shanghai to discuss additional details regarding the process for a potential transaction.

On November 2, 2010, Dr. Jianhua Yang discussed the potential transaction with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”).

During the week of November 2, 2010, Dr. Jianhua Yang met again with representatives of Lender A in Shanghai to discuss Lender A’s possible role in providing financing for the potential transaction. Discussions with Lender A ended without an agreement and there were no further conversations with Lender A in connection with the proposed transaction.

On November 2, 2010, representatives of Primavera had an initial discussion with representatives of Standard Chartered Bank (Hong Kong) Limited (“Standard Chartered”) with respect to potential financing on a “no-name” basis.

On November 5, 2010, a meeting of the board of directors was held in Taipei, Taiwan. After the conclusion of the official meeting, Dr. Jianhua Yang told members of the board of directors that he was exploring the possibility of a going private transaction. No specific terms or conditions of the potential transaction were discussed with the members of the board at this time.

From October 2010 until November 6, 2010, representatives of Primavera had several additional meetings with Dr. Jianhua Yang to discuss the potential transaction.

On November 6, 2010 Dr. Jianhua Yang and Mr. Zixin Wang met with Skadden to discuss the proposed transaction. Dr. Jianhua Yang and Mr. Zixin Wang separately met with representatives of Primavera and discussed in broad terms the conditions and terms of the proposed transaction. Later that day, Dr. Jianhua Yang, Mr. Zixin Wang and representatives of Primavera held a conference call with Standard Chartered. During the conference call, representatives of Primavera introduced Standard Chartered as a potential financing party to Dr. Jianhua Yang. No specific financing terms were discussed.

Shortly after the discussion between Dr. Jianhua Yang and representatives of Primavera on November 6, 2010, Dr. Jianhua Yang retained Skadden and Primavera retained Latham & Watkins LLP (“Latham”) as their respective U.S. legal counsels to advise on the potential going private transaction.

On November 8, 2010 the board of directors participated in a conference call to discuss potential candidates for the position of chief financial officer. During this call, Dr. Jianhua Yang indicated that he was unsure at this time whether or when he would proceed with a going private transaction.

From November 6 to November 16, representatives of Primavera discussed debt financing for the proposed transaction with Standard Chartered and other potential sources of debt financing.

In the first week of November, Latham commenced preparing a preliminary draft of a consortium agreement between Dr. Jianhua Yang and an affiliate of Primavera. On November 3, 2010, representatives of Primavera provided Dr. Jianhua Yang with the first draft of the consortium agreement. From November 3 to November 22, Dr. Jianhua Yang and representatives of Primavera, Latham and Skadden negotiated the terms of the consortium agreement.

From November 6, 2010 to November 11, 2010, Skadden prepared, and together with Dr. Jianhua Yang, finalized the going private transaction proposal to the Company’s board of directors.

On November 11, 2010, Dr. Jianhua Yang called a meeting of the board of directors, in which he disclosed the details and terms of the potential going private transaction. Dr. Jianhua Yang informed the board that he expected to finalize the financing arrangements relating to the proposal in the weeks ahead and that he had not yet entered into any agreement, including any confidentiality agreement, with any investment fund. Thereafter, Simpson Thacher and Maples and Calder (“Maples”), the Company’s Cayman Islands counsel, discussed the board’s fiduciary duties under U.S. and Cayman Islands law, respectively, and the possibility of forming an independent committee to independently evaluate the proposal. Dr. Jianhua Yang expressed his support for establishing an independent committee and left the meeting in order for the board to continue their deliberations. The board discussed establishing an independent committee. Following this discussion, Dr. David Tang announced to the board that, as he had discussed with the board members previously, he was retiring from his position as director, interim chief financial officer and executive vice president of marketing and sales for family reasons. The board accepted Dr. Tang’s resignation and agreed that his retirement would be announced the same day.

Following the meeting of the board of directors, Dr. Jianhua Yang provided the board with a formal proposal letter, dated November 11, 2010, describing the proposed terms of the potential transaction. The proposal letter contained an offer to acquire all of the outstanding Shares of the Company not currently owned by Dr. Jianhua Yang, certain members of the management and their affiliates in a going private transaction for $8.00 per ADS or $0.1333 per ordinary share in cash subject to certain conditions. The proposal letter also stated that Dr. Jianhua Yang believed the offer represented a premium of 26.6% to the Company’s closing price on November 10, 2010 and a premium of 27.6% to the volume weighted average closing price during the 30 consecutive trading days ending on November 10, 2010. The proposal contemplated structuring the proposed transaction as a merger of the Company with an acquisition vehicle to be incorporated in the Cayman Islands. The proposal also stated that Dr. Jianhua Yang was in discussions with an investment fund that had expressed interest in providing equity financing and that he intended to engage a financial advisor to arrange additional financing for the acquisition.

On November 12, 2010, the board decided by written resolution that it was in the best interests of the Company to form an independent committee, then consisting of the board’s independent directors, Messrs. Kevin Wu, Zuowei Xie and Ted T. Lee, who would serve as the spokesman of the committee, to (i) consider the proposal from Dr. Jianhua Yang and the transactions contemplated thereby and whether the offer is in the best interest of the other shareholders, (ii) make such reports and recommendations to the board of directors as the independent committee considers appropriate; (iii) execute any documentation for and on behalf of the Company; (iv) appoint professional advisors to assist the independent committee on any matter and (v) exercise any other power that the independent committee may deem necessary to fulfill its duties in connection with the transactions contemplated by the proposal. Thereafter, the independent committee interviewed several law firms to serve as its independent, U.S. legal advisor, and decided to retain Shearman & Sterling LLP (“Shearman & Sterling”). The independent committee also began the process of identifying a financial advisor and informally discussed among the members of the independent committee the possible positive and negative qualifications of candidates for that role.

On November 16, 2010, Dr. Jianhua Yang and representatives of Primavera received a letter (the “Standard Chartered Letter”) dated November 15, 2010, issued by Standard Chartered indicating that Standard Chartered was highly confident, subject to certain conditions, of its ability to underwrite, through a senior secured credit facility, a portion of the funds that would be required for the proposed transaction.

On November 22, 2010, Dr. Jianhua Yang and Primavera Capital Management Ltd. signed the consortium agreement, pursuant to which Dr. Jianhua Yang and Primavera Capital Management Ltd. agreed to participate, on an exclusive basis, in a potential going private transaction involving the Company.

On November 24, 2010, the board of directors received a letter from Dr. Jianhua Yang informing them that he had received the Standard Chartered Letter from Standard Chartered and had executed the consortium agreement with Primavera Capital Management Ltd.

On November 29, 2010, a meeting of the board of directors was called to discuss the progress that the independent committee had made in its work. At the meeting, the board discussed the lack of communication between management and the independent committee and the composition of the independent committee. The board further discussed the possibility of electing new independent directors who had sufficient experience relating to a going private transaction to serve on the independent committee. Following the meeting, Mr. Ted T. Lee resigned from the board of directors and the independent committee, and thereafter, the independent committee briefly put on hold the process of selecting a financial advisor while the board of directors considered suitable replacements who had relevant experience to serve on the independent committee.

On December 1, 2010, a telephonic meeting of the board of directors was called. At the meeting, the board accepted Mr. Ted T. Lee’s resignation, determined it was in the best interests of the Company to increase the number of directors of the board from five to six directors, and elected Messrs. Qian Zhao, Hai Mi and Zixin Wang to the board of directors. In addition, the board designated Messrs. Qian Zhao and Hai Mi as independent directors and elected Messrs. Qian Zhao and Hai Mi to serve on the independent committee given their relevant experience and qualifications. The independent committee then consisted of Messrs. Kevin Wu, Zuowei Xie, Hai Mi and Qian Zhao, who would serve as the committee’s spokesman.

On December 3, 2010, the independent committee had an initial organizational telephonic meeting with Shearman & Sterling. At the meeting, (i) representatives of Shearman & Sterling advised the independent committee of best practices in going private transactions; (ii) the independent committee reviewed the engagement letter proposal presented by Maples and considered and approved the engagement of Maples as its Cayman Islands counsel; (iii) the independent committee and representatives of Shearman & Sterling discussed the engagement by the independent committee of a financial advisor; and (iv) the representatives of Shearman & Sterling and the independent committee discussed the confidentiality agreement provided by representatives of Primavera to the Company. Following the telephonic meeting, the independent committee instructed Shearman & Sterling to contact potential financial advisors to solicit their proposals.

On December 7, 2010, Messrs. Qian Zhao and Hai Mi, as members of the independent committee, Mr. Zixin Wang, representatives of Primavera, Shearman & Sterling, Skadden, Latham and Simpson Thacher held a meeting in Shanghai at Shearman & Sterling’s offices with some parties participating telephonically, including Messrs. Zuowei Xie and Kevin Wu, the other two members of the independent committee. At the meeting, the parties discussed, among other matters, (i) the due diligence to be conducted by Primavera and arrangement of a data room by the Company; (ii) the proposed transaction timetable; and (iii) the ability of the consortium to obtain adequate financing to consummate the transaction. On the same day, the independent committee also retained Maples to serve as its Cayman Islands legal counsel and the Company and an affiliate of Primavera entered into a confidentiality agreement. After the in-person meeting, the independent committee also had a telephonic meeting with Shearman & Sterling to discuss the proposals submitted by potential financial advisors.

On December 8, 2010, the independent committee conducted telephone interviews with three potential financial advisors. After considering the presentations made by each investment bank, including their respective reputation, experience in the context of going private transactions, experience with China-based companies, fee proposal, knowledge of the relevant industry, relevant qualifications and whether any past, current, or future conflicts or other circumstances would undermine the adviser’s ability to assess objectively the fairness of the transaction.

On December 9, 2010, following the independent committee’s consideration of potential financial advisors, the independent committee chose Houlihan Lokey to act as its independent financial advisor as a result of its industry experience and expertise and the independent committee’s determination of Houlihan Lokey’s independence from the Company, Dr. Jianhua Yang and Primavera.

On December 16, 2010, the Company began making information available to Primavera, Houlihan Lokey and their respective counsels via an online data room in response to their due diligence request lists.

On December 23, 2010, Messrs. Qian Zhao, Zuowei Xie, Hai Mi, representatives of Houlihan Lokey, Shearman & Sterling and O’Melveny & Myers LLP (“OMM”), Houlihan Lokey’s U.S. legal counsel held a meeting in Shanghai. Mr. Kevin Wu, Maples and Shearman & Sterling participated by phone. At the meeting, representatives of Maples advised the independent committee members of their fiduciary duties under Cayman Islands law. In addition, representatives of Houlihan Lokey updated the independent committee on the status of their financial due diligence. At the meeting, the independent committee directed Houlihan Lokey to contact Dr. Jianhua Yang through his advisors to inquire if Dr. Jianhua Yang would be interested in selling his shares to any third party as an alternative to the going private transaction proposed by him.

On January 17, 2011, Messrs. Qian Zhao, Zuowei Xie, Hai Mi, representatives of Houlihan Lokey, Shearman & Sterling and Maples held a meeting in Hong Kong with Mr. Kevin Wu participating telephonically. Maples reiterated its previous discussion of directors’ fiduciary duties under Cayman Islands law. The representatives of Houlihan Lokey updated the independent committee on the status of their financial due diligence and informed the independent committee of different valuation methodologies typically used in conducting financial analysis for this purpose. During the meeting, the independent committee asked questions about valuation methods and discussed their views on comparable companies and positioning of the Company in the market. Houlihan Lokey also reported back to the independent committee that in response to the independent committee’s inquiry, Dr. Jianhua Yang had indicated through his advisers that he did not intend to dispose of his shares to any third party as an alternative to the going private transaction proposed by him. Based on the discussions with its advisors, the independent committee (i) determined not to conduct a market check given that Dr. Jianhua Yang would not sell his controlling stake in the Company to any third party under any circumstances; and (ii) authorized Houlihan Lokey to open discussions with Dr. Jianhua Yang and Primavera regarding the offer price, and to seek a better offer price from Dr. Jianhua Yang and Primavera.

On January 26, 2011, Skadden provided an initial draft of the merger agreement to the independent committee and Shearman & Sterling.

On January 30, 2011, Simpson Thacher provided Shearman & Sterling with comments from the Company’s management (excluding Dr. Jianhua Yang, Mr. Yunlong Yuan and Mr. Weinian Qi) on the draft merger agreement based on the Company management’s review of the agreement.

On February 1, 2011, Shearman & Sterling provided a material issues list based on its review of the merger agreement to the independent committee, Houlihan Lokey and OMM.

On February 9, 2011, all members of the independent committee and representatives of Houlihan Lokey, Shearman & Sterling, OMM and Maples attended a meeting in Hong Kong. Maples reiterated its previous discussions of directors’ fiduciary duties under the Cayman Islands law. The independent committee and the representatives of Houlihan Lokey, Shearman & Sterling and Maples then discussed certain key terms in the draft merger agreement, the respective advantages and disadvantages, and the proposed position of the independent committee as to those terms. Among the matters discussed were certainty of closing, the ability of the Company to specifically enforce the merger agreement, the amount of the termination and reverse termination fees and related triggering events, that the obligations of Parent and Merger Sub be backstopped by creditworthy parties, and conditioning the merger on a majority vote of public minority shareholders not affiliated with the Buyer Filing Persons (a “majority of the minority” vote). The representatives of Houlihan Lokey also updated the independent committee on the status of their financial valuation of the Company. After a lengthy discussion in which Houlihan Lokey and Shearman & Sterling answered questions posed by members of the independent committee, the independent committee instructed Houlihan Lokey and Shearman & Sterling to engage in financial and legal negotiations with Dr. Jianhua Yang and Primavera. Following the meeting, Shearman & Sterling provided a revised draft of the merger agreement to Skadden reflecting the independent committee’s positions. Houlihan Lokey, as instructed by the independent committee, had separate negotiations with Dr. Jianhua Yang and Primavera to seek to increase the offer price of $8.00 per ADS.

On February 10, 2011, at Houlihan Lokey’s request, the Company sent selected unaudited 2010 financials and management’s financial projections for fiscal year 2011 to Houlihan Lokey and placed these projections in the online data room, where they could be accessed by the independent committee and Primavera and their respective advisors.

On February 14, 2011, representatives of Primavera, Latham, Skadden and Conyers, Dill & Pearman (“Conyers”) contacted representatives of Shearman & Sterling to identify certain key issues in the revised merger agreement circulated by Shearman & Sterling, including without limitation, the requisite voting requirements under Cayman Islands law, the “majority of the minority” voting provision, the amount of the termination fee and reverse termination fee, and the financing provisions.

On February 15, 2011, Skadden sent Shearman & Sterling an issues list for the revised merger agreement, together with a draft equity commitment letter and a voting agreement.

On February 16, 2011, all members of the independent committee and the representatives of Houlihan Lokey, Shearman & Sterling and OMM held a meeting in Shanghai and Maples participated telephonically. Maples discussed the directors’ fiduciary duties under Cayman Islands law. The representatives of Houlihan Lokey then reported back to the independent committee that Houlihan Lokey, as directed by the independent committee, had negotiated with Dr. Jianhua Yang and representatives of Primavera in an effort to increase the offer price of $8.00 per ADS, however, Dr. Jianhua Yang and Primavera were unwilling to increase their offer price and expressed the difficulty they were having in obtaining debt financing. The representatives of Houlihan Lokey informed the independent committee that the financial projections beyond 2011 of the Company were not available. Following discussions with representatives of Houlihan Lokey and Shearman & Sterling, the independent committee instructed (i) Mr. Qian Zhao to contact Dr. Jianhua Yang to discuss the offer price and the transaction process, (ii) Houlihan Lokey to continue negotiating with Dr. Jianhua Yang and Primavera and to follow up with the Company about its financial projections beyond 2011, and (iii) Shearman & Sterling to continue negotiating the merger agreement with Skadden and Latham.

On February 19, 2011, representatives of Primavera, Latham, Skadden and Conyers and Shearman & Sterling, Houlihan Lokey and Maples had a conference call to discuss the issues list for the revised merger agreement that had been circulated by Skadden on February 15, 2011.

On February 20, 2011, all members of the independent committee and representatives of Houlihan Lokey, Shearman & Sterling and OMM held a meeting in Shanghai and Maples participated telephonically. Maples discussed the directors’ fiduciary duties under Cayman Islands law and answered questions from the independent committee members. Mr. Qian Zhao then informed the independent committee of his discussions with Dr. Jianhua Yang in the preceding days, in which Dr. Jianhua Yang indicated that Dr. Jianhua Yang and Primavera would not increase the offer price of $8.00 per ADS. The representatives of Houlihan Lokey then reported back to the independent committee on their various discussions and negotiations with representatives of Primavera and Dr. Jianhua Yang in order to push for a higher price and their request for the Company to prepare financial projections beyond 2011. The representatives of Houlihan Lokey informed the independent committee that the Company would provide financial projections for fiscal years 2012 and 2013 the following week. The representatives of Houlihan Lokey then discussed with the independent committee the methodologies for the fairness analyses conducted by Houlihan Lokey. The independent committee then discussed with its advisors the options available to it in the event that Dr. Jianhua Yang and Primavera refused to increase the offer price.

On February 23, 2011, representatives of Primavera, Latham, Skadden and Shearman & Sterling had a conference call to discuss the proposals by Dr. Jianhua Yang and representative of Primavera on certain key issues such as termination and reverse termination fees and circumstances which would trigger the payment of those fees, a guaranty, financing and requisite shareholders’ vote.

On February 24, 2011, the Company provided Houlihan Lokey with management’s three-year financial projections for fiscal years 2011, 2012 and 2013 and put a copy of these projections in the online data room, where they could be accessed by the independent committee and Primavera and their respective advisors.

On February 25, 2011, Skadden distributed a revised merger agreement, which, among other things, accepted a modified “majority of the minority” voting requirement, the removal of a financing condition and the adding of a “guaranty” provision.

On February 28, 2011, Messrs. Qian Zhao, Mi Hai, Zuowei Xie and representatives of Houlihan Lokey, Shearman & Sterling, OMM and Maples held a conference call. The representatives of Houlihan Lokey informed the independent committee that financial projections for fiscal years 2011 through 2013 had been posted to the online dataroom and that Houlihan Lokey had had follow-up discussions with the Company’s management regarding these projections. The representatives of Houlihan Lokey also reported back to the independent committee that, as directed by the independent committee, Houlihan Lokey had requested the Company’s management to provide additional background information for the unaudited 2010 financials and the three-year financial projections, and the Company’s management had agreed to such requests. The independent committee members then asked Houlihan Lokey to explain the process for issuing an opinion as to fairness and the impact of the Company’s financial projections on the fairness analysis. The independent committee then discussed with its advisors key terms in the revised merger agreement received from Skadden on February 25, 2011, as well as proposed revisions to those terms. Following this discussion, the independent committee instructed Houlihan Lokey to continue their fairness analysis and price negotiations with Dr. Jianhua Yang and Primavera.

On March 3, 2011, at Houlihan Lokey’s request, the Company’s management provided additional background information for the unaudited 2010 financials and the three-year financial projections.

On March 7, 2011, all members of the independent committee and representatives of Houlihan Lokey, Shearman & Sterling, OMM and Maples held a meeting in Hong Kong in person. Maples discussed the directors’ fiduciary duties under Cayman Islands law. The representatives of Houlihan Lokey informed the independent committee that, as directed by the independent committee, Houlihan Lokey had had further discussions with the Company’s management during the prior two weeks regarding management’s financial projections and its assumptions. The independent committee then discussed with its advisors the process of the proposed transaction and decided to (i) ask Dr. Jianhua Yang and Primavera to submit their final and best offer price and (ii) insist that the proposed transaction be approved by an absolute majority of minority shareholders of the Company, in addition to the statutory voting requirements under Cayman Islands law. The independent committee instructed Houlihan Lokey to convey these two points to Dr. Jianhua Yang and Primavera following the meeting.

On March 9, 2011, Houlihan Lokey informed the independent committee that Dr. Jianhua Yang and Primavera had made a “final and best” offer of $0.1350 per Share or $8.10 per ADS.

From March 10, 2011 to March 19, 2011, Shearman & Sterling and Dr. Jianhua Yang and representatives of Primavera had intensive negotiations with respect to the terms of the merger agreement and the other transaction documents, which focused on, among other things, the termination fee, reverse termination fee, termination fee triggering events and the requisite shareholders’ approval for the proposed transaction.

On March 19, 2011, all members of the independent committee and the representatives of Houlihan Lokey, Shearman & Sterling and OMM held a meeting in Shanghai in person with Maples participating telephonically. Maples led a discussion of the directors’ fiduciary duties under Cayman Islands law. Representatives of Houlihan Lokey first explained in detail its financial analyses with respect to the Company and the transaction proposed by Dr. Jianhua Yang and Primavera to acquire the Shares and ADSs, other than the Excluded Shares, at a purchase price of $0.1350 per share or $8.10 per ADS. At the request of the independent committee, the representatives of Houlihan Lokey delivered Houlihan Lokey’s oral opinion to the independent committee, which was confirmed in writing by delivery of its written opinion dated the same date, as to the fairness, from a financial point of view, of the $0.1350 per Share merger consideration and the $8.10 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the merger, as of March 19, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. The full text of the written opinion of Houlihan Lokey delivered on March 19, 2011, is attached as Annex B to this proxy statement. Shearman & Sterling then reviewed the terms of the draft merger agreement with the independent committee. Following a comprehensive and detailed discussion of the proposed terms of the merger agreement, as well as the financial presentation provided by representatives of Houlihan Lokey and its financial opinion related thereto, the independent committee unanimously resolved to recommend that the Company’s board of directors approve and adopt the proposed merger agreement and the transactions contemplated thereby.

Following the meeting of the independent committee, based upon the unanimous recommendation of the independent committee, our board of directors adopted resolutions approving the terms of the draft merger agreement and the transactions contemplated thereby, and resolutions recommending that the Company’s shareholders vote to approve the terms of the merger agreement. See “Special Factors— Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors” below for a description of the resolutions of our board of directors at this meeting.

On March 21, 2011, Dr. Jianhua Yang, Parent and Merger Sub executed the merger agreement and Mr. Qian Zhao, as spokesman for the independent committee, executed the merger agreement on behalf of the Company.

Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors

The independent committee and the Company’s board of directors believe that, as a privately-held entity, the Company’s management may have greater flexibility to focus on improving the Company’s financial performance without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a publicly-traded entity, the Company faces pressure from public shareholders and investment analysts to make decisions that might produce better short-term results, but over the long term lead to a reduction in the per ADS price of its publicly traded equity securities.

The independent committee and the Company’s board of directors also believe that it is appropriate for the Company to undertake the merger and terminate the registration of the ADSs at this time because the limited trading volume of the Company’s ADSs on the NYSE does not justify the costs of remaining a public company, including the cost of complying with the Sarbanes-Oxley Act of 2002 and other US federal securities laws. These costs are ongoing, comprise a significant element of our corporate overhead expense, and are difficult to reduce. In addition to the direct out-of-pocket costs associated with SEC reporting and compliance, the Company’s management and accounting staff, which comprises a handful of individuals, need to devote significant time to these matters.

Furthermore, as an SEC-reporting company, the Company is required to disclose a considerable amount of business information to the public, some of which would be considered proprietary and would not be disclosed by a non-reporting company. As a result, our actual or potential competitors, customers, lenders and vendors all have ready access to this information which potentially may help them compete against us or make it more difficult for us to negotiate favorable terms with them, as the case may be.

Based on the foregoing considerations, the Company’s board of directors has concluded that it is more beneficial to the Company to undertake the proposed merger and become a private company as a result of the proposed merger than to remain a public company.

The Company’s board of directors, acting upon the unanimous recommendation of the independent committee, which independent committee acted with the advice and assistance of our management (other than Dr. Jianhua Yang, chairman of our board of directors and chief executive officer and Messrs. Yunlong Yuan and. Weinian Qi, management members of the Company), and its financial and legal advisors, evaluated the proposed merger, including the terms and conditions of the merger agreement.

At a meeting on March 19, 2011, the independent committee unanimously recommended that our board of directors adopt resolutions that:

•

determine that the merger, on the terms and subject to the consideration set forth in the merger agreement, is in the best interests of the Company and its shareholders, and declare it advisable to enter into the merger agreement;

•	approve the execution, delivery and performance by the Company of the merger agreement and the consummation of the transactions contemplated thereby, including the merger; and

•	recommend the approval and adoption of the merger agreement by the holders of the Shares.

On March 19, 2011, our board of directors unanimously approved the resolutions recommended by the independent committee.

In the course of reaching their respective determinations, the independent committee and our board of directors considered the following substantive factors and potential benefits of the merger, each of which the independent committee and our board of directors believed supported their respective decisions, but which are not listed in any relative order of importance:

•

our board of directors’ knowledge of our business, financial condition, results of operations, prospects and competitive position and its belief that the merger is more favorable to our unaffiliated shareholders and ADS holders than any other alternative reasonably available to the Company and our unaffiliated shareholders and ADS holders, including the alternative of remaining a publicly-traded company;

•

our board of directors’ recognition of the challenges to our efforts to increase shareholder value as an independent publicly-traded company, including competition from companies with substantially greater resources than we currently have;

•	global economic conditions and the potential effects on our financial condition;

•

estimated forecasts of our future financial performance prepared by our management, together with our management’s view of our financial condition, results of operations, business, prospects and competitive position;

•	the limited trading volume of our ADSs on the NYSE;

•

the due diligence performed by the independent committee, and reported to our board of directors, with respect to the debt financing obtained by the Buyer Filing Persons for the transaction and the ability of the Buyer Filing Persons to consummate the transaction assuming the availability of such financing;

•

the belief of the independent committee that the terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, are reasonable;

•

the all-cash merger consideration, which will allow our unaffiliated shareholders and ADS holders to immediately realize liquidity for their investment and provide then with certainty of the value of their Shares and ADSs;

•

the current and historical market prices of our ADSs, including the fact that the merger consideration offered to our unaffiliated shareholders and ADS holders represents a 28.2% premium to the closing price of our ADSs on November 10, 2010, the trading day immediately prior to the publicly announced going private transaction proposal. The fact that the $8.10 per ADS merger consideration to be paid to unaffiliated shareholders and ADS holders in the merger also represents a (i) 13.4% premium over the closing price of $7.14 per ADS on March 18, 2011, the last trading day before the merger agreement was signed, (ii) 24.6% premium over the 30-day volume weighted average price as quoted by Bloomberg L.P. on November 10, 2010, the last trading day prior to the Company’s announcement on November 11, 2010 that it had received a “going private” proposal, and (iii) 27.1% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on November 10, 2010, the last trading day prior to the Company’s announcement on November 11, 2010 that it had received a “going private” proposal;

•

the possibility that it could take a considerable period of time before the trading price of the Shares would reach and sustain at least the per Share merger consideration of $0.1350, as adjusted for present value;

•

the negotiations with respect to the merger consideration that, among other things, led to (i) an increase in the offer price from $0.1333 per Share (or $8.00 per ADS) to $0.1350 per Share (or $8.10 per ADS) and the independent committee’s determination that, following extensive negotiations between the independent committee and Dr. Jianhua Yang and Primavera, $0.1350 per Share was the highest price that Dr. Jianhua Yang and Primavera would agree to pay, with the independent committee basing its belief on a number of factors, including the duration and tenor of negotiations and the experience of the independent committee and its advisors, and (ii) a “majority of the minority” shareholders’ approval requirement giving the unaffiliated shareholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

•	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

•

the fact that Parent and Merger Sub had obtained the signed debt financing agreement and committed equity financing for the transaction, the limited number and nature of the conditions to the debt and equity financing, the reputation of the financing sources and the obligation of Parent to use its reasonable best efforts to obtain the debt financing, each of which, in the reasonable judgment of the independent committee, increases the likelihood of such financings being completed;

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including the absence of significant required regulatory approvals;

•

the fact the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $3.0 million, $4.5 million or $6.5 million termination fee, as applicable, and the guarantee of such payment obligation by Primavera and Dr. Jianhua Yang, severally and not jointly, pursuant to the limited guaranties;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement and the equity commitment letters, to seek specific performance of Parent’s obligation to cause Primavera and Dr. Jianhua Yang to make or secure the equity contributions to Parent pursuant to the equity commitment letters;

•

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement and to enforce specifically the terms of the merger agreement; and

•	the reputation of Primavera.

•

following its formation, the independent committee’s independent control of the sale process with the advice and assistance of Houlihan Lokey and Shearman & Sterling as its financial and legal advisors, respectively, reporting solely to the independent committee;

•

our ability, subject to compliance with the terms and conditions of the merger agreement, to terminate the merger agreement prior to the completion of the merger in order to accept an alternative transaction proposed by a third party that is a “superior proposal” (as defined in the merger agreement and further explained under “Merger Agreement— No Solicitation of Company Acquisition Proposals” below);

•

the financial analysis reviewed by Houlihan Lokey with the independent committee, and the oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated March 19, 2011), as to the fairness, from a financial point of view, of the $0.1350 per Share merger consideration and the $8.10 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the merger, as of March 19, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. See “Special Factors – Opinion of Independent Committee’s Financial Advisor”;

•

the consideration and negotiation of the merger agreement was conducted entirely under the oversight of the members of the independent committee, which consists of four independent directors, each of whom is an outside, non-employee director, and that no limitations were placed on the independent committee’s authority; and

•

the independent committee’s belief that it was unlikely that any transaction with a third party could be consummated at this time in light of Dr. Jianhua Yang’s express intention not to sell his shares to any third party.

In addition, the independent committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure that the merger is procedurally fair to our unaffiliated shareholders and ADS holders and to permit the independent committee and our board of directors to represent effectively the interests of such unaffiliated shareholders and ADS holders. These procedural safeguards, which are not listed in any relative order of importance, are discussed below:

•

in considering the transaction with the Buyer Filing Persons, the independent committee acted to represent solely the interests of the unaffiliated shareholders and ADS holders, and the independent committee had independent control of the extensive negotiations with the Buyer Filing Persons’ advisors on behalf of such unaffiliated shareholders and ADS holders;

•

all of the directors serving on the independent committee during the entire process are independent directors and free from any affiliation with any of the Buyer Filing Persons. In addition, none of such directors is or ever was an employee of the Company or any of its subsidiaries or affiliates;

•

the fact that, other than their receipt of board and independent committee compensation (which are not contingent upon the consummation of the merger or the independent committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, members of the independent committee do not have interests in the merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders;

•

the independent committee was assisted in negotiations with the Buyer Filing Persons and in its evaluation of the proposed merger by Houlihan Lokey and Shearman & Sterling, its financial and legal advisors, respectively;

•

neither Houlihan Lokey nor Shearman & Sterling previously represented the Company before being engaged on December 10, 2010 and November 12, 2010, respectively, and neither of them has ever represented any of the Buyer Filing Persons;

•

the independent committee was empowered to consider, attend to and take any and all actions in connection with the written proposal from Dr. Jianhua Yang and the transactions contemplated thereby from the date the committee was established, and no evaluation, negotiation, or response regarding the transaction or any documentation in connection therewith from that date forward was considered by our board of directors for approval unless the independent committee had recommended such action to our board of directors;

•

the terms and conditions of the merger agreement were the product of extensive negotiations between the independent committee and its advisors, on the one hand, and the Buyer Filing Persons and their advisors, on the other hand;

•	the independent committee had the authority to reject the terms of any strategic transaction, including the merger;

•	the independent committee met regularly to consider and review the proposed merger and conducted virtually all of its meetings in person;

•

the recognition by the independent committee and our board of directors that it had no obligation to recommend the approval of the merger proposal from the Buyer Filing Persons or any other transaction;

•

the recognition by the independent committee and our board of directors that, under the terms of the merger agreement, it has the ability to consider any acquisition proposal reasonably likely to lead to a superior proposal until the date our shareholders vote upon and adopt the merger agreement;

•	the ability of the Company to terminate the merger agreement upon acceptance of a superior proposal; and

•

the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The independent committee and board of directors also considered a variety of potentially negative factors discussed below concerning the merger agreement and the merger, which are not listed in any relative order of importance:

•

the fact that the Company’s shareholders, other than Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan, will have no ongoing equity participation in the Company following the merger, and that the Company’s shareholders will cease to participate in our future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s Shares, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company which could include a dividend to shareholders;

•

that due to the unwillingness of Dr. Jianhua Yang to consider any other transaction involving a sale of the Company, there was no reason to contact, and in light thereof no attempt was made to contact, third parties who might otherwise consider an acquisition of the Company. The independent committee recognized that it was possible that a sale process open to all possible bidders might result in a higher sale price than the cash consideration payable in the merger;

•

the fact that since the Company became publicly listed on June 24, 2009, the highest historical closing price of our ADSs ($9.65 per ADS) exceeds the merger consideration offered to our unaffiliated shareholders and ADS holders;

•

the possibility that Dr. Jianhua Yang and the other Buyer Filing Persons could sell some or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•

the restrictions on the conduct of the Company’s business prior to the completion of the proposed merger, which may delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company pending completion of the proposed merger;

•

the risks and costs to the Company if the proposed merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on business and customer relationships;

•

that the Company will be required to, under certain circumstances, pay Parent a termination fee of $3.0 million and reimburse Parent’s expenses (up to $2.5 million), in connection with the termination of the merger agreement;

•

the fact that Parent and Merger Sub are newly formed corporations with essentially no assets other than the equity commitments of Primavera and Dr. Jianhua Yang and the debt commitments of Standard Chartered and that the Company’s remedy in the event of breach of the merger agreement by Parent or Merger Sub may be limited to receipt of a reverse termination fee of $3.0 million, $4.5 million or $6.5 million, as applicable and reimbursement of the Company’s expenses (up to $2.5 million), and under certain circumstances the Company may not be entitled to a reverse termination fee at all;

•

the terms of Dr. Jianhua Yang’s and certain other management members’ participation in the merger and the fact that Dr. Jianhua Yang and our other executive officers and directors may have interests in the transaction that are different from, or in addition to, those of our unaffiliated shareholders and ADS holders; see the section captioned “Special Factors—Interests of Certain Persons in the Merger”;

•

the possibility that the merger might not be consummated and the negative impact of a public announcement of the merger on our sales and operating results and our ability to attract and retain key management, marketing and technical personnel;

•

the taxability of an all cash transaction to our unaffiliated shareholders and ADS holders who are U.S. Holders for U.S. federal income tax purposes (as defined under “Material U.S. Federal Income Tax Consequences”); and

•

the possibility that Parent and Merger Sub may be unable or unwilling to complete the merger, including if Parent and Merger Sub are unable to obtain sufficient financing to complete the merger despite their compliance with their financing obligations set forth in the merger agreement or if Parent and Merger Sub choose not to complete despite the availability of financing.

The foregoing discussion of information and factors considered by the independent committee and our board of directors is not intended to be exhaustive, but includes a number of the factors considered by the independent committee and our board of directors. In view of the wide variety of factors considered by the independent committee and our board of directors, neither the independent committee nor our board of directors found it practicable to, and neither did quantify or otherwise assign relative weights to the foregoing factors in reaching its conclusion. In addition, individual members of the independent committee and our board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others. The independent committee recommended that our board of directors approve, and our board of directors approved, the merger agreement based upon the totality of the information presented to and considered by it.

Neither the independent committee nor our board of directors considered the liquidation value of Company’s assets because it considers the Company to be a viable going concern business where value is derived from cash flows generated from its continuing operations. In addition, the independent committee and the board of directors believe that the value of the Company’s assets that might be realized in a liquidation would be significantly less than its going concern value. Each of the independent committee and the board of directors believes the analyses and additional factors it reviewed provided an indication of our going concern value. The independent committee and the board of directors also considered the prices we paid for past purchases of our Shares – the $0.1350 per Share merger consideration represents a premium of 35.5%, over the average prices per Share we paid for market purchases made pursuant to our share repurchase program in 2009 and 2010, as described under “Transactions in the Shares and ADSs” elsewhere in this proxy statement. Each of the independent committee and board of directors also considered the historical market prices of our ADSs as described on page 63. Neither the independent committee nor our board of directors considered the Company’s net book value, which is defined as total assets minus total liabilities, attributable to the shareholders of Chemspec International Limited, as a factor. The independent committee and board of directors believe that net book value is not a material indicator of the value of the Company as a going concern. The Company’s net book value per ADS as of December 31, 2010 was $5.72. Net book value does not take into account the future prospects of the Company, market conditions, trends in the industry related to the development, manufacturing and marketing of highly engineered specialty chemicals or the business risks inherent in competing with larger companies in that industry.

In reaching its determination that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of the Company and our unaffiliated shareholders and ADS holders and its decision to approve the merger agreement and recommend the adoption of the merger agreement by our shareholders and ADS holders, our board of directors considered the analysis and recommendation of the independent committee and the factors examined by the independent committee as described above under the caption “Special Factors—Reasons for the Merger and Recommendation of the Independent Committee and Our Board of Directors,” and adopted such recommendations, analysis and conclusions. Except as disclosed in “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56, none of our directors and officers has any financial interest in the merger that is different from that of the unaffiliated shareholders of the Company. For the foregoing reasons, our board of directors believes that the merger agreement and the transactions contemplated thereby are substantively and procedurally fair to the unaffiliated shareholders of the Company.

Position of the Buyer Filing Persons as to the Fairness of the Proposed Merger

Under SEC rules governing “going private” transactions, Dr. Jianhua Yang, Mr. Weinian Qi, Mr. Yunlong Yuan, Parent and Merger Sub are required to express their beliefs as to the fairness of the proposed merger to the Company’s unaffiliated security holders. Under a possible interpretation of these rules, Primavera may be deemed to be an affiliate of the Company and also required to express its belief as to the fairness of the proposed merger to the Company’s unaffiliated security holders. The Buyer Filing Persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Buyer Filing Persons as to the fairness of the proposed merger are not intended and should not be construed as a recommendation to any holder of Shares or ADSs as to how to vote on the proposal to adopt the merger agreement. Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan have interests in the proposed merger that are different from those of the other shareholders of the Company by virtue of Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan’s continuing interests in the surviving company after the consummation of the proposed merger. These interests are described under “Special Factors—Interests of Certain Persons in the Merger” beginning on page 56 of this proxy statement.

The Buyer Filing Persons believe the interests of the Company’s unaffiliated shareholders and ADS holders were represented by the independent committee, which negotiated the terms and conditions of the merger agreement with the assistance of its independent legal and financial advisors. The Buyer Filing Persons attempted to negotiate a transaction that would be most favorable to them, and not to the Company’s unaffiliated shareholders and ADS holders and, accordingly, did not negotiate the merger agreement with a goal of obtaining terms that were fair to such holders. The Buyer Filing Persons did not participate in the deliberations of the independent committee regarding, and did not receive any advice from the independent committee’s independent legal or financial advisors as to, the fairness of the proposed merger to the Company’s unaffiliated shareholders and ADS holders. The Buyer Filing Persons did not perform, or engage a financial advisor to perform, any independent valuation or other analysis for the Buyer Filing Persons to assist them in assessing the substantive and procedural fairness of the proposed merger to the Company’s unaffiliated shareholders and ADS holders.

Based on their knowledge and analysis of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the independent committee and the Company’s board of directors discussed in “Special Factors—Reasons for the Merger and Recommendations of the Independent Committee and Our Board of Directors” beginning on page 30 of this proxy statement, the Buyer Filing Persons believe the proposed merger is substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders based upon the following factors:

•

the current and near-term historical market prices of the Company’s ADSs and the fact that the merger consideration of $0.1350 per Share and $8.10 per ADS represents a 28.2% premium over the closing price as quoted by Bloomberg L.P. on November 10, 2010 and a 27.1% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on November 10, 2010, the last trading day prior to the Company’s announcement on November 11, 2010 that it had received a “going private” proposal;

•

the fact that although the historical closing price of the Company’s ADSs has been as high as $9.65 per ADS since the Company became publicly listed on June 24, 2009 (and as high as $9.04 during the 52-week period prior to the announcement of the execution of the merger agreement), it was as low as $5.33 during the 52-week period prior to the announcement of the execution of the merger agreement and as low as $5.33 since the Company became publicly listed;

•	the Company’s share repurchase program during 2009 and 2010 purchased ADSs at an weighted average price of $5.61 per ADS;

•

the merger consideration of $0.1350 per Share and $8.10 per ADS is payable entirely in cash, thus allowing the Company’s shareholders and ADS holders (other than holders of the Excluded Shares) to immediately realize a certain and fair value for their Shares or ADSs;

•

the members of the independent committee are not officers or employees of the Company and do not have any interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and independent committee compensation (which are not contingent upon the consummation of the proposed merger or the independent committee’s or the board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

•

the independent committee and, based in part upon the unanimous recommendation of the independent committee, the Company’s board of directors unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, are in the best interests, of the Company’s unaffiliated shareholders and ADS holders;

•	the Company has the ability, under certain circumstances, to specifically enforce the terms of the merger agreement;

•

the proposed merger is not conditioned on any financing being obtained by Parent or Merger Sub, thus increasing the likelihood that the proposed merger will be consummated and the merger consideration will be paid to the Company’s unaffiliated shareholders and ADS holders;

•

Primavera has entered into an equity commitment letter pursuant to which it has committed to purchase, or cause the purchase of, equity securities of Parent, on the terms and conditions set forth in the equity commitment letter, in an aggregate amount equal to $65 million, to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

•

Dr. Jianhua Yang has entered into an equity commitment letter pursuant to which he has committed to purchase, or cause the purchase of, equity securities of Parent, on the terms and conditions set forth in the equity commitment letter, in an aggregate amount equal to $6 million, to fund the merger and pay certain fees and expenses contemplated by the merger agreement;

•

Parent and Merger Sub have entered into a facility agreement with Standard Chartered, pursuant to which Standard Chartered has agreed to provide debt financing, on the terms and conditions set forth in the facility agreement, in an aggregate amount up to $70 million, to fund the merger and pay certain fees and expenses contemplated by the facility agreement and the merger agreement;

•

Primavera has agreed to guarantee 27%, and Dr. Jianhua Yang has agreed to guarantee 73%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses of the Company;

•

historically, the Company’s ADSs have suffered from limited trading volume and low public float of the ADS, and therefore other than in connection with a sale or business combination transaction involving the Company, the Company’s unaffiliated ADS holders would be unlikely to be able to realize their investments for cash in the public markets without depressing the ADS price and the corresponding amount paid for their ADSs; and

•	the proposed merger will provide liquidity for the Company’s unaffiliated shareholders and ADS holders without incurring brokerage and other costs typically associated with market sales.

The Buyer Filing Persons did not consider net book value because they believe that net book value, which is an accounting concept, does not reflect, or have any meaningful impact on, the market price of the Company’s ADSs or the fair market value of its assets. The Buyer Filing Persons note, however, that the proposed merger consideration of $8.10 per ADS ($0.1350 per Share) is substantially higher than the net book value of the Shares disclosed in the Company’s most recent public filings with the SEC.

The Buyer Filing Persons did not consider the Company’s liquidation value because they consider the Company to be a viable, going concern and because the Company will continue to operate its business following the merger, and therefore did not consider liquidation value to be a relevant valuation method.

The Buyer Filing Persons did not establish, and did not consider, a going concern value for the Shares and the ADSs as a public company to determine the fairness of the proposed merger consideration to the Company’s unaffiliated shareholders and ADS holders because, following the merger, the Company will have a significantly different capital structure. However, to the extent the pre-merger going concern value was reflected in the pre-announcement price of the Company’s ADSs, the merger consideration of $0.1350 per Share or $8.10 per ADS represented a premium to the going concern value of the Company.

The Buyer Filing Persons are not aware of, and thus did not consider in their fairness determination, any offers or proposals made by any unaffiliated third parties with respect to a merger or consolidation of the Company with or into another company, a sale of all or a substantial part of the Company’s assets, or the purchase of the Company voting securities that would enable the holder to exercise control over the Company.

The Buyer Filing Persons did not receive any independent reports, opinions or appraisals from any outside party related to the proposed merger, and thus did not consider any such reports, opinions or appraisals in determining the substantive fairness of the proposed merger to the unaffiliated shareholders and ADS holders.

The Buyer Filing Persons believe the proposed merger is procedurally fair to the Company’s unaffiliated shareholders and ADS holders based upon the following factors:

•

the independent committee, consisting entirely of directors who are not officers or employees of the Company and who are not affiliated with the Buyer Filing Persons, was established and given absolute authority to, among other things, review, evaluate and negotiate the terms of the proposed merger and to decide not to engage in the merger;

•

the members of the independent committee do not have any interests in the proposed merger different from, or in addition to, those of the Company’s unaffiliated shareholders and ADS holders, other than the members’ receipt of board and independent committee compensation (which are not contingent upon the consummation of the proposed merger or independent committee’s or board’s recommendation of the proposed merger) and their indemnification and liability insurance rights under the merger agreement;

•

while each of Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan is a director, officer or employee of the Company, because of their participation in the transaction as described under the section captioned “Special Factors—Interests of Certain Persons in the Merger,” none of them served on the independent committee, nor did the Buyer Filing Persons participate in or have any influence over the deliberative process of, or the conclusions reached by, the independent committee or the negotiating positions of the independent committee;

•	the independent committee retained and was advised by its independent legal and financial advisors who are experienced in advising committees such as the independent committee in similar transactions;

•

the independent committee and the Company’s board of directors had no obligation to recommend the adoption of the merger agreement and the transactions contemplated thereby, including the merger, or any other transaction;

•	the merger was unanimously approved by the independent committee;

•

the merger consideration and other terms and conditions of the merger agreement were the result of extensive negotiations over an extended period of time between representatives of Primavera, Dr. Jianhua Yang and their advisors, on the one hand, and the independent committee and its legal and financial advisors, on the other hand;

•

in addition to the statutory shareholder approval requirement under the Cayman Companies Law, adoption of the merger agreement is subject to the approval of a “majority of the minority” of the Company’s unaffiliated shareholders, giving such unaffiliated shareholders a meaningful opportunity to consider and vote upon the adoption of the merger agreement;

•

the independent committee received from its financial advisor an opinion, dated March 19, 2011, as to the fairness, from a financial point of view, of the consideration of $8.10 per ADS and $0.1350 per Share to be received by unaffiliated shareholders and ADS holders, respectively, in the proposed merger;

•

under the terms of the merger agreement, in certain circumstance prior to obtaining shareholder approval of the proposed merger, the Company is permitted to provide information to and participate in discussions or negotiations with persons making acquisition proposals and the board of directors of the Company is permitted to withdraw or modify its recommendation of the merger agreement;

•	the ability of the Company to terminate the merger agreement under the terms of the agreement upon acceptance of a superior proposal; and

•

the availability of appraisal rights to the unaffiliated shareholders (and any ADS holder who elects to first exchange his or her ADSs for the underlying Shares) who comply with all of the required procedures under the Cayman Companies Law for exercising dissenters’ and appraisal rights, which allow such holders to seek appraisal of the fair value of their Shares as determined by the Grand Court of the Cayman Islands.

The foregoing discussion of the information and factors considered and given weight by the Buyer Filing Persons in connection with their evaluation of the substantive and procedural fairness to the Company’s unaffiliated shareholders and ADS holders of the merger agreement and the transactions contemplated by the merger agreement, including the proposed merger, is not intended to be exhaustive, but is believed by the Buyer Filing Persons to include all material factors considered by them. The Buyer Filing Persons did not find it practicable to and did not quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the substantive and procedural fairness of the merger agreement and the proposed merger to the Company’s unaffiliated shareholders and ADS holders. Rather, the Buyer Filing Persons made the fairness determinations after considering all of the foregoing as a whole.

The Buyer Filing Persons believe these factors provide a reasonable basis for their belief that the proposed merger is both substantively and procedurally fair to the Company’s unaffiliated shareholders and ADS holders. This belief, however, is not intended to be and should not be construed as a recommendation by the Buyer Filing Persons to any shareholder or ADS holder of the Company as to how such shareholders or ADS holders should vote with respect to the adoption of the merger agreement.

Certain Financial Projections

The Company’s management does not, as a matter of course, make available to the public future financial projections. However, in connection with their financial analysis of the proposed merger, our management provided certain financial projections for fiscal years 2011 through 2013 to the independent committee, our board of directors and Houlihan Lokey and provided the Buyer Filing Persons a copy of these projections in connection with their due diligence of the Company. See “—Background of the Proposed Merger.” Houlihan Lokey’s financial analysis below contains material portions of these financial projections. These financial projections, which were based on our management’s projection of our future financial performance as of the date provided, were prepared for internal use and to assist Houlihan Lokey with their financial analysis, and were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants regarding forward-looking information or U.S. generally accepted accounting principles, or U.S. GAAP.

In compiling the projections, the Company’s management took into account historical performance, combined with estimates regarding revenues, operating income and EBITDA and EBIT, as such terms are defined below. Although the projections are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. In addition, factors such as industry performance, the market for our existing and new products, the competitive environment, expectations regarding future acquisitions or any other transaction and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of our management, may cause the projections or the underlying assumptions not to be reflective of actual future results. In addition, the projections do not take into account any circumstances or events occurring after the date that they were prepared and, accordingly, do not give effect to completion of the merger or any changes to our operations or strategy that may be implemented or that were not anticipated after the time the projections were prepared. As a result, there can be no assurance that the projections will be realized, and actual results may be materially different than those contained in the projections. Neither the Company’s independent registered public accounting firm nor any other independent accountants have compiled, examined or performed any procedures with respect to these financial projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. These projections are not included in this proxy statement in order to induce any holder of Shares or ADSs to vote in favor of adoption of the merger agreement or to elect not to seek appraisal for his or her shares.

	Management Projections(1) Fiscal Year Ending December 31,
	2010E(2)	2011E	2012E	2013E
	RMB (3)	RMB	RMB	RMB
	(in millions, except percentages)
Revenue	1,080	1,150	1,320	1,610
EBITDA (4)	336	326	278	318
EBIT (5)	266	253	217	240
Net Income	227	219	189	207
Gross Profit	417	416	443	524
Annual Revenue Growth	31.7%	6.5%	14.8%	22.0%
EBITDA Margin	31.1%	28.3%	21.0%	19.7%
EBIT Margin	24.6%	22.0%	16.4%	14.9%
Net Income Margin	21.0%	19.0%	14.3%	12.9%
Net Income Growth	28.1%	(3.7%)	(13.3%)	9.4%

(1)	In preparing these projections, our management necessarily made certain assumptions about future financial factors affecting our business, including that (i) capital expenditures would total RMB 200 million in 2011 and for the subsequent three to five years and over the long term capital expenditures would be approximately 10.0% of annual revenue, (ii) working capital would be between 15-20% of revenue from 2011-2013 and over the long term and (iii) the Company’s blended tax rate would be between 15-20% going forward. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements “on page 23 and “Item 3. Key Information—D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, incorporated by reference into this proxy statement.

(2)	These projections were prepared by our management during the first quarter of 2011. At the time these projections were prepared, the audit for the fiscal year ended December 31, 2010 had not been completed. Accordingly, management estimates for fiscal year 2010 may vary materially from our audited financial statements.
(3)	“RMB” refers to the Renminbi, the legal currency of the People’s Republic of China. The Renminbi is not freely convertible into foreign currency. On December 31, 2009 , the noon buying exchange rate as set forth in the H.10 statistical release of the Federal Reserve Board was RMB 6.8259 to US$1.00. We make no representation that any Renminbi amounts could have been, or could be, converted into U.S. dollars, at any particular rate. The exchange rate of Renminbi into U.S. dollars in this proxy statement is solely for the convenience of readers. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Fluctuations in the exchange rates of the Renminbi may have a material adverse effect on your investment” and “—Governmental control of currency conversion may affect the value of your investment” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009 for discussions of the effects of fluctuating exchange rates and currency control on the value of our ADSs.
(4)	“EBITDA” refers to earnings before interest, taxes, depreciation and amortization.
(5)	“EBIT” refers to earnings before interest and taxes

EBITDA and EBIT are non-GAAP measures that are used by management as supplemental financial measures to evaluate the Company’s operational trends. Neither metric should be relied upon as an alternative to net income. Neither EBITDA nor EBIT is defined under U.S. GAAP and, accordingly, they may not be comparable measurements to those used by other companies.

For purposes of its analysis, Houlihan Lokey calculated from the management projections the projected cost of goods sold, projected selling, general and administrative expenses and projected depreciation and amortization expenses for fiscal years 2011 through 2013 and included these projections in its discussion materials provided to the independent committee on March 18, 2011. The results of the calculations performed by Houlihan Lokey are set forth in the table below.

	Fiscal Year Ending December 31
	2011E	2012E	2013E
	USD	USD	USD
	(in millions)
Cost of goods sold	(111.6)	(133.3)	(165.0)
Selling, general and administrative expenses	(24.8)	(34.3)	(43.2)
Depreciation and amortization expenses	(11.1)	(9.3)	(11.9)

For additional information on Houlihan Lokey’s analysis, see “Discussion Materials prepared by Houlihan Lokey for discussion with the independent committee of the board of directors of the Company, dated, March 18, 2011”, filed as Exhibit (c)-(2) to the Company’s transaction statement on Schedule 13E-3 and “Special Factors— Opinion of the Independent Committee’s Financial Advisor.”

NONE OF THE COMPANY OR OUR AFFILIATES, ADVISORS, OFFICERS, DIRECTORS OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATION TO ANY SHAREHOLDER OR OTHER PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN THE PROJECTIONS OR THAT PROJECTED RESULTS WILL BE ACHIEVED.

BY INCLUDING IN THIS PROXY STATEMENT A SUMMARY OF ITS INTERNAL FINANCIAL PROJECTIONS, THE COMPANY UNDERTAKES NO OBLIGATIONS TO UPDATE, OR PUBLICLY DISCLOSE ANY UPDATE TO, THESE FINANCIAL PROJECTIONS TO REFLECT CIRCUMSTANCES OR EVENTS, INCLUDING UNANTICIPATED EVENTS, THAT MAY HAVE OCCURRED OR THAT MAY OCCUR AFTER THE PREPARATION OF THESE PROJECTIONS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE FINANCIAL PROJECTIONS ARE SHOWN TO BE IN ERROR OR CHANGE EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE FEDERAL SECURITIES LAW.

The financial projections are forward-looking statements. For information on factors which may cause our future financial results to materially vary, see “Cautionary Note Regarding Forward-Looking Statements “on page 61 and “Item 3. Key Information— D. Risk Factors” included in our Annual Report on Form 20-F for the fiscal year ended December 31, 2009, incorporated by reference into this proxy statement.

Opinion of the Independent Committee’s Financial Advisor

On March 19, 2011, Houlihan Lokey (China) Limited, or Houlihan Lokey, rendered an oral opinion to the independent committee (which was confirmed in writing by delivery of Houlihan Lokey’s written opinion dated the same date), to the effect that, as of March 19, 2011, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion, the $0.1350 per Share merger consideration and the $8.10 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the merger was fair, from a financial point of view, to such holders.

Houlihan Lokey’s opinion was directed to the independent committee and only addressed the fairness from a financial point of view of the consideration to be received by holders of the Shares and the ADSs (other than the Excluded Shares) in the merger, and does not address any other aspect or implication of the merger. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. We encourage holders of the Shares and the ADSs to read carefully the full text of Houlihan Lokey’s written opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute advice or a recommendation to the independent committee or any holder of the Shares or the ADSs as to how to act or vote with respect to the merger or related matters.

In arriving at its opinion, Houlihan Lokey, among other things:

•	reviewed the draft merger agreement;

•

reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

•

reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including financial projections prepared by the management of the Company relating to the Company for the fiscal years 2011 through 2013, and derived certain information, including the projected cost of goods sold, projected selling, general and administrative expenses and projected depreciation expenses for the Company for the fiscal years 2011 through 2013 based on the financial projections prepared by the management of the Company;

•

spoke with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the merger and related matters;

•	compared the financial and operating performance of the Company with that of other public companies that Houlihan Lokey deemed to be relevant;

•	considered the financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

•

reviewed the current and historical market prices and trading volume for the ADSs, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant;

•

reviewed a certificate addressed to Houlihan Lokey from a financial officer of the Company which contains, among other things, representations regarding the accuracy of certain information, data and other materials (financial or otherwise) provided to, or discussed with, Houlihan Lokey by or on behalf of the Company; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to them, discussed with or reviewed by them, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the financial projections reviewed by them were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management as to the future financial results and condition of the Company, and Houlihan Lokey expressed no opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to their analyses or their opinion, and that there was no information or any facts that would have made any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to therein are true and correct, (b) each party to the merger agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger will be satisfied without waiver thereof, and (d) the merger will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments. Houlihan Lokey also assumed, without independent verification, that (i) the merger will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to Houlihan Lokey’s analyses or its opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final forms of the merger agreement and such other related documents and instruments did not differ in any respect from the drafts of said documents.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to make, and did not make, any physical inspection, independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey undertook no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

Houlihan Lokey was directed by the independent committee not to and, therefore, it did not (a) initiate or participate in any discussions or negotiations with (other than participating in discussions or negotiations with the parties to the merger), or solicit any indications of interest from, third parties with respect to the merger, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the merger, or (b) advise the independent committee, our board of directors or any other party with respect to alternatives to the merger. Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Houlihan Lokey did not undertake, and were under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after March 19, 2011.

Houlihan Lokey’s opinion was furnished for the use of the independent committee (solely in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. Houlihan Lokey’s opinion was not intended to be, and did not constitute, a recommendation to the independent committee, our board of directors, any security holder or any other person as to how to act or vote with respect to any matter relating to the merger.

Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the independent committee, our board of directors, the Company, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the merger as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the merger to any one class or group of the Company’s or any other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the consideration or otherwise. Furthermore, no opinion, counsel or interpretation was intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It was assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the independent committee, on the assessments by the independent committee, our board of directors, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the merger. The issuance of Houlihan Lokey’s opinion was approved by a committee authorized to approve opinions of its nature.

In preparing its opinion to the independent committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither the opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors or focusing on information presented in tabular format, without considering all analyses, methodologies and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of the opinion. Houlihan Lokey’s analyses involved judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the Company, such as the impact of competition on the business of the Company and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or the industry or in the markets generally. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. Houlihan Lokey believes that mathematical derivations (such as determining average and median) of financial data are not by themselves meaningful and should be considered together with qualities, judgments and informed assumptions. The estimates contained in the Company’s analyses and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was provided to the independent committee in connection with its consideration of the proposed merger and was only one of many factors considered by the independent committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the independent committee or management with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between the independent committee and the Buyer Filing Persons, and the decision to enter into the merger was solely that of the independent committee.

The following is a summary of the material analyses reviewed by Houlihan Lokey with the independent committee in connection with Houlihan Lokey’s opinion rendered on March 19, 2011. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•

Enterprise Value calculated as the value of the relevant company’s outstanding equity securities based on the relevant company’s closing stock price, or equity value, plus outstanding indebtedness, preferred stock and minority interests less the amount of cash and cash equivalents, as of a specified date.

•	Adjusted EBITDA calculated as earnings before interest, taxes, depreciation, and amortization, adjusted as applicable for certain non-recurring or non-operating items.

Unless the context indicates otherwise, enterprise values derived from the selected companies analysis described below were calculated using the closing price of our ADSs and the common stock of the selected chemical companies listed below as of March 17, 2011, and transaction values for the target companies derived from the selected transactions analysis described below were calculated as of the announcement date of the relevant transaction based on the estimated purchase prices paid in the selected transactions. Accordingly, this information may not reflect current or future market conditions. Estimates of fiscal year 2011, 2012 and 2013 Adjusted EBITDA for the Company were based on estimates provided by the Company’s management. Estimates of fiscal year 2011 (and for certain companies fiscal year 2010) Adjusted EBITDA for the selected chemical companies listed below were calculated based on selected Wall Street research institutions.

Selected Companies Analysis. Houlihan Lokey calculated multiples of enterprise value based on certain financial data for the Company and certain selected chemical companies.

The calculated multiples included:

•	Enterprise Value as a multiple of fiscal year 2010 Adjusted EBITDA (estimated or actual, depending upon availability); and

•	Enterprise Value as a multiple of estimated fiscal year 2011 Adjusted EBITDA.

The list of selected companies and the related financial data for such selected companies and for the Company are set forth below:

Enterprise Value/Adjusted EBITDA
Fiscal Year Ending December 31,
	2010	2011
• ATM Inc.	5.1x	5.3x
• Cabot Microelectronics Corp.	7.7x	6.3x
• Cambrex Corporation	4.9x	NA
• Ferro Corp.	6.5x	5.2x
• Fujimi Inc.	2.3x	2.1x
• Lonza Group AG	7.2x	7.4x
• Royal DSM N.V.	5.4x	4.9x
• Sigma-Aldrich Corporation	11.2x	10.5x
• PCAS SA	5.2x	NA
• American Pacific Corp.	8.5x	NA
• EcoGreen Fine Chemicals Group Ltd.	4.4x	3.3x
• Stella Chemifa Corp.	10.2x	7.7x
• Zhejiang Yongtai Technology Co., Ltd.*	55.8x	29.3x
Chemspec	4.9x	5.0x
Proposed Transaction Multiple	5.6x	5.7x
NA refers to not available

*	Zhejiang Yongtai is excluded from the calculation of low, high, median and mean multiples.

The selected multiples range from the selected companies analysis indicated the following ranges and averages:

Enterprise Value/ Adjusted EBITDA
Fiscal Year Ending December 31,
	2010	2011
Low	2.3x	2.1x
High	11.2x	10.5x
Median	5.9x	5.3x
Mean	6.5x	5.8x

The selected companies analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$7.59 - $8.99 (based on 2010 Adjusted EBITDA)	$8.10
$7.48 - $8.85 (based on 2011 Adjusted EBITDA)	$8.10

Selected Transactions Analysis. Houlihan Lokey calculated multiples of implied enterprise value and the latest 12-month available EBITDA for the latest twelve month period prior to the announcement of the applicable transaction (“LTM”) based on the estimated purchase prices paid in certain selected publicly-announced chemical transactions.

The calculated multiples consisted of Enterprise Value as a multiple of LTM EBITDA.

The list of selected transaction and the related financial data for such selected transactions and for the Company are set forth below:

Announcement Date	Acquiror	Target	Transaction Value/ LTM EBITDA
September 16, 2010	Aurelius AG	KemFine UK Ltd.	NA
September 13, 2010	W.R. Grace & Co. - Conn	Synthetech Inc.	NMF
September 6, 2010	Illinois Tool Works Inc.	Panreac Química, S.A.U.	NA
May 26, 2010	New Mountain Capital, LLC	Mallinckrodt Baker, Inc. (nka: Avantor Performance Materials, Inc.)	5.5x
February 17, 2010	Albany Molecular Research Inc.	Excelsyn Limited	NA
February 12, 2010	Aurelius AG	Isochem SA	NA
February 2, 2010	Mexichem Fluor, S.A. de C.V.	Ineos Fluor Holdings Ltd.	NA
December 17, 2008	Shanghai Pengxin Group Co., Ltd.	Shanghai Synica Corporation Ltd.	NA
August 5, 2008	Otsuka Pharmaceutical Co., Ltd.	Interpharma Praha, a.s.	NA
June 6, 2008	Ensign-Bickford Industries, Inc	DanChem Technologies, Inc.	NA
January 4, 2008	RxElite Inc.	FineTech Laboratories Ltd.	3.2x
October 7, 2007	OM Group Inc.	Rockwood Specialties Group Inc., Electronics Business	8.9x
September 17, 2007	ZaCh System S.p.A.	PPG Industries Inc., Fine Chemicals Business	5.4x
September 10, 2007	Aptuit, Inc.	Evotec AG, Chemical and Pharmaceutical Development Business	NA
November 29, 2006	Azulis Capital; Gilde Buy-Out Fund III; Gilde Buy Out Partners	Groupe Novasep SAS	8.0x

NA refers to not available NMF refers to not meaningful

The calculated multiple ranges and averages for the selected transactions were as follows:

Transaction Value/ EBITDA LTM
Low	3.2x
High	8.9x
Median	5.5x
Mean	6.2x

The selected transactions analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$7.94 - $9.33	$8.10

Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company by calculating the estimated net present value of the unlevered, after-tax free cash flows that the Company was forecasted to generate from March 17, 2011 through fiscal year 2013 based on internal estimates provided by the Company’s management. Houlihan Lokey calculated terminal values for the Company by applying a range of perpetuity growth rates of 4.75% to 5.25% to the Company’s estimated terminal year unlevered, after-tax free cash flow. The present values of the cash flows and terminal values were then calculated using discount rates ranging from 10.50% to 11.50%. Houlihan Lokey selected discount rates based on the Company’s historical weighted average cost of capital, or WACC, and the WACCs for the companies used in the Selected Companies Analysis. Houlihan Lokey selected perpetuity growth rates based on a blending of the published long term projected growth/inflation rates for various markets. The discounted cash flow analysis indicated the following implied per ADS reference range for the Company, as compared to the proposed per ADS merger consideration:

Implied Per ADS Reference Range for the Company	Per ADS Merger Consideration
$7.37 - $9.33	$8.10

Other Matters

Houlihan Lokey was engaged by the independent committee to act as its financial advisor in connection with the merger and provide financial advisory services, including an opinion to the independent committee regarding the fairness, from a financial point of view, of the $0.1350 per Share merger consideration and the $8.10 per ADS merger consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the merger, based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in preparing its opinion. The independent committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey and its affiliates are regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, recapitalizations, and for other purposes. Pursuant to the engagement letter, the Company has paid Houlihan Lokey $1,200,000, of which $350,000 was payable upon the execution of Houlihan Lokey’s engagement letter and $850,000 was payable upon delivery of its opinion. No portion of Houlihan Lokey’s fee was contingent upon the conclusion reached in its opinion or successful completion of the merger. The Company also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses, including certain liabilities under the federal securities laws arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of Houlihan Lokey’s and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Primavera. Other participants in the merger or certain of their respective affiliates, and portfolio companies of such funds, may have co-invested with Primavera, other participants in the merger or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, Primavera, other participants in the merger or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Purpose of and Reasons for the Proposed Merger

Under a possible interpretation of the SEC rules governing “going private” transactions, each of the Buyer Filing Persons may be deemed to be engaged in a “going private” transaction and, therefore, required to express its or his reasons for the proposed merger to the Company’s unaffiliated security holders, as defined in Rule 13e-3 of the Exchange Act. Each of the Buyer Filing Persons is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under Exchange Act. For the Buyer Filing Persons, the purpose of the merger is to enable Parent to acquire control of the Company, in a transaction in which the holders of the Shares and the ADSs (other than the Excluded Shares) will be cashed out in exchange for $8.10 per ADS (or $0.1350 per Share), so Parent will bear the rewards and risks of the ownership of the Company after the ADSs and Shares are cancelled, including any increases in value of the Company as a result of improvements to the Company’s operations or acquisitions of other businesses. In addition, with respect to Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan, the merger will allow Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan to maintain a significant portion of their investment in the Company through their respective ownership in Parent as described in this proxy statement under the “Special Factors—Interests of Certain Persons in the Merger—Interests of Continuing Shareholders” section and at the same time enable Dr. Jianhua Yang to maintain a leadership role with the surviving company.

The Buyer Filing Persons believe the operating environment has changed in a significant manner since the Company’s initial public offering. There is greater domestic competition in many of the segments in which the Company operates. These changes have increased the uncertainty and volatility inherent in the business models of companies similar to the Company. As a result, the Buyer Filing Persons are of the view that there is potential for considerably greater short- and medium-term volatility in the Company’s earnings. The Buyer Filing Persons believe that, as a privately-held entity, the Company’s management will have greater flexibility to focus on improving the Company’s long-term profitability without the constraints caused by the public equity market’s valuation of the Company and emphasis on short-term period-to-period performance. As a privately-held entity, the Company will have greater flexibility to make decisions that might negatively affect short-term results but that could increase the Company’s value over the long term. In contrast, as a publicly-traded entity, the Company currently faces pressure from public shareholders and investment analysts to make decisions that might produce improved short-term results, but which may not necessarily be beneficial in the long term.

As a privately-held entity, the Company will be relieved of many of the other expenses, burdens and constraints imposed on companies that are subject to the public reporting requirements under the federal securities laws of the United States, including the Exchange Act and Sarbanes-Oxley Act of 2002. The need for the management of the Company to be responsive to unaffiliated shareholders concerns and to engage in an ongoing dialogue with unaffiliated shareholders can also at times distract management’s time and attention from the effective operation and improvement of the business. See “Special Factors – Reasons for the Merger and Recommendation of the Independent Committee and our Board of Directors”.

The Buyer Filing Persons decided to undertake the going private transaction at this time because they want to take advantage of the benefits of the Company being a privately-held company as described above and because Parent was able to obtain a debt financing commitment from Standard Chartered under the Facility Agreement. In the course of considering the going private transaction, the Buyer Filing Persons did not consider alternative transaction structures.

Effect of the Proposed Merger on the Company

Private Ownership

ADSs representing Shares of the Company are currently listed on the NYSE under the symbol “CPC.” It is expected that, following the consummation of the merger, the Company will cease to be a publicly traded company and will instead become a private company beneficially owned by Dr. Jianhua Yang, Primavera, Mr. Yunlong Yuan and Mr. Weinian Qi, in accordance with the letter agreement dated March 21, 2011 by and among Dr. Jianhua Yang, Primavera SPV Ltd., Mr. Yunlong Yuan and Mr. Weinian Qi. After the merger, the Shares will cease to be listed on the NYSE, and price quotations with respect to sales of Shares in the public market will no longer be available. In addition, registration of the Company’s Shares under the Exchange Act will be terminated. After the effective time of the merger, the Company will no longer be required to file periodic reports with the SEC or otherwise be subject to the United States federal securities laws, including the Sarbanes-Oxley Act, applicable to public companies. After the completion of the merger, our shareholders will no longer enjoy the rights or protections that the United States federal securities laws provide, including reporting obligations for directors, officers and principal securities holders of the Company.

Upon completion of the merger, all Shares and ADSs of the Company, except for Founder Shares, Management Shares and Dissenting Shares (see “Dissenters’ Rights” below), will be converted into the right to receive $0.1350 and $8.10 in cash per Share and per ADS, respectively, without interest (less 5¢ per ADS cancellation fees payable by holders of ADS pursuant to the Deposit Agreement). At the effective time of the merger, each ordinary share of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share of the surviving company. As a result, current shareholders and ADS holders of the Company, other than Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan and any person controlled by any of them, will no longer have any equity interest in, or be shareholders or ADS holders of, the Company upon completion of the merger. As a result, our shareholders and ADS holders, other than Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan and any person controlled by any of them, will not have the opportunity to participate in the earnings and growth of the Company and they will not have the right to vote on corporate matters. Similarly, our current shareholders and ADS holders, other than Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan and any person controlled by any of them, will not be exposed to the risk of loss in relation to their investment in the Company.

Directors and Management of the Surviving Company

Upon completion of the merger, the current memorandum of association of the Company will be replaced in its entirety by the memorandum of association of Merger Sub, as in effect prior to the completion of the proposed merger, and the current articles of association of the Company will be replaced in their entirety by the current articles of association of Merger Sub, as in effect prior to the completion of the proposed merger (except that, upon completion of the merger, Article I of the memorandum and articles of association of the surviving company shall be amended to be and read as follows: “The name of the corporation is Chemspec International Limited”). In addition, the directors of Merger Sub immediately prior to the completion of the proposed merger (identified below in Annex D1—”Directors and Executive Officers of the Company”) will become the directors of the surviving company and the executive officers of the Company will remain the executive officers of the surviving company.

Primary Benefits and Detriments of the Merger

The primary benefits of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•

the receipt by such shareholders of $0.1350 per Share and $8.10 per ADS in cash, representing a premium of 27.1% over the 90-day volume weighted average price as quoted by Bloomberg L.P. on November 10, 2010, the last trading day prior to the Company’s announcement on November 11, 2010 that it had received a “going private” proposal.

•	the avoidance of the risk associated with any possible decrease in our future revenues and free cash flow, growth or value, and the risks related to our substantial leverage, following the merger.

•

the reduction of the costs and administrative burden associated with operating the Company as a publicly traded company, including the costs associated with regulatory filings and compliance requirements.

The primary detriments of the merger to the Company’s unaffiliated shareholders include, without limitation, the following:

•

such shareholders will cease to have an interest in the Company and, therefore, will no longer benefit from possible increases in the future revenues and free cash flow, growth or value of the Company or payment of dividends on the Company’s ordinary shares, if any.

•

in general, the receipt of cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under other applicable tax laws. As a result, a U.S. Holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Shares or ADSs who receives cash in exchange for all of such U.S. Holder’s Shares or ADSs in the merger generally will be required to recognize gain as a result of the merger for U.S. federal income tax purposes if the amount of cash received exceeds such U.S. Holder’s aggregate adjusted tax basis in such Shares or ADSs.

The primary benefits of the merger to the Buyer Filing Persons include the following:

•

If the Company successfully executes its business strategies, the value of their equity investment could increase because of possible increases in future revenues and free cash flow, increases in the underlying value of the Company or the payment of dividends, if any, that will accrue to the Buyer Filing Persons.

•

The Company will no longer have continued pressure to meet quarterly forecasts set by analysts. In contrast, as a publicly-traded company, the Company currently faces public shareholders and investment analyst pressure to make decisions that may produce better short term results, but which may not over the long term lead to a maximization of its equity value.

•	The Company will have more freedom to focus on long-term strategic planning in a highly competitive business with increasing competition and regulation.

•	The Company will have more flexibility to change its capital spending strategies without public market scrutiny or analysts’ quarterly expectations.

•	The Company will be able to deploy new services or change its pricing strategies to attract customers without public market scrutiny or the pressure to meet quarterly forecasts set by analysts.

The primary detriments of the merger to the Buyer Filing Persons include the following:

•	All of the risk of any possible decrease in our revenues, free cash flow or value following the merger will be borne by the Buyer Filing Persons.

•	The business risks facing the Company, including increased competition and government regulation, will be borne by the Buyer Filing Persons.

•	An equity investment in the surviving company by the Buyer Filing Persons following the merger will involve substantial risk resulting from the limited liquidity of such an investment.

•	Following the merger, there will be no trading market for the surviving company’s equity securities.

The Company’s Net Book Value and Net Earnings

The table below sets out the direct or indirect interest in the Company’s net book value and net earnings for the Buyer Filing Persons before and after the proposed merger, based on the historical net book value of the Company as of December 31, 2010 and the historical net earnings of the Company for the year ended on December 31, 2010.

	Ownership Prior to the Merger				Ownership After the Merger¹
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$’000%		$’000%		$’000%		$’000%
Dr. Jianhua Yang	115,051	55.8	19,069	55.8	145,979	70.8	24,194	70.8
Primavera	0	0	0	0	56,082	27.2	9,295	27.2
Mr. Yunlong Yuan	2,061	1.0	342	1.0	2,474	1.2	410	1.2
Mr. Weinian Qi	1,443	0.7	239	0.7	1,649	0.8	273	0.8

(1)	Assuming Primavera and Dr. Jianhua Yang make cash contributions of $65 million and $6 million, respectively, in accordance with their respective equity commitment letters.

Plans for the Company after the Proposed Merger

After the effective time, Parent anticipates that the Company will continue its current operations, except that it will cease to be an independent public company and will instead be a wholly owned subsidiary of Parent. The Company will no longer be subject to the Exchange Act or NYSE compliance and reporting requirements and the related direct and indirect costs and expenses.

Parent has advised the Company that, except for the transactions contemplated by the merger agreement, it does not have any current plans, proposals or negotiations that relate to or would result in any of the following:

•	an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	the sale or transfer of a material amount of the assets of the Company or any of its subsidiaries; or

•	any other material changes in the Company’s business.

Alternatives to the Proposed Merger

The Company’s board of directors did not independently determine to initiate a process for the sale of the Company. The independent committee was formed on November 12, 2010, in response to the receipt of the going private proposal letter from Dr. Jianhua Yang on November 11, 2010. In light of Dr. Jianhua Yang’s express intention not to sell his Shares to any third party, the independent committee determined that there was no viable alternative to the proposed sale of the Company to the Buyer Filing Persons, and in light thereof, no attempt was made to contact third parties who might otherwise consider an acquisition of the Company. Since the Company’s receipt of the proposal letter from Dr. Jianhua Yang on November 11, 2010, the Company has not received any actionable offer from any third party for (i) a merger or consolidation of the Company with another company, (ii) the sale or transfer of all or substantially all of the Company’s assets or (iii) the purchase of all or a substantial portion of the Company’s Shares that would enable such person to exercise control of or significant influence over the Company. The independent committee also took into account that, prior to the receipt of shareholder approval, the Company can terminate the merger agreement in order to enter into an acquisition agreement with respect to a superior proposal, subject to the payment of a termination fee and reimbursement of Parent’s expenses to the extent provided in the merger agreement. In this regard, the independent committee recognized that it has flexibility under the merger agreement to respond to an alternative transaction proposed by a third party that is or is reasonably likely to result in a superior proposal, including the ability to provide information to and engage in discussions and negotiations with such party (and, if such proposal is a superior proposal, recommend such proposal to the Company’s shareholders).

Effects on the Company if the Merger is not Completed

If the merger agreement is not adopted by the Company’s shareholders or if the merger is not completed for any other reason, shareholders will not receive any payment for their shares or ADSs in connection with the merger. Instead, the Company will remain an independent public company with Dr. Jianhua Yang as the majority shareholder and the Company’s ADSs will continue to be listed and traded on the NYSE. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that the Company’s shareholders will continue to be subject to the same risks and opportunities as they currently are. Accordingly, if the merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your Shares or ADSs. Under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse Parent for its out of pocket expenses or Parent may be required to pay the Company a reverse termination fee, in each case, as described in “The Merger Agreement — Termination Fees” beginning on page 83. From time to time, the Company’s board of directors will evaluate and review, among other things, the business, operations, dividend policy and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement is not adopted by the Company’s shareholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that the business, prospects or results of operations of the Company will not be adversely impacted.

Financing

The Buyer Filing Persons estimate that the total amount of funds necessary to consummate the merger and related transactions, including the payment of customary fees and expenses in connection with the merger, will be approximately $141 million, assuming no exercise of appraisal rights by shareholders of the Company. Of such amount, the Buyer Filing Persons expect that approximately $70 million will be funded by the facility agreement among Parent, Merger Sub and Standard Chartered and approximately $71 million will be funded by Primavera and Dr. Jianhua Yang pursuant to their equity commitment letters. Pursuant to the facility agreement, Standard Chartered as the original lender has committed to provide Parent with a term loan of up to $70 million to finance approximately fifty per cent of the merger consideration, the costs and expenses in relation to the merger and financing related fees.

Equity Financing

On March 21, 2011, Primavera entered into an equity commitment letter with Parent pursuant to which Primavera committed to purchase or cause the purchase of, at or prior to the effective time, $65 million of equity securities of Parent. In addition, on March 21, 2011, Dr. Jianhua Yang entered into an equity commitment letter with Parent pursuant to which Dr. Jianhua Yang committed to purchase or cause the purchase of, severally and not jointly, at or prior to the effective time, $6 million of equity securities of Parent. The equity commitment of each of Primavera and Dr. Jianhua Yang is conditioned upon the substantially simultaneous purchase of securities of Parent pursuant to the other equity commitment letter and the funding of the debt financing described below (or alternative debt financing being obtained in accordance with the merger agreement). Each of the equity commitments described above is further conditioned upon the satisfaction or waiver of the conditions to the obligations of Parent and Merger Sub to effect the closing contained in the merger agreement and upon the substantially simultaneous consummation of the merger. Each of the equity commitments will terminate upon the earliest to occur of (i) the effectiveness of the merger, (ii) termination of the merger agreement (unless the Company has commenced litigation prior to termination to require Parent to enforce the equity commitments, in which case the equity commitments will terminate when there is final and conclusive and binding determination of such litigation and Primavera or Dr. Jianhua Yang, as the case may be, has satisfied any obligations finally determined or agreed to be owed by them under the equity commitment letters), (iii) the Company, or any of its affiliates, having received the payment of all of the reverse termination fee (or any portion of the reverse termination fee as agreed among the parties) and (iv) the Company or any of its affiliates, shareholders or agents, making any claim against Primavera or Dr. Jianhua Yang, as the case may be, or certain of their respective affiliates other than claims expressly permitted under the limited guaranties. The Company is an express third-party beneficiary of each of the equity commitment letters and has the right to seek specific performance of each of the equity commitments under the circumstances in which the Company would be permitted by the merger agreement to obtain specific performance requiring Parent to enforce the equity commitments.

Debt Financing

The financing under the facility agreement is subject to the satisfaction or waiver of the following conditions:

•

Standard Chartered, as “facility agent”, has received all of the documentary conditions precedent required under Part I of Schedule 1 of the facility agreement. Such documentary conditions precedent include the constitutional documents of Parent and the guaranteeing parties under the facility agreement, board resolutions of each contracting party and certain legal opinions;

•

no major default (as defined in the facility agreement) is continuing or would result from the proposed borrowing. Major default is defined with reference to Parent and Merger Sub, and includes non-payment of amounts payable, negative pledge, financial indebtedness, misrepresentation, insolvency and repudiation and rescission of agreements;

•

all of the major representations (as defined in the facility agreement) are true. Major representations are defined with reference to Parent and Merger Sub, and include customary representations and warranties relating to incorporation, the binding nature of obligations, non-conflict of obligations and the power and authority to enter into the facility agreement and related finance documents;

•

the facility agent has received evidence that the Sponsors (as defined in the facility agreement, and which includes Dr. Jianhua Yang and affiliates of Primavera, Mr. Weinian Qi, and Mr. Yunlong Yuan) have completed all steps required of them to subscribe for shares in Parent and have made irrevocable wire transfers in an aggregate amount of $70 million to the Paying Agent (as defined under the Facility Agreement); and

•

delivery to the facility agent (within three business days from the initial drawdown of the facility) of certified copies of certain documents, including the certificate of merger to be issued by the Registrar of Companies of the Cayman Islands in respect of the merger.

Interest Rate. The interest rate of the facility is LIBOR (London Interbank Offered Rate) plus 4.50% per annum during the first twelve months of the facility or 6.00% following the first twelve months of the facility.

Prepayments and Amortization. Parent may, if it gives the facility agent not less than five business days’ prior notice, prepay after the last day of an applicable interest period the whole or any part of the loan. Parent is required to make a mandatory prepayment upon the occurrence of the following:

•

a listing of all or any part of the share capital of Parent or any of its subsidiaries on any recognized stock exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances in relation to Parent or any of its subsidiaries in any country;

•

a change of control, which means that the Sponsors cease to beneficially own at least 75% of the equity of any Obligor (as defined in the facility agreement) or any of Parent’s subsidiaries; or the Sponsors cease to control directly or indirectly any Obligor, or any of Parent’s subsidiaries;

•

a currency event, which means any change (either permanent or which continues for more than 30 days) in the laws or regulations of the PRC, or the policies of any governmental agency in the PRC, which prohibits or substantially restricts (i) the conversion of any amount from the lawful currency of the PRC to U.S. dollars, and/or (ii) the making of any dividend or other distributors from any entity that is established in the PRC to its immediate parent company; or

•	the sale of all or substantially all of the assets of Parent or any of its subsidiaries or the Company or any of its subsidiaries;

Parent is required to repay 15% of the amount of the loan on the date which is 12 months after the initial drawdown of the facility (the “Utilization Date”). Parent is required to repay the outstanding amount of the loan on the earlier of the date which is 15 months after the Utilization Date or December 31, 2012.

Guarantors. All obligations of Parent under the facility agreement will be guaranteed by Merger Sub, and the Company, Stanley Space Limited, and Wisecon Limited will each become an additional guarantor on or prior to the effectiveness of the merger.

Security. The obligations of Parent under the facility agreement will be secured by:

•	a pledge of 100% of the equity interest and assets of Parent and each of the guarantors; and

•

a first ranking fixed and floating charge over all assets of Parent and the guarantors. It is also a requirement under the facility agreement that that Parent deposit all operating revenue and all other proceeds received from dividends or otherwise into a bank account that is pledged to the security agent.

Other Terms. The facility agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among others, restrictions on indebtedness, capital expenditure, disposal of assets, declaration of dividends and mergers and consolidations. The facility agreement also includes customary events of default, including a change of control.

Parent is in the process of exploring refinancing opportunities in accordance with the terms of the facility agreement, however no plans or arrangements have been made to date

Limited Guaranty

Concurrently with the execution of the merger agreement, each of Primavera and Dr. Jianhua Yang entered into a limited guaranty with Parent, pursuant to which Primavera has agreed to guarantee 27%, and Dr. Jianhua Yang has agreed to guarantee 73%, of the obligations of Parent under the merger agreement to pay, under certain circumstances, a reverse termination fee to the Company and reimburse certain expenses. Each limited guaranty will terminate on the earliest of (i) the effective time, (ii) the termination of the merger agreement by mutual consent of the parties thereto or in circumstances where Parent is not obligated to pay the reverse termination fee or reimburse expenses and (iii) the six-month anniversary of March 21, 2011 (unless, with respect to clause (iii) above, the Company has notified the guarantor of its intention to make a claim under the limited guaranty and has made such a claim within thirty days thereafter, or has previously made, a claim under the limited guaranty on or prior to such termination, in which case the limited guaranty will terminate when such claim is finally satisfied or otherwise resolved by agreement of the parties or by binding arbitration). However, if the Company or any of its affiliates asserts a claim other than as permitted under the limited guaranties, including a claim against certain specified non-recourse parties or a claim in excess of the guaranteed amounts, the limited guaranties will immediately terminate and become null and void, all payments previously made pursuant to the limited guaranties must be returned and neither Primavera nor Dr. Jianhua Yang, nor certain specified recourse or non-recourse parties will have any liability under the limited guaranties, the merger agreement or any related documents.

Liability Cap and Limitation on Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of $6.5 million, $4.5 million, $3.0 million, as applicable, plus our out-of-pocket costs and expenses (up to $2.5 million) incurred in connection with the merger from Parent, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s right to receive payment of a termination fee of $3.0 million, and/or Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $2.5 million) incurred in connection with the merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The maximum aggregate liability of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the merger agreement is limited to the termination fee, the reverse termination fee, and reimbursement of expenses, as the case may be.

Interests of Certain Persons in the Merger

In considering the recommendation of the independent committee and our board of directors with respect to the merger, you should be aware that Dr. Jianhua Yang, chairman of our board of directors and our chief executive officer, Mr. Yunlong Yuan, a management member of the Company and Mr. Weinian Qi, a management member of the Company, have interests in the transaction that are different from, and/or in addition to, the interests of our shareholders generally. The Company’s board of directors and independent committee were aware of such interests and considered them, among other matters, in reaching their decisions to approve the merger, and to approve and adopt the merger agreement and the other transactions contemplated thereby, and recommend that our shareholders vote in favor of approving the merger and approving and adopting the merger agreement and the other transactions contemplated thereby.

Interests of Continuing Shareholders

Concurrently with the execution of the merger agreement, Dr. Jianhua Yang, an affiliate of Primavera, Mr. Yunlong Yuan and Mr. Weinian Qi entered into a letter agreement pursuant to which, the parties thereto have agreed, among other things, that, at or prior to the consummation of the merger, (i) Dr. Jianhua Yang shall beneficially own an equity interest in the amount of $168,943,709.535 in Parent, (ii) Primavera shall beneficially own an equity interest in the amount of at least $55 million in Parent (the exact amount shall be determined jointly by Dr. Jianhua Yang and Primavera, provided that the equity ownership of Parent beneficially owned by Dr. Jianhua Yang shall not be below 70%), (iii) Mr. Yunlong Yuan shall beneficially own an equity interest in the amount of $2,879,500 in Parent, and (iv) Mr. Weinian Qi shall beneficially own an equity interest in the amount of $1,919,700 in Parent. As the result of the merger, Dr. Jianhua Yang’s beneficial ownership in the Company will increase from 55.8% to at least 70%, Mr. Yunlong Yuan’s beneficial ownership in the Company will increase from 1.0% to approximately 1.2%, and Mr. Weinian Qi’s beneficial ownership will increase from 0.7% to approximately 0.8%. The Company will become a privately-held company following the completion of the merger. Because of the increase in these continuing shareholders’ equity interests in the surviving company, each of them will enjoy proportionally increased benefits from any future earnings and growth of the surviving company and bear a correspondingly increased risk of any possible decrease in the future earnings, growth or value of the surviving company. Their investment in the surviving company will be illiquid, with no public trading market for the surviving company’s shares. They will have no certainty of an opportunity to sell their shares in the surviving company at an attractive price, or that any dividends paid by the surviving company will be sufficient to recover their investment.

The merger may provide additional means to enhance shareholder value for the continuing shareholders, including improved profitability due to the elimination of the expenses associated with public company reporting and compliance, increased flexibility and responsiveness in management of the business to achieve growth and respond to competition without the restrictions of short-term earnings comparisons, and additional means for making liquidity available to them, such as through dividends or other distributions.

Treatment of Existing Share Options, Including Those Held by Officers and Directors

The surviving company will make to each holder of outstanding vested options to purchase Shares under the Company’s share incentive plan adopted as of January 1, 2008 an unconditional and irrevocable offer which, if accepted by such holder, will result in such vested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash payment equal to the number of Shares underlying such option immediately prior to the effective time multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such vested option, without interest and less any applicable withholding taxes.

The surviving company will make to each holder of outstanding unvested options to purchase Shares under the share incentive plan an unconditional and irrevocable offer which, if accepted by such holder, will result in such unvested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a restricted cash award in the amount equal to the number of Shares underlying such option multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such unvested option. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the merger and any such restricted cash awards will not be transferrable. On the date that the unvested options would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award will be delivered to the holder of such restricted cash award, without interest and less any applicable withholding taxes.

The table below sets forth, as of the date of this proxy statement (for each our executive officers and directors that holds options to purchase Shares, and such executive officers and directors together as a group): (a) the number of vested options held by such person, (b) the cash payment that will be made in respect of the vested options at the effective time of the merger, (c) the cash payment that will be made in respect of all other Shares owned by such person at the effective time of the merger, (d) the number of unvested options held by such person, (e) the restricted cash award that may be made in respect of the unvested options, and (f) the total cash payment such person may receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

Name of Directors and Executive Officers	Number of Vested Options	Cash Payment for Vested Options at Closing		Cash Payment for Other Beneficially Owned Shares at Closing	Number of Unvested Options	Restricted Cash Award for Unvested Options		Total Cash Payment
Zixin Wang	3,750,000	$191,283	(1)	—	1,250,000	$63,761	(1)	$255,044
Jinhua (Jim) Chen	1,000,080	$54,838		—	1,000,080	$54,838		$109,676
Total of all directors and executive officers holding options to purchase Shares as a group	4,750,080	$246,121		—	2,250,080	$118,599		$364,720

(1)	The exercise price per Share of the options is RMB 0.55. For purpose of calculating the cash payment and the restricted cash award in the table set forth above, Renminbi is translated into U.S. dollars at a rate of RMB 6.5483 to US$1.00, the noon buying rate in the City of New York for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, in effect as of March 31, 2011.

Indemnification and Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The indemnification provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time, will survive the merger and will not be amended or modified for a period of six years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (i) the current and former directors, officers and employees of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the surviving company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

The Independent Committee

On November 12, 2010, our board of directors established an independent committee of directors to consider the proposal from Dr. Jianhua Yang and to take any actions it deems appropriate to assess the financial viability of such proposal. The independent committee is composed of independent directors— Messrs. Kevin Wu, Zuowei Xie, Qian Zhao and Hai Mi. Other than their receipt of board and independent committee compensation (which are not contingent upon the consummation of the merger or the independent committee’s or board’s recommendation of the merger) and their indemnification and liability insurance rights under the merger agreement, none of the members of the independent committee has a financial interest in the proposed merger or any of transactions contemplated thereby and none of them is related to any of the Buyer Filing Persons. Our board of directors did not place any limitations on the authority of the independent committee regarding its investigation and evaluation of the proposed transaction.

We have compensated, and will continue to compensate, the members of the independent committee in exchange for their service in such capacity at a rate of $10,000 per month for the spokesman and $6,000 per month for each other member of the independent committee, provided that the total compensation the spokesman receives will not exceed $80,000 and the total compensation that each other member of the independent committee receives will not exceed $48,000.

Position with the Surviving Company

After consummation of the merger, Dr. Jianhua Yang expects to continue to serve as chairman of the board of directors of the surviving company. It is anticipated that the other executive officers of the Company will hold positions with the surviving company that are substantially similar to their current positions.

Related Party Transactions

We adopted an audit committee charter, which requires that the audit committee review all related party transactions on an ongoing basis and all such transactions be approved by the committee. In addition to the arrangements in connection with the merger discussed elsewhere in this proxy statement, we completed the following transactions with related parties for the years ended December 31, 2008 and 2009:

Transactions among Certain Directors, Shareholders and Affiliates

As of December 31, 2008 and 2009, amounts due from related parties were RMB 2.5 million and RMB 0.06 million, respectively. The amount due from related parties in 2008 was attributable to the advance payment of RMB 2.5 million made by us to a non-controlling shareholder of Jiangsu Kangpeng Nong Hua Limited, or Kangpeng Nong Hua, Mr. Zhiyan Shen. Prior to the Company’s acquisition of 100% of the equity interests in Kangpeng Nong Hua in 2009, Dr. Jianhua Yang was a significant shareholder of Kangpeng Nong Hua. This amount was repaid in full in January 2009. The amount due from related parties in 2009 was attributable to the payment of RMB 0.06 million made by us on behalf of Central Glass Company Limited, which is the controlling investor of Central Glass Chemspec Company Limited, or Central Glass Chemspec. The Company through its subsidiaries is a non-controlling investor in Central Glass Chemspec, which was established pursuant to a joint venture agreement in December 2008.

As of December 31, 2008 and 2009, amounts due to related parties were RMB 51.25 million and RMB 23.66 million, respectively. The amounts due to related parties in 2008 include RMB 37.96 million due to Wise Lion Limited, an affiliate of Dr. Jianhua Yang, our chairman and chief executive officer and RMB 12.27 million due to Kang Qi Investment Company, or Kang Qi, a subsidiary owned by family members of Dr. Jianhua Yang. The amounts due to related parties in 2009 include RMB 9.5 million due to Kang Qi.

Amounts due from or due to related parties were non-interest bearing and payable on demand.

Other Related Party Transactions

For a description of other related party transactions, see our Annual Report on Form 20-F for the year ended December 31, 2009. See “Where You Can Find More Information” for a description of how to obtain a copy of our Annual Report.

Fees and Expenses

Fees and expenses incurred or to be incurred by the Company and the Buyer Filing Persons in connection with proposed merger are estimated at the date of this proxy statement to be as follows:

Description	Amount
Financing fees and expenses and other professional fees	$3,400,000
Legal fees and expenses	$2,700,000
Independent committee fees	$3,200,000
Miscellaneous (including accounting, filing fees, printer, proxy solicitation and mailing costs, ADS cancellation and surrender fees)	$400,000
Total	$9,700,000

These expenses will not reduce the merger consideration to be received by the Company shareholders and ADS holders. If the merger is consummated, the party incurring any costs and expenses in connection with the proposed merger and the merger agreement shall pay such costs and expenses.

Voting by Continuing Shareholders at the Extraordinary General Meeting

Pursuant to a support agreement by and among Dr. Jianhua Yang, Credit Suisse Trust Limited, Wise Lion Limited and Primavera SPV Ltd. and a delegation of voting power letter agreement by and among Credit Suisse Trust Limited, Dr. Jianhua Yang and Primavera SPV Ltd., Dr. Jianhua Yang agreed to vote all of the Shares beneficially owned by him in favor of the adoption of the merger agreement. Dr. Jianhua Yang beneficially owns approximately 55.8% of the outstanding Shares of the Company.

Litigation Related to the Merger

We are not aware of any lawsuit that challenges the merger, the merger agreement or any of the transactions contemplated thereby.

Accounting Treatment of the Merger

The merger is expected to be accounted for, at historical cost, as a merger of entities under common control in a manner similar to a pooling-of-interests, in accordance with Accounting Standards Codification 805-50, “Business Combinations – Related Issues”.

Regulatory Matters

The Company does not believe that any material federal or state regulatory approvals, filings or notices are required in connection with the merger other than the approvals, filings or notices required under the federal securities laws and the filing of the plan of merger (and supporting documentation as specified in the Cayman Companies Law) with the Cayman Islands Registrar of Companies and in the event the merger becomes effective, a copy of the certificate of merger being given to the shareholders and creditors of the Company and Merger Sub as at the time of the filing of the plan of merger and notice of merger published in the Cayman Islands Gazette.

Appraisal Right

See “Dissenters’ Rights—Requirements for Exercising Dissenters’ Rights” starting on page 87.

Certain Material U.S. Federal Income Tax Consequences

See “Material U.S. Federal Income Tax Consequences” starting on page 95.

Material PRC Income Tax Consequences

See “Material PRC Income Tax Consequences” starting on page 98.

Material Cayman Islands Tax Consequences

See “Material Cayman Islands Tax Consequences” starting on page 99.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, the documents attached hereto and the documents incorporated by reference in this proxy statement are forward-looking statements based on estimates and assumptions. These include statements as to such things as our financial condition, results of operations, plans, objectives, future performance and business, as well as forward-looking statements relating to the merger. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on current expectations, estimates and projections about our business and the proposed merger, the accurate prediction of which may be difficult and involve the assessment of events beyond our control. The forward-looking statements are further based on assumptions made by management. Forward-looking statements can be identified by forward-looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. These statements are not guarantees of the underlying expectations or future performance and involve risks and uncertainties that are difficult to predict. Readers of this proxy statement are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.

The following factors, among others, could cause actual results or matters related to the merger to differ materially from what is expressed or forecasted in the forward-looking statements:

•	the satisfaction of the conditions to consummation of the merger, including the approval of the merger agreement by our shareholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•

debt financing may not be obtained on or prior to the effective time of the merger because of the failure of Parent to meet the closing conditions or for other reasons, which may result in the merger not being consummated promptly or at all;

•	the effect of the announcement or pendency of the merger on our business relationships, operating results and business generally;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the prices of our Shares and ADSs;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the merger agreement;

•	diversion of our management’s attention from our ongoing business operations;

•	the amount of the costs, fees, expenses and charges related to the merger and the actual terms of the financings that will be obtained for the merger;

•	the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against us and others relating to the merger; and

•

other risks detailed in our filings with the SEC, including the information set forth under the caption in “Item 3D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2009. See “Where You Can Find More Information” on page 101.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, many of the factors that will determine our future results are beyond our ability to control or predict and we cannot guarantee any future results, levels of activity, performance or achievements. We cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. In light of the significant uncertainties inherent in the forward-looking statements, readers should not place undue reliance on forward-looking statements, which speak only as of the date on which the statements were made and it should not be assumed that the statements remain accurate as of any future date. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Further, forward-looking statements speak only as of the date they are made and, except as required by applicable law or regulation, we undertake no obligation to update these forward-looking statements to reflect future events or circumstances.

MARKET PRICE OF THE COMPANY’S ADSs, DIVIDENDS AND OTHER MATTERS

Market Price of the Company’s ADSs

The following table provides the high and low closing prices for our ADSs, each representing 60 Shares, on the NYSE under the symbol “CPC”, for (1) the years 2009 (from June 24, 2009—the first day our ADSs were traded on the NYSE), 2010 and 2011 (through April 25, 2011), (2) the three quarters of 2009, the four quarters of 2010 and the first quarter of 2011, and (3) each of the past six months (through April 25, 2011):

	Closing Price Per ADS (in US$)
	High	Low
Annual:
2009	9.65	5.33
2010	9.04	5.93
2011 (through April 25, 2011)	7.68	7.05
Quarterly:
2009
Second quarter	9.07	8.00
Third quarter	9.65	6.74
Fourth quarter	8.13	5.33
2010
First quarter	8.05	6.50
Second quarter	9.04	6.90
Third quarter	8.00	5.93
Fourth quarter	7.91	5.95
2011
First quarter	7.68	7.05
Monthly:
2010
November	7.91	6.32
December	7.70	7.08
2011
January	7.68	7.30
February	7.55	7.29
March	7.53	7.05
April (through April 25, 2011)	7.50	7.24

On November 10, 2010, the last trading day prior to the announcement by the Company’s board of directors that it had received a “going private” proposal, the reported closing sales price of our ADSs on the New York Stock Exchanges was $6.32 per ADS. The proposed merger consideration of $8.10 per ADS, or $0.1350 per Share, represents a premium of approximately 28.2% to the closing trading price of $ 6.32 per ADS, or $0.10533 per Share, on November 10, 2010 and a 27.1% premium over the 90-day volume weighted average price as quoted by Bloomberg L.P. on November 10, 2010, the last trading day prior to the Company’s announcement on November 11, 2010 that it had received a “going private” proposal. On                     , 2011, the most recent practicable date before the printing of this proxy statement, the high and low reported sales price of our ADSs was $             and $            , respectively, or $             and $             per Share. You are urged to obtain a current market price quotation for your ADSs in connection with voting your Shares.

Dividend Policy

Our board of directors has complete discretion on whether to pay dividends on our Shares or ADSs. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

On March 11, 2010, we declared the issuance of a 2009 dividend of US$0.003 per ordinary share (US$0.18 per ADS) to shareholders of record as of March 31, 2010 with a payment date of April 21, 2010. Aside from the payment of this dividend, the Company has not paid any other dividends in the last two years. We do not expect to declare or pay any further dividends prior to the merger, and under the terms of the merger agreement, are prohibited from doing so without Parent’s prior written approval.

In addition, our ability to pay dividends depends substantially on the payment of dividends to us by our operating subsidiaries in China. Each of the operating subsidiaries may pay dividends only out of its accumulated distributable profits, if any, determined in accordance with its articles of association, and the accounting standards and regulations in China. Each of our PRC subsidiaries, including wholly foreign-owned enterprises, or WFOEs, and joint venture enterprises is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves or statutory capital reserve fund until the aggregate amount of such reserves reaches 50% of its respective registered capital. Our statutory reserves are not distributable as loans, advances or cash dividends. In addition, if any of our PRC subsidiaries incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. Any limitation on the payment of dividends by our subsidiaries could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our businesses, pay dividends and otherwise fund and conduct our businesses. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—We rely on dividends paid by our subsidiaries for our cash needs, and any limitation on the ability of our subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, which is incorporated herein by reference.

If we pay any dividends, the depositary will distribute such payments to our ADS holders to the same extent as holders of the corresponding numbers of our ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. Cash dividends on our ordinary shares, if any, will be paid in U.S. dollars.

THE EXTRAORDINARY GENERAL MEETING

We are furnishing this proxy statement to you, as a holder of our Shares or ADSs, as part of the solicitation of proxies by the Company’s board of directors for use at the extraordinary general meeting described below.

Date, Time and Place of the Extraordinary General Meeting

The extraordinary general meeting will be held at                      on                     , 2011, at                     , Shanghai time.

Proposals to be Considered at the Extraordinary General Meeting

At the meeting, you will be asked to consider and vote upon:

•	as a special resolution:

THAT the agreement and plan of merger dated as of March 21, 2011 among Halogen Limited, Halogen Mergersub Limited, the Company and Dr Jianhua Yang (such agreement and plan of merger being in the form attached to the Proxy Statement, which will be produced and made available for inspection at the extraordinary general meeting) and any and all transactions contemplated thereby be and are hereby authorised, approved and adopted by the Company;

•	as an ordinary resolution:

THAT the chairman of the extraordinary general meeting be instructed to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in the event that there are insufficient proxies received at the time of the extraordinary general meeting to pass the special resolution to be proposed at the extraordinary general meeting.

If the proposed merger is completed, each Share, including Shares represented by ADSs, issued and outstanding immediately prior to the effective time, other than the Founder Shares, the Management Shares and the Dissenting Shares (collectively, the “Excluded Shares”) shall be cancelled in exchange for the right to receive the per Share merger consideration of $0.1350 per Share in cash without interest. Each ADS issued and outstanding immediately prior to the effective time, other than ADSs beneficially owned by Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan and any person controlled by any of them prior to the effective time, will represent the right to receive the per ADS merger consideration of $8.10 per ADS in cash without interest pursuant to the terms and conditions set forth in the merger agreement. At the effective time, all of the Shares will cease to be outstanding, shall be cancelled and shall cease to exist. Each Share (other than Excluded Shares) will thereafter represent only the right to receive the per Share merger consideration without interest, and any Shares held by dissenting shareholders will thereafter represent only the right to receive the fair value of their Shares as determined under the Cayman Companies Law. The Founder Shares and the Management Shares will be cancelled for no consideration. At the effective time, each ordinary share, par value HK$0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time will be converted into one fully paid and non-assessable ordinary share, par value HK$0.01 per share, of the surviving company. Shares reserved under the Company’s share incentive plan adopted as of January 1, 2008 that have been provisionally deposited with the depositary for the ADSs and are not subject to any outstanding option under the Company’s share incentive plan will be cancelled for no consideration.

Our Board’s Recommendation

Our board of directors, acting upon the unanimous recommendation of the independent committee of our board of directors:

•

determined that the merger, on the terms and subject to the consideration set forth in the merger agreement, is substantively and procedurally fair to, and in the best interests of, the Company and its unaffiliated shareholders, and declared it advisable to enter into the merger agreement;

•	approved the merger, the merger agreement and the other transactions contemplated thereby; and

•	recommends that the Company’s shareholders vote FOR the approval and adoption of the merger agreement.

Record Date; Shares and ADSs Entitled to Vote

You are entitled to vote at the extraordinary general meeting if you own Shares at the close of business on                     , 2011, the Share record date for voting at the extraordinary general meeting. If you own Shares at the close of business on the Share record date, the deadline for you to lodge your proxy card and vote is                     , 2011 at              a.m. (Shanghai time). If you own ADSs at the close of business in New York City on                     , the ADS record date, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) on how to vote the Shares underlying your ADSs. The ADS depositary must receive your instructions no later than              a.m. (New York City time) on                     , 2011 in order to ensure your Shares are properly voted at the extraordinary meeting. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                     , 2011, the Share record date. Each outstanding Share on the record date entitles the holder to one vote on each matter submitted to the shareholders for approval at the extraordinary general meeting and any adjournment thereof. See “Procedures for Voting” below.

Quorum

A quorum of our shareholders is necessary to have a valid shareholders’ meeting. The required quorum for the transaction of business at the extraordinary general meeting is the presence, in person or by proxy, of at least half of our outstanding voting Shares. We expect, as of the Share record date, there will be              Shares entitled to be voted at the extraordinary general meeting. In the event that a quorum is not present at the extraordinary general meeting, we currently expect that we will adjourn the extraordinary general meeting to solicit additional proxies in favor of the adoption of the merger agreement.

Vote Required

Under the Cayman Companies Law and the merger agreement, we cannot complete the proposed merger unless the merger agreement is adopted by (i) a special resolution; and (ii) an affirmative vote of shareholders representing more than 50% in value of the Shares present and voting in person or by proxy as a single class, excluding the Founder Shares and the Management Shares. To the extent known by the Company after making reasonable inquiry, except as set forth under the caption “Security Ownership of Certain Beneficial Owners and Management of the Company”, no executive officer, director or affiliate of the Company or any of the Buyer Filing Persons currently hold any securities of the Company.

Procedures for Voting

Shares

Holders of record of our Shares may vote their Shares by attending the extraordinary general meeting and voting their Shares in person, or by completing the enclosed proxy card in accordance with the instructions set forth on the proxy card. The deadline to lodge your proxy card is                     , 2011 at              a.m. (Shanghai time).

Shareholders who hold their Shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their Shares how to vote their Shares or obtain a proxy from the record holder to vote their Shares at the extraordinary general meeting.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact [—].

ADSs

If you own ADSs as of the close of business in New York City on                     , 2011, you cannot attend or vote at the extraordinary general meeting directly, but you may instruct the ADS depositary (as the holder of the Shares underlying the ADSs) how to vote the Shares underlying your ADSs by completing and signing the enclosed ADS Voting Instruction Card and returning it in accordance with the instructions printed on it as soon as possible but, in any event, so as to be received by the ADS depositary no later than 10:00 a.m. (New York City time) on                     , 2011. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                     , 2011, the Share record date. The ADS depositary shall endeavor, in so far as practicable, to vote or cause to be voted the number of Shares represented by your ADSs in accordance with your voting instructions. If you hold your ADSs through a financial intermediary such as a broker, you must rely on the procedures of the financial intermediary through which you hold your ADSs if you wish to vote.

If the ADS depositary timely receives valid voting instructions from an ADS owner which fail to specify the manner in which the ADS depositary is to vote the Shares represented by ADSs held by such ADS owner, such ADS owner is deemed to have instructed the ADS depositary to vote in favor of the items set forth in the voting instructions. The Company has informed the ADS depositary that it reserves, in its sole discretion, the right under Section 4.10(b) of the Deposit Agreement to request the ADS depositary to issue a discretionary proxy in favor of a person to be designated by the Company to vote any Shares represented by ADSs for which the ADS depositary does not timely receive valid voting instructions from the ADS holders as of the close of business on                     , 2011. Under the terms of the Deposit Agreement, no discretionary proxy is to be issued in respect of Shares represented by unvoted ADSs with respect to any matter as to which the Company informs the ADS depositary that there exists substantial opposition or that would have a material adverse impact on the holders of ADSs or on the Company’s shareholders. The ADS depositary will, in accordance with the terms of the Deposit Agreement, rely on the determination by the Company. As of the date hereof, the Company is not aware of any substantial opposition to any matter to be voted on at the extraordinary general meeting and does not believe any such matter will have a material adverse impact on the holders of ADSs or on the Company’s shareholders.

Voting of Proxies and Failure to Vote

All Shares represented by valid proxies will be voted at the extraordinary general meeting in the manner specified by the holder. If a shareholder returns a properly signed proxy card but does not indicate how the shareholder wants to vote, Shares represented by that proxy card will be voted FOR approval of the merger and approval and adoption of the merger agreement and the other transactions contemplated thereby and FOR approval of the proposal to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting unless the shareholder appoints a person other than the chairman of the meeting as proxy, in which case the Shares represented by that proxy card will be voted (or not submitted for voting) as the proxy determines.

If a shareholder fails to vote by proxy or in person, it will be more difficult for the Company to obtain the necessary quorum to transact business at the extraordinary general meeting and to obtain required votes described in “Vote Required.”

Brokers or other nominees who hold our Shares in “street name” for customers who are the beneficial owners of such Shares may not give a proxy to vote those customers’ Shares in the absence of specific instructions from those customers. Broker non-votes will be counted toward a quorum but will not be treated as voted at the extraordinary general meeting.

Revocability of Proxies

Registered holders of our Shares may revoke their proxies in one of three ways:

•

First, a registered shareholder can revoke a proxy by written notice of revocation given to the chairman of the extraordinary general meeting before the extraordinary general meeting commences. Any written notice revoking a proxy should also be sent to [Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China].

•

Second, a registered shareholder can complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to the Company no less than 48 hours prior to the extraordinary general meeting.

•

Third, a registered shareholder can attend the meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the registered shareholder actually votes at the extraordinary general meeting.

If a shareholder holds Shares through a broker and has instructed the broker to vote the shareholder’s Shares, the shareholder must follow directions received from the broker to change those instructions.

Holders of our ADSs may revoke their voting instructions by notification to the ADS depositary in writing at any time prior to 10:00 a.m. (New York City time) on                     , 2011. A holder of ADSs can do this in one of two ways:

•	First, a holder of ADSs can revoke its voting instruction by written notice of revocation timely delivered to the ADS depositary.

•

Second, a holder of ADSs can complete, date and submit a new ADS Voting Instruction Card to the ADS depositary bearing a later date than the ADS Voting Instruction Card sought to be revoked to the ADS depositary.

If you hold your ADSs through a broker, bank or nominee and you have instructed your broker, bank or nominee to give ADS voting instructions to the ADS depositary, you must follow the directions of your broker, bank or nominee to change those instructions.

Whom to Call for Assistance

If you need assistance, including help in changing or revoking your proxy, please contact Okapi Partners LLC, which is acting as a proxy solicitation agent and information agent in connection with the merger as follows:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, New York 10022

Stockholder may call toll free +1 855 208 8903

Banks and Brokers may call collect +1 212 297 0720

Email: info@okapipartners.com

Solicitation of Proxies

We have engaged Okapi Partners LLC to assist in the solicitation of proxies from banks, brokerage firms, nominees, institutional holders and individual investors for the extraordinary general meeting. We expect that Okapi Partners LLC’ fees for its services will be approximately $10,000 plus certain costs associated with telephone solicitations, if required, and reimbursement of out-of-pocket expenses. In addition, proxies may be solicited by mail, in person, by telephone, by internet or by facsimile by certain of our officers, directors and employees. These persons will receive no additional compensation for solicitation of proxies but may be reimbursed for reasonable out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of our Shares and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

Other Business

We are not currently aware of any business to be acted upon at the extraordinary general meeting other than the matters discussed in the notice convening the meeting.

THE MERGER AGREEMENT

This section of the proxy statement describes the material terms of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the proposed merger. This description of the merger agreement has been included to provide you with information regarding its terms.

Structure and Completion of the Proposed Merger

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, of the merger agreement. If the proposed merger is completed, the Company will cease to be a publicly traded company. The closing will occur on the first business day immediately following the day when all of the closing conditions have been satisfied or waived. At the closing, (i) Merger Sub and the Company will execute a plan of merger and file the plan of merger and other related documents with the Registrar of Companies of the Cayman Islands; and (ii) Parent will deliver a request to the lender to draw down the debt financing. The merger will become effective within seven business days after the closing date.

We expect that the proposed merger will be completed during the third calendar quarter of 2011, after all conditions to the proposed merger have been satisfied or waived. We cannot specify when, or assure you that, all conditions to the proposed merger will be satisfied or waived; however, we intend to complete the proposed merger as promptly as practicable.

Memorandum and Articles of Association; Directors and Officers of the Surviving Company

Upon completion of the proposed merger, the memorandum and articles of association of Merger Sub as in effect at the effective time will be the memorandum and articles of association of the Company as the surviving company (except that at the effective time, Article I of the memorandum and articles of association of the surviving company will be amended to be and read as follows: “The name of the Corporation is Chemspec International Limited”). The directors of Merger Sub at the effective time will become the directors of the Company and the executive officers of the Company will remain the executive officers of the Company, unless otherwise determined by Parent prior to the effective time.

Merger Consideration

Other than (i) the Founder Shares, (ii) the Management Shares; and (iii) the Dissenting Shares, each Share issued and outstanding immediately prior to the effective time will be cancelled in exchange for the right to receive $0.1350 in cash per Share ($8.10 per ADS) without interest.

Each of the Founder Shares and the Management Shares will, by virtue of the merger and without any action on the part of its holder, cease to be outstanding, will be cancelled and will cease to exist without payment of any consideration or distribution therefor.

Each dissenting shareholder will be entitled to receive only the payment resulting from the procedures set forth in Section 238 of the Cayman Companies Law with respect to Shares owned by such dissenting shareholder.

At the effective time, each ordinary share, par value HK$0.01 per share, of Merger Sub issued and outstanding immediately prior to the effective time, will be converted into one fully paid and non-assessable ordinary share, par value HK$0.01 per share, of the surviving company.

A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company; or (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (b) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Company extraordinary general meeting convened to vote on the merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to dissenting shareholders and shareholders of the Company who are untraceable exceeds $2 million, such monies and any monies which are returned will be held by the surviving company in a separate non interest bearing bank account for the benefit of dissenting shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the extraordinary general meting will be forfeited and will revert to the surviving company.

Treatment of Options

The surviving company will make to each holder of outstanding vested options to purchase Shares under the Company’s share incentive plan adopted as of January 1, 2008 an unconditional and irrevocable offer which, if accepted by such holder, will result in such vested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a cash payment equal to the number of Shares underlying such options immediately prior to the effective time multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such vested options, without interest and less any applicable withholding taxes.

The surviving company will make to each holder of outstanding unvested options to purchase Shares under the share incentive plan an unconditional and irrevocable offer which, if accepted by such holder, will result in such unvested options being cancelled and converted into the right to receive, as soon as reasonably practicable after the effective time, a restricted cash award in the amount equal to the number of Shares underlying such options multiplied by the amount by which $0.1350 exceeds the exercise price per Share of such unvested options. Such restricted cash awards will be subject to the same vesting conditions applicable to the unvested options without giving effect to the merger and any such restricted cash awards will not be transferrable. On the date that the unvested options would have become vested without giving effect to the merger, such corresponding portion of the restricted cash award will be delivered to the holder of such restricted cash award, without interest and less any applicable withholding taxes.

Exchange Procedures

At the effective time, Parent will deposit with the paying agent for the benefit of the holders of Shares and ADSs, the merger consideration for the paying agent to make payments under the merger agreement. Promptly after the effective time, the paying agent will mail to each registered holder of Shares (other than holders of the Excluded Shares) (i) a letter of transmittal specifying how the delivery of the merger consideration to registered holders of the Shares will be effected and (ii) instructions for effecting the surrender of share certificates in exchange for the per Share merger consideration. Upon surrender of a share certificate, each registered holder of Shares will receive an amount equal to (x) the number of Shares multiplied by (y) the per Share merger consideration. Promptly following the effective time, the paying agent will transmit to the ADS depositary an amount equal to the product of (x) the number of ADSs and (y) the per ADS merger consideration. The ADS depositary will distribute the per ADS merger consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs.

Representations and Warranties

The merger agreement contains representations and warranties made by the Company to Parent and Merger Sub and representations and warranties made by Parent and Merger Sub to the Company, in each case, as of specific dates. The statements embodied in those representations and warranties were made for purposes of the merger agreement and are subject to important qualifications and limitations agreed by the parties in connection with negotiating the terms of the merger agreement (including the disclosure schedules delivered by the Company and Parent in connection therewith but not reflected in the merger agreement). In addition, some of those representations and warranties may be subject to a contractual standard of materiality different from that generally applicable to shareholders, may have been made for the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement rather than establishing matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The representations and warranties made by the Company to Parent and Merger Sub include representations and warranties relating to, among other things:

•	due organization, existence, good standing and authority to carry on the Company’s businesses;

•

the Company’s capitalization, the absence of preemptive or other similar rights or any debt securities that give its holders the right to vote with the Company’s shareholders and the absence of encumbrances on the Company’s ownership of the equity interests of its subsidiaries;

•

the Company’s corporate power and authority to execute, deliver and perform its obligations under and to consummate the transactions under the merger agreement, and the enforceability of the merger agreement against the Company;

•

the declaration of advisability of the merger agreement and the merger by the independent committee and by the board of directors of the Company, and the approval of the merger agreement and the merger by the board of directors of the Company;

•

the absence of (i) a breach or violation of, or a default under, the governing documents of the Company and its subsidiaries, (ii) a material breach or violation of applicable law, (iii) a default or an acceleration of obligations under certain agreements and (iv) the creation of any lien on any properties or assets of the Company, in each case, as a result of the Company entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the required vote of the Company’s shareholders to adopt the merger agreement;

•	governmental consents and approvals;

•	the Company’s SEC filings since May 26, 2009 and the financial statements included therein;

•	compliance with the Sarbanes-Oxley Act of 2002, the rules and regulations of the NYSE and any rules and regulations applicable to the Company’s reports;

•	the Company’s disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a Company “Material Adverse Effect” (as defined below) and the absence of certain other changes or events from October 1, 2010 to March 21, 2011;

•	the conduct of business in accordance with the ordinary course consistent with past practice from October 1, 2010 to March 21, 2011;

•	the absence of legal proceedings and governmental orders against the Company or its subsidiaries;

•	the absence of certain undisclosed liabilities;

•	employee benefits plans;

•	compliance with applicable laws, licenses and permits;

•	material contracts and the absence of any default under, or termination of, any material contract;

•	real property and other material properties and assets;

•	the absence of a shareholder rights agreement and the inapplicability of any anti-takeover law to the merger;

•	environmental matters;

•	tax matters;

•	labor matters;

•	intellectual property;

•	insurance policies;

•	the receipt of an opinion from Houlihan Lokey (China) Limited;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	customers;

•	the accuracy of the information provided in the Schedule 13E-3 and this proxy statement; and

•	acknowledgment as to absence of any other representations and warranties.

Many of the representations and warranties in the merger agreement made by the Company are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the merger agreement, a “Material Adverse Effect” means any change, effect, event, or occurrence, that individually or in the aggregate with all other effects, (i) has a material adverse effect on the business, assets, financial condition or consolidated results of operations of the Company and its subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by the merger agreement. However, none of the following and no effect, alone or in combination, related to or arising out of any of the following, will be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur:

•

effects that affect the industry in which the Company and its subsidiaries operate (in each case, only to the extent they do not have a materially disproportionate effect on the Company and its subsidiaries);

•	changes in general business, economic or political conditions (in each case, only to the extent they do not have a materially disproportionate effect on the Company and its subsidiaries);

•

effects affecting the financial, credit or securities markets in the United States, the People’s Republic of China (the “PRC”) or any other country or region in the world, including changes in interest rates or foreign exchange rates (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•	effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, the merger agreement;

•

any change in the Company’s share price or trading volume (although the underlying cause of such change may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur);

•	any action taken by the Company or any of its subsidiaries required by the merger agreement, with Parent’s or Merger Sub’s written consent or at the written request of Parent or Merger Sub;

•

any effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening occurring after the date of the merger agreement (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events occurring after the date of the merger agreement (in each case, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•

changes or modifications in GAAP or applicable law or the interpretation or enforcement thereof occurring after the date of the merger agreement (in the case of changes or modifications in applicable law or the interpretation or enforcement thereof, only to the extent it does not have a materially disproportionate effect on the Company and its subsidiaries);

•

the failure by the Company or any of its subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (although the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur);

•	any change or prospective change in the Company’s credit ratings;

•	any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective affiliates; and

•

any loss of, or change in, the relationship of the Company or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lenders, employees, investors, or joint venture partners arising out of the execution, delivery or performance of the merger agreement, the consummation of the transactions contemplated by the merger agreement or the announcement of any of the foregoing.

The representations and warranties made by Parent and Merger Sub to the Company include representations and warranties relating to, among other things:

•	their due organization, existence and good standing;

•

their corporate power and authority to execute, deliver and perform their obligations under and to consummate the transactions contemplated by the merger agreement, and the enforceability of the merger agreement against them;

•	the equity commitment letters, the facility agreement and the absence of any default thereunder;

•	sufficiency of funds in the financing contemplated by the equity commitment letters and the facility agreement, subject to certain exceptions;

•	Parent not having any reason to believe the conditions to the financing will not be satisfied or that the financing will not be available;

•	the absence of contingencies related to the funding of the financing other than as set forth in the equity commitment letters and the facility agreement;

•	the absence of any side letters or other agreements to which Parent or its affiliates are a party relating to the financing;

•	capitalization of Parent and Merger Sub, Parent ownership of Merger Sub and the operations of Merger Sub;

•	governmental consents and approvals;

•

the absence of (i) a breach or violation of, or a default under, the governing documents of Parent or Merger Sub, (ii) a material breach or violation of applicable law, (iii) a default or an acceleration of obligations under certain agreements and (iv) the creation of any lien on any properties or assets of Parent or Merger Sub, in each case, as a result of entering into and performing under the merger agreement and consummating the transactions contemplated by the merger agreement;

•	the absence of legal proceedings against Parent or Merger Sub;

•	the execution and the validity and enforceability of the limited guaranties provided by Primavera and Dr. Jianhua Yang of certain obligations of Parent and the lack of any default thereunder;

•	the accuracy of the information provided by Parent or Merger Sub for inclusion in the Schedule 13E-3 and this proxy statement;

•	solvency of Parent and the surviving company immediately following consummation of the merger;

•	the absence of any undisclosed interest in competitors;

•

the absence of undisclosed shares and other securities of, any other rights to acquire the shares and other securities of, or any other economic interest in, the Company, beneficially owned by Parent, Merger Sub or any guarantor;

•	the absence of certain agreements or compensation or equity arrangements;

•	the absence of any side letters or other agreements among the Buyer Filing Persons, the lender or any of their respective affiliates relating to the transactions contemplated by the merger agreement;

•	the absence of any undisclosed brokers’ or finders’ fees;

•	independent investigation conducted by Parent and Merger Sub and non-reliance on the Company’s estimates; and

•	acknowledgement as to the absence of any other representations and warranties.

Conduct of Business Prior to Closing

Under the merger agreement, the Company has agreed that, subject to certain exceptions in the merger agreement, from the date of the merger agreement until the earlier of the effective time or the termination of the merger agreement, the Company and its subsidiaries will cause their businesses to be conducted in all material respects in the ordinary course consistent with past practice and, to the extent consistent therewith, the Company and its subsidiaries will use their reasonable best efforts to preserve their business organizations intact and maintain existing relations with governmental entities, key customers, suppliers, distributors and other persons with whom they have material business relationships.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules the Company delivered in connection with the merger agreement, unless Parent consents in writing (which consent cannot be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its subsidiaries to, among other things:

•	adopt or propose any change in the Company’s organizational or governing documents;

•

merge or consolidate the Company or any of its subsidiaries (except for transactions among wholly owned subsidiaries that are not obligors or guarantors of third party indebtedness), or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any contracts imposing material changes or material restrictions on its assets, operations or businesses;

•

acquire share or assets or make any investment, in each case, other than in the ordinary course of business or, if outside the ordinary course of business, in an amount not to exceed RMB 5 million for any transaction or related series of transactions;

•	issue, sell, pledge, transfer or otherwise dispose of any shares of capital stock of the Company and its subsidiaries or any rights to acquire the Company’s securities, subject to certain exceptions;

•

create or incur any lien on (i) intellectual property owned or exclusively licensed or material and non-exclusively licensed by the Company or its subsidiaries or on any other assets of the Company or any of its subsidiaries outside the ordinary course of business or (ii) any other assets of the Company or any of its subsidiaries, other than permitted liens;

•

make any loans, advances, guarantees or capital contributions or investments (other than to the Company or its any direct or indirect subsidiaries), except pursuant to contracts in effect as of the date of the merger agreement which have been either filed as exhibits to the company reports filed with the SEC or identified in the disclosure schedule or trade credit extended by the Company or its subsidiaries on normal commercial terms and in the ordinary course of their trading activities;

•

declare, set aside, make or pay dividends or other distribution with respect to share capital of the Company or any of its subsidiaries (except for dividends paid by any subsidiaries in the ordinary course consistent with past practice) or enter into any contract with respect to the voting of the share capital of the Company or any of its subsidiaries;

•	reclassify, split, combine or subdivide any of the share capital of the Company or any of its subsidiaries or securities convertible into or exercisable for any such share capital;

•

incur, alter, amend or modify any indebtedness for borrowed money or guarantee of a third party’s indebtedness or permit any subsidiary of the Company to guarantee any indebtedness of the Company (other than refinancing of certain existing indebtedness of the Company and the incurrence or guarantee of indebtedness in the ordinary course of business that does not exceed RMB 200 million in the aggregate, including all outstanding indebtedness of the Company and its subsidiaries and any borrowings under the existing credit facilities and such other actions taken in the ordinary course of business consistent with past practice);

•	issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its subsidiaries;

•	make or authorize capital expenditures in excess of RMB 200 million in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

•	make material changes in accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or law;

•

settle any action before a governmental authority by or against the Company or any of its subsidiaries, other than settlements entered into in the ordinary course of business consistent with past practice, requiring only the payment of monetary damages not exceeding RMB 2 million and not involving the admission of wrongdoings by the Company or any of its subsidiaries;

•	engage in the conduct of any new line of business material to the Company and its subsidiaries taken as a whole;

•	create any new subsidiaries;

•	enter into, amend or modify in any material respect or terminate, or waive any material rights under, any material contract, that is reasonably expected to result in a material adverse effect;

•

make or change any tax election, materially amend any tax return, enter into any material closing agreements with respect to taxes, surrender any right to claim a material refund of taxes, settle or finally resolve any material controversy with respect to taxes or materially change any method of tax accounting;

•

transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of (i) any of the Company’s material intellectual property, or (ii) any of the Company’s material assets, licenses, operations, rights, interests, product lines or businesses, except in connection with services provided in the ordinary course of business, sales of products in the ordinary of business, sales of obsolete assets, or sales, leases, licenses or other dispositions of assets of not more than RMB 2 million in the aggregate;

•

except for limited exceptions, (i) enter into any new employment or compensatory agreements; (ii) grant any severance or termination payments or benefits to any director or officer of the Company or any of its subsidiaries; (iii) increase the compensation, bonus, pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its subsidiaries, (iv) establish, adopt, amend or terminate any benefit or compensation plan of the Company (except as required by law) or amend the terms of any outstanding equity-based awards; (v) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit or compensation plan of the Company, to the extent not already required in any such benefit or compensation plan; (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any the Company’s benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined (except as required by U.S. GAAP); or (vii) forgive any loans made to directors, officers or employees of the Company or its subsidiaries;

•

(i) breach any covenants set forth in the facility agreement, which would result in a default under the facility agreement; (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its subsidiaries as set forth in the facility agreement, which would result in a default under the facility agreement; or (iii) take any other action, or omit to take any other action, which would result in a default under the facility Agreement; in each of the cases above, as if the Company and its subsidiaries were subject to the provisions of the facility agreement as of the date of the merger agreement; provided that, any action or inaction by the Company or its subsidiaries that would otherwise be a breach will be deemed not to be a breach if it is curable and fully cured in accordance with the terms of the facility agreement; or

•	agree, authorize or commit to do any of the foregoing.

No Solicitation of Company Acquisition Proposals

The Company agreed that from the date of the merger agreement until the effective time, neither the Company nor any of its subsidiaries nor any of the officers and directors of the Company or any of its subsidiaries will, and the Company will instruct and cause the Company’s and its subsidiaries’ representatives, not to, directly or indirectly, (a) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes or could reasonably be expected to lead to, any acquisition proposal, or (b) otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Prior to obtaining the required shareholder approval of the merger agreement, the Company may, (i) after its receipt of an acquisition proposal from any person, contact such person who made an unsolicited acquisition proposal to clarify and understand the terms and conditions of such acquisition proposal so as to determine whether such acquisition proposal constitutes or could reasonably be expected to result in a superior proposal, (ii) provide information in response to an unsolicited request by any person who has made such acquisition proposal and executed a confidentiality agreement on terms not more favorable in any material respect to such person than those contained in the confidentiality agreement, dated December 7, 2010, by and between an affiliate of Primavera and the Company; (iii) engage or participate in any discussions or negotiations with such person; or (iv) approve, recommend, or declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an acquisition proposal. In each such case referred to in (ii) or (iii) above, the board of directors of the Company must have determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal. In the case referred to in (iv) above, the board of directors of the Company must have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such acquisition proposal is a superior proposal.

No Change of Recommendation

The Company’s board of directors has unanimously resolved to recommend that the Company’s shareholders adopt the merger agreement. The board of directors of the Company and the independent committee may not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub, the board of directors’ recommendation with respect to the merger;

•

subject to certain exceptions, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

However, if the Company’s board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the board of directors’ fiduciary duties to the shareholders under applicable law, it may, based on the recommendation of the independent committee, at any time prior to obtaining the requisite shareholders’ approval under the merger agreement, withhold, withdraw, qualify or modify its recommendation or approve, recommend or otherwise declare advisable any unsolicited superior proposal.

Shareholders’ Meeting

Unless the merger agreement is terminated, the Company is required to take all actions necessary to convene an extraordinary general meeting as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and this proxy statement for the purpose of obtaining the shareholder approval required by the merger agreement. The Company may adjourn or postpone the extraordinary general meeting (i) with the consent of Parent; (ii) if as of the time for which the extraordinary general meeting proceeds to business there are insufficient shares represented to constitute a quorum necessary to conduct the business at the extraordinary general meeting or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the extraordinary general meeting.

The Company must nevertheless submit the merger agreement to shareholders for approval at the extraordinary general meeting, even if the board of directors of the Company makes a change of recommendation, unless the merger agreement has been terminated prior to the extraordinary general meeting.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, Parent and Merger Sub have agreed that:

•

The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the effective time will survive the merger and may not be amended or modified for a period of six years from the effective time in any manner that would adversely affect the rights of the current or former directors, officers or employees of the Company or any subsidiaries.

•

From and after the effective time, the surviving company will comply with all of the Company’s obligations and will cause its subsidiaries to comply with their respective obligations to indemnify (i) the current and former directors, officers or employees of the Company or any subsidiaries against liabilities arising out of or in connection with (a) the fact that such party is or was a director, officer or employee of the Company or such subsidiary, or (b) any acts or omissions occurring before or at the effective time to the extent provided under the Company and its subsidiaries’ respective organizational and governing documents or agreements effective on the date of the merger agreement and to the fullest extent permitted by the Cayman Companies Law or any other applicable law; and (ii) such persons against all liabilities arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries.

•

The surviving company will maintain the Company’s and its subsidiaries’ directors and officers liability insurance for a period of six years after the effective time on terms with respect to coverage and amount no less favorable than the existing insurance; provided that the surviving company will not be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may purchase a six-year “tail” prepaid policy prior to the effective time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company.

Buyer Group Contract

Without the Company’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), (i) Parent and Merger Sub will not and will cause the Buyer Group Parties (as defined in the merger agreement) not to, enter into any contract or amend, modify, withdraw or terminate any Buyer Group Contract (as defined in the merger agreement) in a manner that would result in any shares beneficially owned by Dr. Jianhua Yang, Mr. Weinian Qi and Mr. Yunlong Yuan or any person controlled by any of the foregoing prior to the effective time ceasing to be treated as the Excluded Shares; (ii) Parent and the Buyer Group Parties, including Primavera, Dr. Jianhua Yang and their respective affiliates (excluding the Company and its subsidiaries), will not enter into or modify any contract pursuant to which Dr. Jianhua Yang, any other management members of the Company (including Mr. Yunlong Yuan and Mr. Weinian Qi), or any of their respective affiliates (excluding the Company and its subsidiaries) receives any consideration or other economic value from any person (other than (x) Standard Chartered pursuant to the facility agreement and the relevant fee letters and (y) Parent pursuant to any subscription, rollover or similar agreement in accordance with capitalization of Parent as of the effective time) that is not provided in the Buyer Group Contracts as of the date of the merger agreement. Parent and Merger Sub will provide the Company with copies of any contract to which a Buyer Group Party is a party and that is entered into after the date of the merger agreement, within two business days after the execution thereof. Any action by Primavera or Dr. Jianhua Yang that would constitute a breach of this paragraph if Primavera or Dr. Jianhua Yang were a party to the merger agreement will be deemed to be breach by Parent and Merger Sub.

No Knowledge of Inaccuracies

Parent will not have any right to terminate the merger agreement based on material breaches of the Company or claim damages for any inaccuracy in the Company’s representations if Dr. Jianhua Yang has knowledge of that inaccuracy at or before signing of the merger agreement. Dr. Jianhua Yang also represents that he has reviewed the terms of the merger agreement and is not aware of any inaccuracy or breach in the representations and warranties made by the Company.

Financing

As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed equity commitment letters from Primavera and Dr. Jianhua Yang pursuant to which each of Primavera and Dr. Jianhua Yang committed to purchase (or cause the purchase of), subject to the terms and conditions therein, equity securities of Parent in the aggregate amount set forth therein. As of the date of the merger agreement, Parent has delivered to the Company a copy of the executed facility agreement and redacted fee letter from Standard Chartered, pursuant to which Standard Chartered has committed to provided debt financing to Parent in the aggregate amount set forth therein.

In the event that any portion of the debt financing becomes unavailable, Parent and Merger Sub will use their reasonable best efforts to arrange and obtain alternative financing in an amount sufficient (when added to the portion of the financing that is available) to consummate the merger with terms and conditions not materially less favorable in the aggregate to Parent and Merger Sub (or their affiliates) as promptly as reasonably practicable following such occurrence.

Parent and Merger Sub will use their reasonable best efforts to obtain the equity and debt financing for the merger on the terms and conditions described in the equity commitment letters and the facility agreement and will not permit any amendment or modification to be made thereto, or any waiver of any provision or remedy thereunder, if such amendment, modification or waiver (A) reduces (or would reduce) the aggregate amount of the financing and the alternative financing (including by increasing the amount of fees to be paid or original issue discount unless the financing or the alternative financing is increased by a corresponding amount or additional financing or alternative financing is otherwise made available to fund such fees or original issue discount), or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the financing or the alternative financing, or otherwise expands, amends or modifies any other provision of the equity commitment letters or the facility agreement or the alternative financing agreements, in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the financing or the alternative financing (or the satisfaction of the conditions thereto) at the effective time or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the equity commitment letters or the facility agreement or the alternative financing agreements, in each of clauses (x) and (y) in any material respect. Parent may not release or consent to the termination of the obligations of the equity providers or the lender under the financing agreements or the alternative financing agreements, except for assignments and replacement of an individual lender in connection with any syndication of the debt financing or alternative financing that are permitted under the debt financing agreements and the alternative financing agreements or as otherwise expressly contemplated by the financing agreements or the alternative financing agreements. Parent will keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any alternative financing.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the equity commitment letters, the facility agreement and any alternative financing agreements;

•	satisfy on a timely basis all conditions to funding in the facility agreement, the equity commitment letters and any alternative financing agreements within their control;

•	cause the lender to fund the debt financing at the effective time;

•	cause the equity providers to fund the equity financing at the effective time;

•	cause the financing sources for the alternative financing to fund the alternative financing at the effective time; and

•	enforce their rights under the equity commitment letters, the facility agreement and any alternative financing agreements.

Parent will give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the facility agreement, the equity commitment letters or any alternative financing agreements or (ii) upon the receipt of any written or oral notice or other communication from any person with respect to any threatened breach or threatened termination by any party to the facility agreement, the equity commitment letters or any alternative financing agreements.

The merger agreement requires the Company to use its reasonable best efforts to provide to Parent and Merger Sub, to cause each of its subsidiaries to use its reasonable best efforts to provide and to use its reasonable best efforts to cause its representatives to provide, all reasonable cooperation in connection with the arrangement of the financing (and, if applicable, any alternative financing) as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its subsidiaries). Such cooperation by the Company and its subsidiaries includes, at the request of Standard Chartered, Primavera, Dr. Jianhua Yang or any alternative financing sources, (i) delivering such officer’s and other certificates as required by the facility agreement, the equity commitment letters or any alternative financing agreements and as are, in the good faith determination of the persons executing such certificates, accurate; (ii) entering into any customary agreements to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its subsidiaries’ assets, and other customary documentation in connection with the financing (and, if applicable, any alternative financing), in each case, as may be reasonably requested by Parent, provided that no obligations of the Company and its subsidiaries under such agreements or arrangements will be effective until the effective time; (iii) providing Parent and its financing sources with financial and other pertinent information with respect to the Company and its subsidiaries as required by Parent, Standard Chartered, the equity providers or any alternative financing sources arranged by Parent; (iv) making the Company’s executive officers and other senior employees reasonably available to assist Standard Chartered or the equity providers providing the financing; and (v) taking all corporate actions, subject to the occurrence of the closing under the merger agreement, to permit consummation of the financing; provided, that in each case, (x) the Company will not be required to pay any commitment or other fees or incur any liability in connection with the financing or the alternative financing prior to the effective time; (y) no credit support in connection with any financing will be provided by the Company or any of its affiliates and no new indebtedness of the Company or any of its subsidiaries, nor any assets of the Company or any of its subsidiaries, may be used in the provision of funding for the merger consideration except if it only becomes effective at the effective time; and (z) the effectiveness of any documentation executed by the Company or any of its subsidiaries will be subject to the closing having occurred.

Parent will, upon termination of the merger agreement, (i) reimburse the Company for any reasonable and documented out-of-pocket costs incurred by the Company in connection with the Company’s cooperation in obtaining financing; and (ii) reimburse the Company and its representatives for any losses incurred by it in connection with the arrangement of the financing or any alternative financing. Parent and Merger Sub agree that the Company and its affiliates and its and their respective representatives will not, prior to the effective time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by the merger agreement or any cooperation provided by the Company.

Conditions to the Merger

The consummation of the merger is subject to the satisfaction of the following conditions:

•	the merger agreement and merger being approved by the shareholders at the extraordinary general meeting; and

•

no court or governmental entity of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, rule or regulation that is in effect which restrains, enjoins or otherwise prohibits consummation of the merger.

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction, or waiver by Parent, of the following conditions:

•

the representations and warranties of the Company in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a material adverse effect exception;

•	the Company having performed in all material respects all obligations required to be performed by it under the merger agreement at or before the closing date;

•	since the date of the merger agreement, no change, event, circumstance or development having occurred that has had, or would reasonably be expected to have, a material adverse effect; and

•	our shareholders holding not more than 10% of the outstanding Shares having validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

The obligations of the Company to effect the merger are subject to the satisfaction, or waiver by the Company, of the following conditions:

•

the representations and warranties of Parent and Merger Sub in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date, subject to a materiality exception; and

•	each of Parent and Merger Sub having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

by mutual written consent of the Company and Parent;

by either of the Company or Parent, if:

•

the merger is not completed by the “termination date” (which is September 21, 2011), provided that this termination right is not available to a party if the failure of the merger to have been consummated on or before the termination date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement;

•

any law, rule or regulation restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable; provided, that this termination right is not available to a party if the issuance of such final, non-appealable law, rule or regulation is primarily due to the breach or failure of such party to perform in a material respect any of its obligations under the merger agreement; or

•	our shareholders do not adopt the merger agreement at the extraordinary general meeting or any adjournment or postponement thereof.

by Parent, if:

•

the Company has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by it under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the Company by the termination date, or if curable, is not cured, within 30 business days after written notice of such breach;

•

the Company has breached in any material respect any of its covenants with respect to the “no shop” and “no change of recommendation” provisions of the merger agreement, such that the corresponding condition to closing would not be satisfied and such breach cannot be cured by the Company by the termination date, or if capable of being cured, has not been cured within the earlier of 10 business days after written notice of such breach or the termination date;

•

the board of directors of the Company has made a change of recommendation; the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or the Company or the board of directors of the Company has publicly announced its intention to do any of the foregoing;

•

the Company fails to hold the extraordinary general meeting within 10 business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; or

•

all of the closing conditions are otherwise satisfied, the proceeds of the debt financing are available to be drawn down and Parent notifies the Company in writing that it does not intend to fund the merger consideration;

by the Company:

•

if Parent or Merger Sub has breached any of its covenants or agreements under the merger agreement, or any representation or warranty made by Parent or Merger Sub under the merger agreement shall have become untrue, such that the corresponding condition to closing would not be satisfied and such breach or inaccuracy cannot be cured by the termination date, or if curable, is not cured, within 30 business days after written notice of such breach;

•	prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal;

•

if all of the closing conditions are otherwise satisfied but the proceeds of the debt financing are not available despite due delivery by Parent of a request to the lender to draw down such proceeds; or

•

if all of the closing conditions are otherwise satisfied, (i) Parent fails to deliver a request to the lender to draw down the proceeds of the debt financing, (ii) Primavera or Dr. Jianhua Yang fails to provide their equity funding or (iii) the debt financing is unavailable due to a material breach by Parent or Merger Sub of the facility agreement.

Termination Fee and Reimbursement of Expenses

The Company is required to pay Parent a termination fee of $3.0 million and fees and expenses incurred by Parent of up to $2.5 million in the event the merger agreement is terminated (i) by Parent due to a material breach by the Company; (ii) by Parent if (x) the board of directors of the Company makes a change of recommendation; (y) the board of directors of the Company approves or recommends any acquisition proposal other than the merger; or (z) the Company or the board of directors of the Company publicly announces its intention to do any of the foregoing; (iii) by Parent due to failure of the Company to hold the extraordinary general meeting within 10 business days prior to the termination date due to a willful or intentional breach by the Company and not due to any material breach by Parent or Merger Sub that causes the failure of the Company to hold the extraordinary general meeting; or (iv) by the Company prior to the receipt of the shareholders’ approval, in order to enter into an alternative acquisition agreement relating to a superior proposal.

The Company is required to pay fees and expenses incurred by Parent of up to $2.5 million if the merger agreement is terminated by Parent or the Company because the shareholders’ approval is not obtained and prior to the extraordinary general meeting, the Company’s board of directors has made a change of recommendation.

Parent is required to pay the Company a termination fee of $3.0 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated (i) by the Company due to a material (but not willful or intentional) breach by Parent or Merger Sub; or (ii) by the Company if all of the closing conditions are otherwise satisfied but the proceeds of the debt financing are not available despite due delivery by Parent of a request to the lender to draw down such proceeds.

Parent is required to pay the Company a termination fee of $4.5 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated (i) by the Company due to material willful or intentional breaches by Parent or Merger Sub; or (ii) by the Company if all of the closing conditions are otherwise satisfied, but (x) Parent fails to deliver a request to the lender to draw down the proceeds of the debt financing, (y) Primavera or Dr. Jianhua Yang fails to provide their equity funding or (z) the debt financing is unavailable due to a material breach by Parent or Merger Sub of the facility agreement.

Parent is required to pay the Company a termination fee of $6.5 million and fees and expenses incurred by the Company of up to $2.5 million in the event the merger agreement is terminated by Parent if all of the closing conditions are otherwise satisfied, the proceeds of the debt financing are available to be drawn down and Parent notifies the Company in writing that it does not intend to fund the merger consideration.

Fees and Expenses

If the merger is consummated, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated thereby will be paid by the party incurring such costs and expenses except as otherwise provided in the merger agreement.

Modification or Amendment; Waiver of Conditions

The merger agreement may be amended with the approval of the respective boards of directors of the parties at any time, provided that after any such adoption of the merger agreement by the requisite shareholders’ approval, no amendment shall be made which by law requires further approval of the shareholders of the Company without the further approval of such shareholders.

At any time before the consummation of the merger, each of the parties to the merger agreement may waive compliance with any of the agreements or conditions contained in the merger agreement to the extent permitted by applicable law.

Remedies

Subject to any equitable remedies the Company may be entitled to, our right to receive payment of a reverse termination fee of $6.5 million, $4.5 million, $3.0 million, as applicable, plus our out-of-pocket costs and expenses (up to $2.5 million) incurred in connection with the merger from Parent or Merger Sub, is our sole and exclusive remedy for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

Subject to any equitable remedies Parent or Merger Sub may be entitled to, Parent’s and Merger Sub’s right to receive payment of a termination fee of $3.0 million, and/or Parent’s and Merger Sub’s out-of-pocket costs and expenses (up to $2.5 million) incurred in connection with the merger from us, is the sole and exclusive remedy of Parent and Merger Sub against us for any loss or damage suffered as a result of the failure of the merger to be consummated under certain circumstances or for a breach or failure to perform under the merger agreement or otherwise.

The maximum aggregate liabilities of Parent and Merger Sub, on the one hand, and the Company, on the other hand, for monetary damages in connection with the Agreement are limited to the termination fees, the reverse termination fee, and reimbursement of expenses, as the case may be.

The parties are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they are entitled under the merger agreement. However, the Company’s right to seek an injunction or specific performance to enforce the equity financing is subject to (i) all of the closing conditions to the obligations of Parent and Merger Sub having been satisfied; (ii) the debt financing having been funded or would be funded; and (iii) the Company having confirmed that if the financing is funded, it will take actions within its control to cause the consummation of the merger.

PROVISIONS FOR UNAFFILIATED SECURITY HOLDERS

No provision has been made to (i) grant the Company’s shareholders or ADS holders access to corporate files of the Company and other parties to the proposed merger or any of their respective affiliates or (ii) obtain counsel or appraisal services at the expense of the Company or any other such party or affiliate.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of the Shares to object to the merger and receive cash equal to the appraised fair value of their Shares (“Dissenters’ Rights”). This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Annex C to this proxy statement. If you are contemplating the possibility of objecting to the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect Dissenters’ Rights. These procedures are complex and you should consult your Cayman Islands legal counsel. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your Dissenters’ Rights.

Requirements for Exercising Dissenters’ Rights

A dissenting registered shareholder of the Company is entitled to payment of the fair value of his Shares upon dissenting to the proposed merger.

The exercise of your Dissenters’ Rights will preclude the exercise of any other rights by virtue of holding Shares in connection with the merger, other than the right to seek relief on the grounds that the merger is void or unlawful. To preserve your Dissenters’ Rights, the following procedures must be followed:

•

You must give written notice of objection (“Notice of Objection”) to the Company prior to the vote to approve the merger. The Notice of Objection must include a statement that you propose to demand payment for your Shares if the merger is authorised by the resolution at the extraordinary general meeting;

•

Within 20 days immediately following the date on which the vote approving the merger is made, the Company must give written notice of the authorisation (“Approval Notice”) to all Dissenting Shareholders who have served a Notice of Objection;

•

Within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), the Dissenting Shareholder must give a written notice of his decision to dissent (a “Notice of Dissent”) to the Company stating his name and address, the number and class of Shares with respect to which he dissents and demanding payment of the fair value of his Shares. A Dissenting Shareholder must dissent in respect of all the Shares which he holds;

•

Within seven days immediately following (i) the date of expiry of the Dissent Period or (ii) the date on which the plan of merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, the Company, as the surviving company, must make a written offer (a “Fair Value Offer”) to each Dissenting Shareholder to purchase their Shares at a price determined by the Company to be the fair value of such Shares;

•

If, within 30 days immediately following the date of the Fair Value Offer, the Company and the Dissenting Shareholder fail to agree on a price at which the Company will purchase the Dissenting Shareholder’s Shares, then, within 20 days immediately following the date of the expiry of such 30-day period, the Company must, and the Dissenting Shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the Shares held by all Dissenting Shareholders who have served a Notice of Dissent and who have not agreed with the Company as to fair value.

•

If a petition is timely filed, the Grand Court will determine at a hearing which shareholders are entitled to Dissenters’ Rights and will determine the fair value of the Shares held by those shareholders.

All notices and petitions must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on the register of members of the Company. If the Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, these notices must be executed by or for the fiduciary. If the Shares are owned by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a shareholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the notice, he is acting as agent for the record owner. A person having a beneficial interest in Shares held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized above and in a timely manner to perfect whatever Dissenters’ Rights attached to the Shares.

You must be a registered holder of Shares in order to exercise your Dissenters’ Rights. A holder of ADSs representing Shares held by the ADS depositary who wishes to dissent must surrender his or her ADSs to the ADS depositary and pay the fee of ADS depositary to withdraw his or her Shares and then become a record holder of such Shares and comply with the procedures described above in order to perfect the Dissenters’ Rights with respect to the Shares prior to the extraordinary general meeting. The ADS depositary will not exercise Dissenters’ Rights on behalf of a holder of ADSs and any Notice of Dissent delivered to the ADS depositary will not be effective under the Cayman Companies Law. If you wish to cancel your ADSs, please contact the Depositary at Citibank, N.A. — ADR Department, at 1-877-CITI-ADR (877-248-4237).

If you do not satisfy each of these requirements, you cannot exercise Dissenters’ Rights and will be bound by the terms of the merger agreement. Submitting a proxy card that does not direct how the Shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Shares, or a vote against approval of the merger and approval and adoption of the merger agreement and the other transactions contemplated thereby, will not alone satisfy the notice requirement referred to above. You must send all notices to the Company to [Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China].

If you are considering dissenting, you should be aware that the fair value of your Shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the $0.1350 in cash without interest for each Share of the Company that you would otherwise receive as consideration in the merger. In addition, in any proceedings for determination of the fair value of Shares covered by a Notice of Dissent, the Company and the Buyer Filing Persons intend to assert that the per Share merger consideration of $0.1350 is equal to the fair value of each of your Shares.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your Dissenters’ Rights. You should consult your Cayman Islands legal counsel if you wish to exercise Dissenters’ Rights.

FINANCIAL INFORMATION

Unless otherwise noted, all translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this section were made at a rate of RMB 6.8259 to US$1.00, the noon buying rate in the City of New York for cable transfers in RMB per U.S. dollar as certified for customs purposes by the Federal Reserve Bank of New York, or the noon buying rate, in effect as of December 31, 2009. We make no representation that the RMB or U.S. dollar amounts referred to in this section could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—Fluctuations in the exchange rates of the Renminbi may have a material adverse effect on your investment” and “—Governmental control of currency conversion may affect the value of your investment” for discussions of the effects of fluctuating exchange rates and currency control on the value of our ADSs. On [    ], 2011, the noon buying rate was RMB[—] to US$1.00.

Selected Historical Financial Information

The following sets forth summary historical consolidated financial information of the Company for each of the two years ended December 31, 2008 and 2009. The historical financial information as of December 31, 2008 and 2009 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, at pages F-1 through F-41, which are incorporated into this proxy statement by reference. The information set forth below is not necessarily indicative of future results and should be read in conjunction with “Item 5. Operating and Financial Review and Prospects” and the consolidated financial statements, related notes and other financial information included in the Company’s Annual Report on Form 20-F for the year ended December 31, 2009, which are incorporated into this proxy statement by reference. See “Where You Can Find More Information” for a description of how to obtain a copy of such Annual Report.

	Year Ended December 31,
	2008	2009	2009
	RMB	RMB	US$
	(as adjusted)(2)
	(in thousands, except share, per share and per ADS data)
Selected Consolidated Statements of Income Data
Sales	942,487	820,295	120,173
Gross profit	393,944	324,711	47,570
Selling expenses	(11,898)	(11,245)	(1,647)
General and administrative expenses	(58,947)	(69,871)	(10,236)
Research and development expenses	(27,483)	(30,913)	(4,529)
Income from operations	294,490	207,461	30,393
Foreign currency exchange loss, net	(9,514)	(1,961)	(286)
Earnings before income taxes and extraordinary item	284,428	205,990	30,178
Income tax (expense) benefit	32,240	(28,838)	(4,225)
Income before extraordinary item	316,668	177,152	25,953
Extraordinary item: gain on acquisition of remaining equity interest in a subsidiary (net of RMB nil income tax)	—	—	—
Net income	316,668	177,152	25,953
Net (income) loss attributable to noncontrolling interests	(4,307)	(4,721)	(692)
Net income attributable to our shareholders(1)	312,361	172,431	25,261
Basic earnings per share (1)	RMB 0.17	RMB 0.09	USD 0.01
Diluted earnings per share (1)	RMB 0.17	RMB 0.09	USD 0.01
Extraordinary item per share	—	—	—
Basic income per ADS	RMB 10.41	RMB 5.18	USD 0.76
Diluted income per ADS	RMB 10.40	RMB 5.18	USD 0.76
Ordinary shares used in computation:
Basic	1,800,000,000	1,997,606,762	1,997,606,762
Diluted	1,802,742,035	1,997,606,762	1,997,606,762
Cash dividends declared per share	—	—	—
Cash dividends declared per ADS	—	—	—
Share-based compensation expense during the relevant period included in:
Selling expenses	12,210	11,796	1,728
General and administrative expenses	1,210	483	71
Research and development expenses	4,497	3,164	463

(1)	We have been entitled to certain tax holidays and tax refunds in the past. Without applicable tax holidays, our net income attributable to our shareholders for the years ended December 31, 2008 and 2009 would have been reduced by RMB104.4 million and RMB26.0 million (US$3.8 million), respectively, and our basic and fully diluted earnings per share for the years ended December 31, 2008 and 2009 would have been reduced by RMB0.06 and RMB0.01 (US$0.00), respectively. The details of tax refunds we received are as follows:

	Year Ended December 31,
	2008	2009	2009
	RMB	RMB	US$
	(as adjusted)(2)
	(in thousands, except share, per share and per ADS data)
Income tax expenses excluding tax refunds	(26,527)	(28,838)	(4,225)
Income tax refunds	58,767	—	—

Income tax (expense) benefit	32,240	(28,838)	(4,225)

(2)	In November 2009, we acquired 100% equity interest of Jiangsu Kangpeng Nong Hua Limited, or Kangpeng Nong Hua, for RMB25 million (US$3.7 million) in cash. As our Chairman and CEO, Dr. Yang held more than 50% voting ownership interest of both the Company and Kangpeng Nong Hua at the date of the acquisition, it was considered a transaction between entities under common control. Therefore, our consolidated financial statements have been retroactively adjusted to reflect the combined entities for the periods during which the entities were under common control.

Net Book Value per Share of Our Shares

The net book value per Share as of December 31, 2009 was RMB0.55 or US$0.08 (or RMB0.59, or US$0.09, based on the weighted average number of outstanding Shares during 2009).

TRANSACTIONS IN THE SHARES AND ADSs

Purchases by the Company

On September 29, 2009, our board of directors authorized a share repurchase program, under which we were authorized to repurchase up to US$15 million worth of our issued and outstanding ADSs from the open market from time to time and before December 31, 2009. This repurchase program was implemented through a Rule 10b5-1 plan. This program was terminated on March 7, 2010.

In September 2010, our board of directors authorized the repurchase of up to US$10 million worth of the Company’s issued and outstanding ADSs from the open market from time to time over a twelve-month period. This repurchase program was implemented through a Rule 10b5-1 plan and the first purchases thereunder were made on September 22, 2010. This program was terminated on October 12, 2010. See “Special Factors —Background of the Proposed Merger.”

All of the Shares underlying the ADSs repurchased pursuant to the 2009 and 2010 share repurchase programs were considered cancelled under Cayman Islands law and the excess of the repurchase price over the par value of the Shares repurchased was charged to additional paid-in capital.

The following table summarizes the repurchase of ADSs by us under the 2009 and 2010 repurchase programs:

Repurchases Under the 2009 Stock Repurchase Program

	Total Number of ADSs Repurchased	Range of Average Daily Prices Paid per ADS	Average Price Paid per ADS
2009
November	117,000	$5.89-6.00	$5.94
December	84,000	$5.45-6.00	$5.79
Total	201,000	$5.45-6.00	$5.88

Repurchases Under the 2010 Stock Repurchase Program

	Total Number of ADSs Repurchased	Range of Average Daily Prices Paid per ADS	Average Price Paid per ADS
2010
September (from September 22, 2010)	141,600	$5.96-6.19	$6.08
October (through October 11, 2010)	126,725	$5.96-6.26	$6.02
Total	268,325	$5.96-6.26	$6.05

Except for the repurchase programs set forth in the above table, there were no transactions with respect to the Company’s Shares or ADSs by the Company since our initial public offering on June 24, 2009

Purchases by Dr. Jianhua Yang and his affiliates

The following table summarizes the purchase of ADSs by Wise Lion Limited since June 24, 2009:

Transaction Date	Total Number of ADSs purchased	Price Paid per ADS
June 4, 2010	8,100	$7.3889
June 11, 2010	2,200	$7.1195
June 14, 2010	3,000	$7.0853
June 15, 2010	3,500	$7.1043
September 8, 2010	2,900	$6.6430
September 9, 2010	5,600	$6.5929
September 10, 2010	5,600	$6.3563
September 13, 2010	14,300	$5.9887
September 14, 2010	9,800	$5.9930
September 15, 2010	16,000	$5.9840

Purchases by Mr. Yunlong Yuan and Mr. Weinian Qi and their affiliates

On February 24, 2011, Solar Stone transferred 21,330,000 Shares to Prosper Advance Management Limited and 14,220,000 Shares to Summer Lake Development Limited as distributions representing the respective ownership of Mr. Yunlong Yuan and Mr. Weinian Qi, respectively, in Solar Stone. These distributions were made to permit Mr. Yunlong Yuan and Mr. Weinian Qi to continue, indirectly, their equity participation in the Company following the merger.

Purchases by Parent and Merger Sub

Neither Parent nor Merger Sub has purchased any Shares or ADSs at any time within the past two years.

Purchases by Primavera

There have been no transactions in Shares or ADSs by Primavera, Primavera Capital (Cayman) GP1 L.P., the general partner of Primavera (“GP1 L.P.”), Primavera (Cayman) GP1 Ltd, the general partner of GP1 L.P. (“GP1 Ltd”), the directors and executive officers of GP1 Ltd, or Mr. Fred Zuliu Hu, the controlling shareholder of GP1, within the 60 days prior to the date of this proxy statement. In addition, there have been no purchases of Shares or ADSs by Primavera since its inception.

Prior Public Offerings

On June 24, 2009, we sold 6,328,000 ADSs, representing 379,680,000 Shares, and our selling shareholders sold an aggregate of 1,759,000 ADSs, representing 105,540,000 Shares pursuant to an underwritten public offering at a price of $9.00 per ADS (or $0.15 per Share). We raised approximately $56.95 million in gross proceeds from this offering, or approximately $49.60 million in net proceeds after deducting underwriting discounts and commissions and other offering expenses.

Transactions in Prior 60 Days

There have been no transactions in the Company’s Shares during the past sixty days by us, any of our officers or directors, any of Dr. Jianhua Yang, Mr. Yunlong Yuan, Mr. Weinian Qi, Primavera, Parent, Merger Sub, any of Merger Sub’s officers or directors, or any other person with respect to which disclosure is provided in Annex D or any associate or majority-owned subsidiary of the foregoing, except as described above in “Transactions in the Shares and ADSs—Purchases by Mr. Yunlong Yuan and Mr. Weinian Qi and their affiliates.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THE COMPANY

The following table sets forth information with respect to the beneficial ownership of our Shares, as of the date of this proxy statement, by:

•	each of our directors and executive officers;

•	each of our directors and executive officers as a group; and

•	each person known to us to own beneficially more than 5.0% of our Shares.

	Shares Beneficially Owned(1)(2)
	Number	%
Directors and Executive Officers:
Jianhua Yang(3)	1,206,990,441	55.8
Yunlong Yuan(4)	21,330,000	1.0
Qian Zhao	—	—
Hai Mi	—	—
Kevin Wu	—	—
Zuowei Xie	—	—
Jinhua (Jim) Chen(5)	*	*
Zixin Wang(6)	*	*
Yuelie Lu	—	—
All directors and executive officers as a group	1,228,320,441	56.8
Principal Shareholders:
Wise Lion Limited/Jianhua Yang	1,206,990,441	55.8
David Yunhung Tang(7)	213,300,000	9.9
J.P. Morgan Trust Company of Delaware, as Trustee of the Tang Family 2006 Irrevocable Trust(8)	89,100,000	4.1
Solar Stone Limited(9)	35,550,000	1.6
Prosper Advance Management Limited (10)	21,330,000	1.0
Summer Lake Development Limited(11)	14,220,000	0.7

*	Upon exercise of all options granted, would beneficially own less than 1.0% of our outstanding ordinary shares.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 of the General Rules and Regulations under the Exchange Act, and includes voting or investment power with respect to the securities and outstanding share options exercisable within 60 days of this proxy statement.
(2)	The number of ordinary shares outstanding in calculating the percentages for each listed person includes the ordinary shares underlying options held by such person. Percentage of beneficial ownership of each listed person is based on 2,163,190,740 ordinary shares outstanding as of the date of this proxy statement, and includes the ordinary shares underlying share options exercisable by such person within 60 days of this proxy statement.
(3)	Includes 1,206,990,441 ordinary shares held by Wise Lion Limited, a limited liability company organized under the laws of the British Virgin Islands. Dr. Jianhua Yang is the sole director of Wise Lion Limited, which is owned by Sanbrook Holdings Limited, a Bahamian company. Sanbrook Holdings is in turn wholly owned by Credit Suisse Trust Limited as trustee of the JH Yang Family Trust, which is a revocable trust constituted under the laws of Singapore with Dr. Jianhua Yang as settlor and Dr. Jianhua Yang’s family members as beneficiaries. The business address of Dr. Jianhua Yang is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China. Dr. Jianhua Yang is the sole director of Wise Lion Limited, and our founder, chairman and chief executive officer.

(4)	Includes 21,330,000 ordinary shares held by Prosper Advance Management Limited, a limited liability company organized under the laws of the British Virgin Islands, of which Mr. Yunlong Yuan is the sole shareholder and director. Mr. Yunlong Yuan is our vice president responsible for overseeing our technology transfer, quality assurance and purchasing. The business address of Mr. Yunlong Yuan is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China.
(5)	Includes options to purchase our ordinary shares. The business address of Mr. Chen is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China.
(6)	Includes options to purchase our ordinary shares. The business address of Mr. Wang is c/o Chemspec International Limited, No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China.
(7)	Includes 213,300,000 ordinary shares held by Dr. David Yunhung Tang. Dr. Tang was formerly a director, interim chief financial officer and executive vice president of marketing and sales of the Company. The business address of Dr. Tang is 2386 Black River Falls Drive, Henderson, NV 89044, United States of America.
(8)	J.P. Morgan Trust Company of Delaware holds 89,100,000 shares as trustee of the Tang Family 2006 Irrevocable Trust u/a dated August 23, 2006. Ms. Lan-Fen Hu Tang, the wife of Dr. Tang, controls the voting and investment power over the shares held by J.P. Morgan Trust Company of Delaware. The beneficiaries under the irrevocable trust only include certain members of Dr. Tang’s family and do not include Dr. Tang or his wife. The address of J.P. Morgan Trust Company of Delaware is 500 Stanton Christiana Road, Newark, DE 19713, United States of America.
(9)	Solar Stone Limited, or Solar Stone, is 60% and 40% owned by Wujun Yang and Yueping Zha, respectively. Mr. Yang was our vice president responsible for overseeing the construction of facilities and purchase of raw materials. Mr. Yang retired in December 2010. Ms. Zha is a non-executive employee of the Company. The address of Solar Stone is Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands. Pursuant to Rule 13d-3 promulgated under the Exchange Act, each of Wujun Yang and Yueping Zha may be deemed to beneficially own all of the shares held by Solar Stone. Wujun Yang and Yueping Zha may also be deemed to be a group for the shares as defined in Rule 13d-5(b) under the Exchange Act, and each member of such group may be deemed to beneficially own the shares beneficially owned by other members constituting such group.
(10)	Prosper Advance Management Limited is a British Virgin Islands company that is wholly owned by Mr. Yunlong Yuan. The address of Prosper Advance Management Limited is c/o NovaSage Incorporations (BVI) Limited, Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands. Mr. Yunlong Yuan is our vice president responsible for overseeing our technology transfer, quality assurance and purchasing.
(11)	Summer Lake Development Limited is a British Virgin Islands company that is wholly owned by Mr. Weinian Qi. The address of Summer Lake Development Limited is c/o NovaSage Incorporations (BVI) Limited, Quastisky Building, PO Box 4389, Road Town, Tortola, British Virgin Islands. Mr. Weinian Qi is a management member of the Company.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of material U.S. federal income tax consequences of the exchange of Shares for cash pursuant to the merger agreement. For purposes of this discussion, except as otherwise noted, references to Shares include ownership interests in Shares through ADSs. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code”, final and temporary U.S. Treasury Regulations promulgated thereunder, administrative pronouncements, and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, and to differing interpretation, which may result in tax consequences different from those described below. This discussion is not binding on the U.S. Internal Revenue Service, referred to as the “IRS”, and the IRS may challenge any of the conclusions set forth below and a U.S. court may sustain such a challenge.

This discussion does not address any U.S. federal estate, gift, or other non-income tax, or any state, local, or non-U.S. tax consequences of the merger. This discussion is a summary for general information purposes only and does not consider all aspects of U.S. federal income taxation that may be relevant to particular shareholders in light of their individual investment circumstances or to certain types of shareholders subject to special tax rules, including holders that are (i) banks, financial institutions, or insurance companies; (ii) regulated investment companies, mutual funds, or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to apply a mark-to-market accounting method; (iv) tax-exempt organizations; (v) holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment; (vi) holders that acquired Shares in connection with the exercise of employee share options or otherwise as compensation for services; (vii) U.S. Holders (as defined below) that have a “functional currency” other than the U.S. dollar; (viii) retirement plans, individual retirement accounts, or other tax-deferred accounts; (ix) U.S. expatriates; (x) persons subject to alternative minimum tax or (xi) U.S. Holders that actually or constructively own 10% or more of our voting stock. This discussion assumes that Shares are held as capital assets, within the meaning of Section 1221 of the Code, at all relevant times.

As used herein, a “U.S. Holder” is any beneficial owner of Shares that is (i) a citizen or individual resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust which (a) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (b) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of Shares, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of partnership. Any partner of a partnership holding Shares is urged to consult its own tax advisor.

ALL HOLDERS OF SHARES SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PARTICULAR SITUATIONS, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S., AND OTHER LAWS.

Consequences of Participation in the Merger or an Exercise of Dissenters’ Rights

The receipt of cash, either as consideration in the merger or as a result of a U.S. Holder exercising its Dissenters’ Rights (as described under “Dissenters’ Rights”), will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who so exchanges Shares for cash will generally recognize gain or loss in an amount equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder’s adjusted tax basis in the Shares exchanged therefor. Subject to the discussion under “Passive Foreign Investment Company” below, such recognized gain or loss will generally be capital gain or loss, and will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the Shares exchanged is greater than one year at the effective time of the merger.

Long-term capital gains of non-corporate U.S. Holders are currently subject to U.S. federal income tax at a reduced rate. The ability to use any capital loss to offset other income or gain is subject to certain limitations under the Code. If a U.S. Holder acquired different blocks of Shares at different times and different prices, such U.S. Holder must determine the adjusted tax basis and holding period separately with respect to each such block of Shares.

Any gain or loss recognized by U.S. Holders will generally be treated as United States source gain or loss. However, in the event that we are deemed to be a PRC “resident enterprise” under the PRC tax law and gain from the disposition of the Shares is subject to tax in the PRC, you may be eligible to elect to treat such gain as PRC source gain under the income tax treaty between the United States and the PRC (the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion With Respect to Taxes on Income, referred to as the “Treaty”). If we are not eligible for the benefits of the Treaty or you fail to make the election to treat any gain as PRC source, then you may not be able to use the foreign tax credit arising from any PRC tax imposed on the exchange of Shares pursuant to the merger agreement unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if PRC tax is imposed on gain on a disposition of our Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on the past composition of our income and valuation of our assets, including goodwill, we believe that we were not a passive foreign investment company, or a “PFIC”, for U.S. federal income tax purposes for our taxable year ended December 31, 2009 or our taxable year ended December 31, 2010 and we do not expect to become one for our current taxable year, although there can be no assurance in this regard.

In general, we will be a PFIC for any taxable year in which (i) at least 75% of our gross income is passive income or (ii) at least 50% of the value of our assets (based on an average of the quarterly values) is attributable to assets that produce or are held for the production of passive income. For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person). If we own, directly or indirectly, at least 25% (by value) of the stock of another corporation, we will be treated, for purposes of the PFIC tests, as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current taxable year due to changes in our asset or income composition. Because we have valued our goodwill based on the market value of the ADSs, a decrease in the price of the ADSs may result in our becoming a PFIC.

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares and the U.S. Holder has not made a valid mark-to-market election or qualified electing fund election, any gain recognized by a U.S. Holder on the disposition of a Share generally would be allocated ratably over such U.S. Holder’s holding period for the Share. The amount allocated to the taxable year of the disposition and to any year before we became a PFIC would be treated as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for that year and the interest charge generally applicable to underpayments of tax would be imposed on the resulting tax attributable to each such year. If a U.S. Holder has made a valid mark-to-market election with respect to its Shares, any gain the U.S. Holder recognizes would be treated as ordinary income and any loss would be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election

If we are a PFIC for the current taxable year or have been a PFIC during any prior year in which a U.S. Holder held Shares, a U.S. Holder generally would be required to file IRS Form 8621 with respect to the disposition of Shares. The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the applicable consequences of the merger to it if we are a PFIC or have been a PFIC during any prior year in which a U.S. Holder held Shares.

Information Reporting and Backup Withholding

A U.S. Holder may be subject, under certain circumstances, to information reporting and backup withholding with respect to the amount of cash received in the merger. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding unless the U.S. Holder is an exempt recipient and, when required, demonstrates this fact or provides a taxpayer identification number, makes certain certifications on IRS Form W-9, and otherwise complies with the applicable requirements. A U.S. Holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, if any, provided that the required procedures are followed. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

MATERIAL PRC INCOME TAX CONSEQUENCES

Under the EIT Law, which took effect on January 1, 2008, enterprises established outside of China whose “de facto management bodies” are located in the PRC are considered “resident enterprises”, and thus will generally be subject to the enterprise income tax at the rate of 25% on their global income. On December 6, 2007, the State Council adopted the Regulation on the Implementation of PRC Enterprise Income Tax Law, effective as of January 1, 2008, which defines the “de facto management body” as an establishment that has substantial management and control over the business, personnel, accounts and properties of an enterprise. Under the EIT Law and its implementation regulations, PRC income tax at the rate of 10% is applicable to any gain recognized on receipt of cash by a “non-resident enterprise” from transfer of its equity in a PRC resident enterprise. Although there has not been a definitive determination of the Company’s status by the PRC tax authorities, the Company does not believe that it should be considered a resident enterprise under the EIT Law or that the gain recognized on the receipt of cash for our Shares or ADSs should otherwise be subject to PRC tax to holders of such shares and ADSs that are not PRC residents. In addition, under the Circular on Strengthening the Administration of Enterprises Income Tax on Non-resident Enterprises’ Equity Transfer Income (“Circular 698”, Guo Shui Han [2009] No. 698), issued by the State Administration of Taxation, which became effective as of January 1, 2008, if any non-resident enterprise transfers equity of a PRC resident enterprise, the non-resident enterprise may be subject to a 10% PRC income tax on the gain from such equity transfer; provided, however, that any purchase or sale of equity through the open market will not be subject to such taxation. Where the non-resident enterprise indirectly holds and transfers equity of a PRC resident enterprise held through an offshore holding company, which was established in a jurisdiction with either (a) an actual rate of tax of less than 12.5%; or (b) a tax exemption for the income arising out of the disposition, the non-resident enterprise shall be required to file with the relevant taxation authorities certain information about the transfer. Where any such taxation authorities, upon review and examination of the documents submitted by the non-resident enterprise, deem such offshore holding company to be a vehicle incorporated for the purpose of tax evasion, they have the power to re-classify the offshore share transfer transaction, deny the existence of the offshore holding company and impose a 10% income tax on the gain from such offshore share transfer after an examination by the State Administration of Taxation. Although there has not been a definitive determination on whether a purchase or sale of a public company’s shares would be subject to Circular 698, the Company does not believe that the gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its shareholders or ADS holders who are not PRC residents should be subject to Circular 698. If, however, the PRC tax authorities were to determine that the Company should be considered a resident enterprise or that the receipt of cash for its Shares or ADSs should otherwise be subject to PRC tax, then any gain recognized on the receipt of cash for its Shares or ADSs pursuant to the merger by its shareholders who are not PRC residents could be treated as PRC-source income that would be subject to PRC income tax at a rate of up to 10%. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you, including any PRC tax consequences.

MATERIAL CAYMAN ISLANDS TAX CONSEQUENCES

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax. No taxes, fees or charges will payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of the merger or the receipt of cash for our Shares and ADSs under the terms of the merger. This is subject to the qualification that (i) Cayman Islands stamp duty may be payable if any original transaction documents are brought to or executed in the Cayman Islands; and (ii) registration fees will be payable to the Registrar of Companies to register the plan of merger.

FUTURE SHAREHOLDER PROPOSALS

If the proposed merger is completed, we will not have public shareholders and there will be no public participants in any future shareholders meeting. However, if the proposed merger is not completed, we plan to hold an annual general meeting in                     , 2011.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers and we file our annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street NE, Washington, D.C. 20549 at prescribed rates. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The information we file or furnish is also available free of charge on the SEC’s website at http://www.sec.gov.

You also may obtain free copies of the documents the Company files with the SEC by going to the “Investor Relations” section of our website at http://www.chemspec.com.cn/Html/Main.asp. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Because the merger is a “going private” transaction, the Company, Dr. Jianhua Yang, Primavera, Mr. Weinian Qi, Mr. Yunlong Yuan, Parent and Merger Sub have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference therein, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

Statements contained in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document attached as an exhibit hereto. The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information by referring to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement. This proxy statement and the information that we later file with the SEC may update and supersede the information incorporated by reference. Similarly, the information that we later file with the SEC may update and supersede the information in this proxy statement. The Company’s annual report on Form 20-F filed with the SEC on July 17, 2010 and Form 20-F/A on January 12, 2011 are incorporated herein by reference. The Company’s reports on Form 6-K filed with the SEC since June 17, 2010, including, without limitation, the reports on Form 6-K filed with the SEC on June 21, 2010, June 23, 2010, September 28, 2010, October 12, 2010, October 21, 2010, October 29, 2010, November 12, 2010 (multiple reports on 6-K), December 2, 2010 (multiple reports on 6-K), December 13, 2010 and March 21, 2011 are incorporated herein by reference.

We undertake to provide you without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of the request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates.

Requests for copies of our filings should be directed to our proxy solicitor, Okapi Partners LLC, at the address and phone numbers provided in this proxy statement.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE EXTRAORDINARY GENERAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.

THIS PROXY STATEMENT IS DATED                     , 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A: Agreement and Plan of Merger

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER Dated as of March 21, 2011 among HALOGEN LIMITED HALOGEN MERGERSUB LIMITED CHEMSPEC INTERNATIONAL LIMITED and DR. JIANHUA YANG (solely for the purpose of Section 6.20)

TABLE OF CONTENTS

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1	The Merger	A – 2
1.2	Closing	A – 2
1.3	Effective Time	A – 2

ARTICLE II

MEMORANDUM AND ARTICLES OF ASSOCIATION OF THE SURVIVING CORPORATION

2.1	The Memorandum and Articles of Association	A – 2

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1	Directors	A – 3
3.2	Officers	A – 3

ARTICLE IV

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL; MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

4.1	Effect on Issued Share Capital	A – 3
4.2	Exchange of Certificates	A – 5
4.3	Treatment of Stock Plans	A – 7

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Company	A – 8
5.2	Representations and Warranties of Parent and Merger Sub	A – 22

ARTICLE VI

COVENANTS

6.1	Conduct of Business Pending the Merger	A – 27
6.2	Acquisition Proposals	A – 31
6.3	Preparation of the Proxy Statement and Schedule 13E-3	A – 34
6.4	Shareholders’ Meeting	A – 34
6.5	Filings; Other Actions; Notification	A – 35
6.6	Access and Reports	A – 36
6.7	Stock Exchange Delisting	A – 37

A – i

6.8	Publicity	A – 37
6.9	Financing	A – 37
6.10	Expenses	A – 39
6.11	Indemnification; Directors’ and Officers’ Insurance	A – 40
6.12	Takeover Statutes	A – 41
6.13	Resignations	A – 41
6.14	Participation in Litigation	A – 41
6.15	Confidentiality Agreement	A – 42
6.16	No Amendment to Buyer Group Contracts.	A – 42
6.17	Management.	A – 42
6.18	Round-trip Investment Registration.	A – 42
6.19	Merger Sub.	A – 43
6.20	No Knowledge of Inaccuracies.	A – 43

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	A – 43
7.2	Conditions to Obligations of Parent and Merger Sub	A – 43
7.3	Conditions to Obligation of the Company	A – 44

ARTICLE VIII

TERMINATION

8.1	Termination	A – 44
8.2	Effect of Termination	A – 47
8.3	Termination Fee	A – 47

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1	Non-Survival of Representations and Warranties and Agreements	A – 50
9.2	Modification or Amendment	A – 50
9.3	Waiver	A – 50
9.4	Counterparts; Signatures	A – 50
9.5	Governing Law and Venue	A – 51
9.6	Notices	A – 51
9.7	Entire Agreement	A – 53
9.8	No Third Party Beneficiaries	A – 53
9.9	Severability	A – 53
9.10	Interpretation; Absence of Presumption	A – 54
9.11	Assignment	A – 54
9.12	Attorneys’ Fees	A – 54
9.13	Remedies	A – 55
9.14	Limitation on Liabilities	A – 55
9.15	Certain Definitions	A – 56

Appendix 1	Plan of Merger

A – ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 21, 2011, is by and among Halogen Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”), Halogen Mergersub Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands, all of the outstanding shares of which are owned by Parent (“Merger Sub”), Chemspec International Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”) and Dr. Jianhua Yang (solely for the purpose of Section 6.20). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in Section 9.15.

W I T N E S S E T H:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company (the “Merger”) with the Company surviving the Merger upon the terms and subject to the conditions set forth in this Agreement and becoming a wholly owned Subsidiary of Parent as a result of the Merger;

WHEREAS, the board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (i) determined that it is in the best interest of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the approval and adoption of this Agreement by the shareholders of the Company;

WHEREAS, the board of directors of each of Parent and Merger Sub has (i) approved the execution, delivery and performance by Parent and Merger Sub, as the case may be, of this Agreement and consummation of the transactions contemplated hereby, including the Merger and (ii) declared it advisable for Parent and Merger Sub, as the case may be, to enter into this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Company’s willingness to enter into this Agreement, Dr. Jianhua Yang and Primavera Capital (Cayman) Fund I L.P., a company incorporated under the laws of the Cayman Islands (“Primavera”), (each, a “Guarantor” and collectively, the “Guarantors”) is each entering into a limited guaranty in favor of the Company (each, a “Guaranty” and collectively, the “Guaranties”) with respect to certain obligations of Parent and Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

A – 1

ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Cayman Islands Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Cayman Companies Law”), at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the undertakings, property, assets, rights, privileges, immunities, powers, franchises, debts, liabilities, duties and obligations of Merger Sub and the Company in accordance with the Cayman Companies Law. The Merger shall have the effects specified in the Cayman Companies Law.

1.2 Closing. Unless otherwise mutually agreed in writing between the Company, Merger Sub, and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 42/F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, commencing at 9:00 a.m. (Hong Kong time), on the first business day immediately following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing) shall be satisfied or waived in accordance with this Agreement, unless another date, time or place is agreed to in writing by Parent and the Company (such date being the “Closing Date”).

1.3 Effective Time. At the Closing, subject to Section 8.1, (i) Merger Sub and the Company shall execute a plan of merger (the “Cayman Plan of Merger”) in the form contained in Appendix 1 hereto and the parties hereto shall file the Cayman Plan of Merger and other documents required to effect the Merger by the Cayman Companies Law with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Companies Law; and (ii) Parent shall deliver a request to the Lender to draw down the proceeds of the Debt Financing (or a request to the financing sources for the Alternative Financing, if applicable, to draw down the proceeds of the Alternative Financing). The Merger shall become effective at the date as specified in Section 10 of the Cayman Plan of Merger in accordance with the Cayman Companies Law (the “Effective Time”).

ARTICLE II

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF THE SURVIVING CORPORATION

2.1 The Memorandum and Articles of Association. As of the Effective Time, the memorandum and articles of association of Merger Sub then in effect shall be the memorandum and articles of association of the Surviving Corporation (except that, at the Effective Time, Article I of the memorandum and articles of association of the Surviving Corporation shall be amended to be and read as follows: “The name of the corporation is Chemspec International Limited) (the “Memorandum and Articles of Association”) until thereafter changed or amended as provided therein or by applicable Law.

A – 2

ARTICLE III

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

3.1 Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

3.2 Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation, unless otherwise determined by Parent prior to the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Memorandum and Articles of Association.

ARTICLE IV

EFFECT OF THE MERGER ON ISSUED SHARE CAPITAL;

MERGER CONSIDERATION; EXCHANGE OF CERTIFICATES

4.1 Effect on Issued Share Capital. At the Effective Time, as a result of the Merger and without any action on the part of the Company, Parent, Merger Sub or any other shareholders of the Company:

(a) Merger Consideration. Each ordinary share, par value HK$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), including Shares represented by American Depositary Shares, each representing 60 Shares (the “ADSs”), issued and outstanding immediately prior to the Effective Time, other than the Excluded Shares (as defined below) shall be cancelled in exchange for the right to receive US$0.1350 in cash per Share without interest (the “Per Share Merger Consideration”). As each ADS represents 60 Shares, each ADS issued and outstanding immediately prior to the Effective Time, other than ADSs representing Excluded Shares, shall represent the right to receive US$8.10 in cash without interest (the “Per ADS Merger Consideration”) pursuant to the terms and conditions set forth in the Deposit Agreement. At the Effective Time, all of the Shares, including Shares represented by ADSs, shall cease to be outstanding, shall be cancelled and shall cease to exist and the register of members of the Company will be amended accordingly. Each Share (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration without interest, and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2(f). For purposes of this Agreement, “Excluded Shares” means, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Dr. Jianhua Yang or any Person controlled by Dr. Jianhua Yang prior to the Effective Time (“Founder Shares”), (ii) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Mr. Yunlong Yuan or Mr. Weinian Qi or any Person controlled by either of the foregoing prior to the Effective Time (“Management Shares”) and (iii) Shares (“Dissenting Shares”) owned by holders of Shares who have validly exercised and not effectively withdrawn or lost their appraisal rights pursuant to Section 238 of the Cayman Companies Law (“Dissenting Shareholders”). In the event that the Company changes the number of Shares or securities convertible into or exchangeable or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer self-tender or exchange offer, or any other similar transaction, the Per Share Merger Consideration and the Per ADS Merger Consideration shall be equitably adjusted to reflect such change and as so adjusted shall, from and after the date of such change, be the Per Share Merger Consideration and the Per ADS Merger Consideration.

A – 3

(b) Cancellation of Shares. Each of the Founder Shares and the Management Shares shall, by virtue of the Merger and without any action on the part of its holder, cease to be outstanding, shall be cancelled and shall cease to exist without payment of any consideration or distribution therefor.

(c) Merger Sub. At the Effective Time, each ordinary share, par value HK$0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and non-assessable ordinary share, par value HK$0.01 per share, of the Surviving Corporation. Such ordinary shares shall be the only issued and outstanding share capital of the Surviving Corporation and this will be reflected in the register of members of the Surviving Corporation.

(d) Untraceable and Dissenting Shareholders. Remittances for the Per Share Merger Consideration shall not be sent to shareholders who are untraceable unless and until, except as provided below, they notify the Paying Agent of their current contact details prior to the Effective Time. A Company shareholder will be deemed to be untraceable if (i) he has no registered address in the register of members (or branch register) maintained by the Company or, (ii) on the last two consecutive occasions on which a dividend has been paid by the Company a cheque payable to such shareholder either (a) has been sent to such shareholder and has been returned undelivered or has not been cashed or, (b) has not been sent to such shareholder because on an earlier occasion a cheque for a dividend so payable has been returned undelivered, and in any such case no valid claim in respect thereof has been communicated in writing to the Company or, (iii) notice of the Company Shareholders’ Meeting convened to vote on the Merger has been sent to such shareholder and has been returned undelivered. In the event that monies due to Dissenting Shareholders and shareholders of the Company who are untraceable exceeds US$2,000,000, such monies and any monies which are returned shall be held by the Surviving Corporation in a separate non interest bearing bank account for the benefit of Dissenting Shareholders and shareholders of the Company who are untraceable. Monies unclaimed after a period of seven years from the date of the notice of the Shareholders’ Meeting shall be forfeited and shall revert to the Surviving Corporation. Dissenting Shareholders and shareholders of the Company who are untraceable who subsequently wish to receive any monies otherwise payable in respect of the Merger within applicable time limits or limitation periods will be advised to contact the Surviving Corporation.

A – 4

4.2 Exchange of Certificates.

(a) Paying Agent. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld, conditioned or delayed) (the “Paying Agent”), for the benefit of the holders of Shares and ADSs, a cash amount in immediately available funds sufficient for the Paying Agent to make payments under Section 4.1(a), Section 4.2(f) and Section 4.3(a) (such aggregate cash amount being hereinafter referred to as the “Exchange Fund”). If a Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law with respect to any Dissenting Shares, (i) such Shares shall cease to be Excluded Shares and (ii) Parent shall make available or cause to be made available to the Paying Agent additional funds in an amount equal to the product of (x) the number of Dissenting Shares for which such Dissenting Stockholder has withdrawn its demand for, or lost its rights to, appraisal rights pursuant to Section 238 of the Cayman Companies Law and (y) the Per Share Merger Consideration. The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that Parent shall not direct the Paying Agent to make any such investments that are speculative in nature. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the aggregate amounts payable under Section 4.1(a), Section 4.2(f) and Section 4.3(a) shall be returned to the Surviving Corporation in accordance with Section 4.2(d). To the extent that there are any losses with respect to any such investments, or the Exchange Fund diminishes for any reason below the level required for the Paying Agent to make prompt cash payment under Section 4.1(a), Section 4.2(f) and Section 4.3(a), Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make such payments under Section 4.1(a), Section 4.2(f) and Section 4.3(a).

(b) Exchange Procedures. Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company on behalf of beneficial holders holding through brokers, nominees, custodians or through a third-party), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of the Depository Trust Company, deliver) to each registered holder of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form for a Cayman Islands-incorporated company specifying how the delivery of the Exchange Fund to registered holders of the Shares shall be effected, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree; and (ii) instructions for effecting the surrender of share certificates representing Shares (the “Share Certificates”) (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, each registered holder of Shares represented by such Share Certificate and each registered holder of Shares which are not represented by a Share Certificate (“Uncertificated Shares”) shall be entitled to receive in exchange therefor a cheque, in the amount equal to (x) the number of Shares represented by such Share Certificate (or affidavit and indemnity of loss in lieu of the Share Certificate as provided in Section 4.2(e)) or the number of Uncertificated Shares multiplied by (y) the Per Share Merger Consideration, and the Share Certificate so surrendered shall forthwith be marked as cancelled. Prior to the Effective Time, Parent and the Company shall establish procedures with the Paying Agent and the Depositary to ensure that (i) the Paying Agent will transmit to the Depositary promptly following the Effective Time an amount in cash in immediately available funds equal to the product of (x) the number of ADSs issued and outstanding immediately prior to the Effective Time (other than the ADSs representing the Excluded Shares) and (y) the Per ADS Merger Consideration and (ii) the Depositary will distribute the Per ADS Merger Consideration to ADS holders pro rata to their holdings of ADSs upon surrender by them of the ADSs. The Surviving Corporation will pay any applicable fees, charges and expenses of the Depositary and government charges (other than withholding taxes if any) due to or incurred by the Depositary in connection with distribution of the Per ADS Merger Consideration to ADS holders. No interest will be paid or accrued on any amount payable in respect of the Shares or ADSs. In the event of a transfer of ownership of Shares that is not registered in the register of members of the Company, a cheque for any cash to be exchanged upon due surrender of the Share Certificate may be issued to such transferee if the Share Certificates (if any) which immediately prior to the Effective Time represented such Shares are presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable share transfer taxes have been paid or are not applicable.

A – 5

(c) Transfers. From and after the Effective Time, no transfers of Shares shall be effected in the register of members of the Company. If, after the Effective Time, any Share Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer or any other reason, such Share Certificate shall be cancelled and (except for Excluded Shares) exchanged for the cash amount in immediately available funds to which the holder of the Share Certificate is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the shareholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand by the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration to which such holder is entitled pursuant to this Article IV upon due surrender of its Share Certificates (or affidavits and indemnities of loss in lieu of the Share Certificates as provided in Section 4.2(e)), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent, the Depositary or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, bona vacantia, escheat or similar Laws. Any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Entity shall become, to the extent permitted by applicable Laws, the property of the Surviving Corporation or its designee, free and clear of all claims or interest of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if reasonably required by Parent or by the Paying Agent, the posting by such Person of a bond in customary amount and upon such terms as may be reasonably required by Parent or the Paying Agent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Share Certificate, the Paying Agent will issue a cheque in the amount equal to (x) the number of Shares represented by such lost, stolen or destroyed Share Certificate multiplied by (y) the Per Share Merger Consideration.

(f) Dissenters’ Rights. No Person who has validly exercised their appraisal rights pursuant to Section 238 of the Cayman Companies Law shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s appraisal rights under the Cayman Companies Law. Each Dissenting Shareholder shall be entitled to receive only the payment resulting from the procedure in Section 238 of the Cayman Companies Law with respect to Shares owned by such Dissenting Shareholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to Company shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

A – 6

(g) Termination of Deposit Agreement. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall provide notice to Citibank N.A. (the “Depositary”) to terminate the deposit agreement dated June 23, 2009 between the Company and the Depositary (the “Deposit Agreement”) in accordance with its terms.

(h) Agreement of Fair Value. Parent, Merger Sub and the Company respectively agree that the Per Share Merger Consideration represents the fair value of the Shares for the purposes of Section 238(8) of the Cayman Companies Law.

4.3 Treatment of Stock Plans.

(a) Treatment of Vested Options. At the Effective Time, the Surviving Corporation shall make to each holder of outstanding vested options to purchase Shares under the Stock Plan (“Vested Company Options”) an unconditional and irrevocable offer which, if accepted by such holder, shall result in all Vested Company Options held by such holder being cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, an amount in cash (net of any applicable withholding taxes) equal to (x) the total number of Shares subject to the Vested Company Options immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of such Vested Company Options.

(b) Treatment of Unvested Options. At the Effective Time, the Surviving Corporation shall make to each holder of outstanding unvested options to purchase Shares under the Stock Plan (“Unvested Company Options”) an unconditional and irrevocable offer which, if accepted by such holder, shall result in all Unvested Company Options held by such holder being cancelled and converted into the right to receive, as soon as reasonably practicable after the Effective Time, a restricted cash award (“RCA”) in the amount equal to (x) the total number of Shares subject to the Unvested Company Options immediately prior to the Effective Time multiplied by (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share of Such Unvested Company Options. RCAs shall be subject to the same vesting conditions applicable to the Unvested Company Options without giving effect to the transactions contemplated herein and unvested RCAs are not transferable by means of sale, assignment, exchange, pledge, or otherwise. On the date, and to the extent, that the Unvested Company Options would have become vested without giving effect to the transactions contemplated herein, such corresponding portion of the RCAs shall be converted to US dollars and will be delivered to the holder of such RCAs, net of any applicable withholding taxes, as soon as practicable thereafter. The holder of the RCAs is personally responsible for the proper reporting and payment of all taxes related to the distribution.

A – 7

(c) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall pass any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Sections 4.3(a) and 4.3(b). The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to issue Shares or other share capital of the Company to any Person pursuant to or in settlement of Company Options.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. Except (x) as may be disclosed in the Company Reports filed with the Securities and Exchange Commission (the “SEC”) prior to the date hereof (excluding, in each case, any nonspecific disclosures set forth in any risk factor section to the extent they are general, nonspecific and forward looking statements or cautionary or forward-looking in nature) or (y) as may be disclosed in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on the date hereof (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of the Company and its Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

A – 8

(b) Capital Structure.

(i) The authorized share capital of the Company consists of 20,000,000,000 Shares of a par value of HK$0.01, of which, based on the register of members of the Company as of the date of this Agreement, 2,203,620,000 Shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. As of the date of this Agreement, there are 24,329,760 Shares reserved for options under the Company’s Share Incentive Plan adopted as of January 1, 2008 (the “Stock Plan”). Each of the outstanding shares of share capital or other securities of each of the Company’s directly or indirectly wholly owned Subsidiaries, which are set forth in Section 5.1(b)(i) of the Company Disclosure Schedule (“Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any lien, charge, pledge, security interest, mortgage, claim or other encumbrance (each, a “Lien” and collectively, “Liens”). Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 5.1(b)(i) of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries”), has been duly authorized, and validly issued, and is fully paid and nonassessable and owned by the Company or by a Wholly Owned Subsidiary, free and clear of any Lien other than Permitted Liens. Except as set forth in Section 5.1(b)(i) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of share capital or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

A – 9

(ii) Each Company Option (A) was granted in compliance with all applicable Laws in all material respects and all of the terms and conditions of the Stock Plan, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, and (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option.

(c) Corporate Authority; Approval and Fairness; No Violations.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof, subject only to approval of this Agreement by (i) by a majority in number of the holders of the Shares representing at least 75% of the total issued and outstanding Shares (the “75% Authorisation”), unless a revision to Section 233 (6) of the Cayman Companies Law (the “Current Section”) is brought into legal effect prior to the Shareholders’ Meeting providing for authorisation of a plan of merger by a constituent company in a different manner than that contained in the Current Section, in which case such approval shall be required not by the 75% Authorisation, but instead in the manner provided in the revision to the Current Section and (ii) the affirmative vote of shareholders representing more than 50% in value of the Shares (excluding Founder Shares and Management Shares) present and voting in person or by proxy as a single class at the Shareholders’ Meeting (collectively, the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

A – 10

(ii) The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has (A) determined that the Merger, on the terms and subject to the conditions set forth herein, is fair to, and in the best interests of, the Company and its shareholders, (B) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (C) resolved to recommend approval of this Agreement to the holders of Shares (the “Company Recommendation”). The board of directors of the Company, acting upon the unanimous recommendation of the Independent Committee, has directed that this Agreement be submitted to the holders of Shares for their approval.

(iii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger or the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, any provision (x) of the memorandum and articles of association of the Company or (y) of the similar organizational documents of any of the Company’s Subsidiaries, (B) a material breach or material violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) that the matters referred to in Section 5.1(d) are complied with and the Requisite Company Vote is obtained, any Law to which the Company or any of its Subsidiaries is subject, (C) a default under any of the terms, conditions or provisions of any loan or credit agreement, letter of credit, guarantee, power of attorney, debenture, note, bond, mortgage, indenture, deed of trust, lease, sublease, license, contract or other agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or an acceleration of the Company’s or, if applicable, any of its Subsidiaries’, obligations under any such Contract, (D) the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (C) or clause (D) above, for any such default, creation or acceleration that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(d) Government Approvals. Except for (A) compliance with the applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) (including the joining of the Company in the filing of the Schedule 13E-3, the furnishing of Form 6-K with the proxy statement relating to the Merger (including any amendment or supplement thereto, the “Proxy Statement”), and the filing or furnishing of one or more amendments to the Schedule 13E-3 and such Form 6-K to respond to comments of the SEC, if any, on such documents), (B) compliance with the rules and regulations of the NYSE, (C) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, (D) consent or approval of, or filing with applicable Governmental Antitrust Entity, no consent or approval of, or filing, license, permit or authorization, declaration or registration with, any Governmental Entity necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, except for those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

A – 11

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since May 26, 2009 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). No Subsidiary of the Company is or has been required to file or furnish any periodic reports with the SEC. Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply when filed or furnished in all material respects with the applicable requirements of the Securities Act, the Exchange Act, applicable accounting standards and the Sarbanes-Oxley Act of 2002 (as amended and including the rules and regulations promulgated thereunder) (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(ii) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act) that are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles (“GAAP”) and includes policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements.

(iii) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present, in all material respects, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited interim statements, to normal year-end audit adjustments and the exclusion of certain notes in accordance with the rules of the SEC relating to unaudited financial statements), in each case in accordance with GAAP, Regulation S-X of the SEC and the rules and standards of the Public Company Accounting Oversight Board except as may be noted therein.

A – 12

(iv) The Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) that are reasonably designed to ensure that material information relating to the Company, including its Subsidiaries, required to be included in reports filed under the Exchange Act is made known to the chief executive officer and chief financial officer of the Company or other persons performing similar functions by others within those entities. Neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has identified or been made aware of “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated. To the Company’s Knowledge, there is no fraud, whether or not material, that involves the Company’s management or other employees who have a significant role in the internal control over financial reporting utilized by the Company and its Subsidiaries.

(f) Absence of Certain Changes. From October 1, 2010 to the date hereof, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto, and as set forth on Section 5.1(f) of the Company Disclosure Schedule, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has Knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(B) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of share capital of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

A – 13

(D)(1) any material increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(E) any agreement to do any of the foregoing.

(g) Litigation and Liabilities. As of the date of this Agreement, there are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Actions that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. There are no obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise (“Liabilities”), except (i) as reflected, accrued or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date hereof, (ii) for Liabilities incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Reports, (iii) for Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (iv) Liabilities that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(h) Employee Benefits.

(i) All benefit and compensation plans covering current or former Employees of the Company and its Subsidiaries and current or former directors of the Company (the “Company Benefit Plans”) are listed in Section 5.1(h) of the Company Disclosure Schedule. Each Company Benefit Plan listed in Section 5.1(h) of the Company Disclosure Schedule has been provided or made available to Parent and Merger Sub.

(ii) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any of the Company Benefit Plans or otherwise; (ii) increase any benefits otherwise payable under any of the Company Benefit Plans; or (iii) result in any acceleration of the time of payment or vesting of any such benefits.

(iii) There is no outstanding order against the Company Benefit Plans that is, and would reasonably be expected to be, material.

A – 14

(iv) The Company is not obligated, pursuant to any of the Company Benefit Plans or otherwise, to grant any options to purchase Shares to any Employees, consultants or directors of the Company after the date hereof.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of the Company and its Subsidiaries have not been, since December 31, 2009, and are not being conducted in violation of any applicable United States federal, state or local, non-United States national, provincial or local, or multinational law, statute or ordinance, common law, or any rule, regulation, directive, treaty provision applicable to the Company and its Subsidiaries, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”) (including the Foreign Corrupt Practices Act of 1977, as amended, the PRC Law on Anti-Unfair Competition adopted on September 2, 1993, if applicable, and the Interim Rules on Prevention of Commercial Bribery issued by the PRC State Administration of Industry and Commerce on November 15, 1996, if applicable), except for any such violation that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect. No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for (A) such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, and/or (B) such investigations or reviews in the trading in the securities of the Company related to this Merger. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date hereof.

(ii) The Company and its Subsidiaries each has made application or obtained, renewed and is in compliance with all material permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business in all material respects as presently conducted, except for any such License the absence or non-renewal of which is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iii) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or any of their respective directors, officers or employees or, to the Knowledge of the Company, any agent, or any other person acting for or on behalf of the Company or any Subsidiary has (individually and collectively, a “Company Affiliate”), (i) made any bribe, influence payment, kickback, payoff, or any other type of payment that would be unlawful under any applicable Law; or (ii) offered, paid, promised to pay, or authorized any payment or transfer of anything of value, directly or indirectly, to any officer, employee or any other person acting in an official capacity for any Governmental Authority (including any political party or official thereof), or to any candidate for political office (individually and collectively, a “Government Official”) for the purpose of (1) improperly influencing any act or decision of such Government Official in his official capacity, (2) improperly inducing such Government Official to do or omit to do any act in relation to his lawful duty, (3) securing any improper advantage, or (4) inducing such Government Official to improperly influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any Subsidiary, or any Company Affiliate in obtaining or retaining business for or with, or in directing business to, any Person.

A – 15

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports or as provided in Section 5.1(j) of the Company Disclosure Schedule, as of the date hereof, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company pursuant to Item 4 of the Instructions to Exhibits of Form 20-F under the Exchange Act;

(B) any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries, or relating to indebtedness for borrowed money or any financial guaranty, of more than RMB 50,000,000 in any calendar year on its face;

(C) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than RMB 30,000,000;

(D) any Contract relating to the formation, creation, operation, management or control of any joint venture;

(E) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Item 7B or Item 19 of Form 20-F under the Exchange Act; and

(F) any non-competition Contract or other Contract that limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets.

Each such Contract described in clauses (A) through (F) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract”.

A – 16

(ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

(k) Properties.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, or except as disclosed in Section 5.1(k) of the Company Disclosure Schedule, with respect to real property owned by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon (the “Owned Real Property”), (A) the Company or its applicable Subsidiary has good and marketable title, or validly granted long term land use rights and building ownership rights, as applicable, to the Owned Real Property, free and clear of any Encumbrance, other than Permitted Liens, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein.

(ii) With respect to real property leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect.

(iii) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all other material properties and assets (excluding Owned Real Property, Leased Real Property and Intellectual Property), in each case free and clear of all Encumbrances other than Permitted Liens.

(iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, but specifically excludes: (a) encumbrances for current Taxes or other governmental charges not yet due and payable; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date hereof; and (c) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

A – 17

(l) Takeover Statutes. The Company is not a party to a shareholder rights agreement, “poison pill” or similar agreement or plan. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation save for Cayman Companies Law or any similar anti-takeover provision in the Company’s memorandum and articles of association (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters. The Company and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. The Company and each of its Subsidiaries have obtained and possess all material permits, licenses and other authorizations currently required for their establishment and their operation under any Environmental Law (the “Environmental Permits”), and all such Environmental Permits are in full force and effect. No property currently or formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with or is releasing any Hazardous Substance in a manner that would reasonably be expected to require remediation or other action pursuant to any Environmental Law that is or would be material to the business of the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any applicable PRC local, provincial or national Law relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 5.1(m) constitutes the only representations and warranties of the Company with respect to any Environmental Law. As used herein, the term “Hazardous Substance” means any chemical, pollutant, waste or substance that is (A) listed, classified or regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (B) any petroleum product or by product, asbestos containing material, polychlorinated biphenyls or radioactive material.

(n) Tax Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and each of its Subsidiaries (i) have prepared in good faith and duly and, in cases where the statute of limitations would still be open, timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns (as defined herein) and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns and any Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith. As of the date of this Agreement, there are not pending or, to the Knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the Knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are not disclosed or provided for in the Company Reports.

A – 18

(o) Labor Matters. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, as of the date hereof: (i) there is no material pending dispute with the directors of the Company or any of its Subsidiaries or with any of the employees or former employees of the Company or any of its Subsidiaries, (ii) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws of the PRC, respecting employment, employment practices, labor, terms and conditions of employment and wages and hours, in each case, with respect to each of their current (including those on layoff, disability or leave of absence, whether paid or unpaid), former, or retired employees, officers, consultants, independent contractors providing individual services, agents or directors of the Company or any Subsidiary of the Company (collectively, “Employees”); and (iii) other than regular payments to be made in the ordinary course of business consistent with past practice, neither the Company nor any of its Subsidiaries is liable for any material payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits for Employees.

(p) Intellectual Property.

(i) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”); (B) all of the registrations and applications included in the Company IP owned by, and the Company IP exclusively licensed by the Company and its Subsidiaries, are subsisting; and (C) all of the Company IP owned by the Company and its Subsidiaries are free and clear of any Liens, other than Permitted Liens and nonexclusive licenses entered into in the ordinary course of business.

(ii) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect (A) neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and (B) to the Company’s Knowledge, no third party is infringing, diluting, misappropriating or otherwise violating any material Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iii) Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all material Trade Secrets, and to the Company’s Knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

(iv) This Section 5.1(p) constitutes the only representations and warranties of the Company with respect to any Company IP and infringement of Intellectual Property rights of any third party.

A – 19

For purposes of this Agreement: “Intellectual Property” means (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); and (D) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing.

(q) Insurance. The Company has made available to Parent accurate and complete copies of all material insurance policies and all material self insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company and its Subsidiaries. Except as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, all such policies, programs and arrangements are in full force and effect and is of the type and in amounts customarily carried by Persons conducting businesses similar to the Company in the PRC. The Company has no reason to believe that it or any of its Subsidiaries will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted at a reasonable cost. Neither the Company nor any of its Subsidiaries knows of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any of its respective insurance policies. Neither the Company nor any of its Subsidiaries has been denied any insurance coverage which it has sought or for which it has applied.

(r) Opinion of Financial Advisor. The Independent Committee has received the opinion of Houlihan Lokey (China) Limited, to the effect that, as of the date of such opinion, and subject to the various assumptions, qualifications and limitations set forth therein, the Per Share Merger Consideration and Per ADS Merger Consideration to be received by holders of Shares and ADSs (other than holders of Excluded Shares) is fair, from a financial point of view, to such holders and a copy of such opinion will promptly be provided to Parent, solely for informational purposes, following receipt thereof by the Independent Committee. It is agreed and understood that such opinion may not be relied on by Parent or Merger Sub.

(s) Brokers and Finders. Other than Houlihan Lokey (China) Limited, neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement. The Company has made available to Parent and Merger Sub a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(t) Customers. As of the date of this Agreement, (i) the Company has not received any notice in writing from any of its ten largest customers (based on aggregate sales or purchases, as applicable, during the fiscal year ended December 31, 2010) that any such customer intends to terminate, materially reduce, or not renew, its relationship with the Company or its Subsidiaries, and (ii) to the Knowledge of the Company, no such customer or supplier intends to materially reduce, cancel, or otherwise terminate its relationship with the Company and its Subsidiaries.

A – 20

(u) Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholders’ Meeting (including any amendment or supplement or document incorporated by reference) and the Rule 13E-3 transaction statement on Schedule 13E-3 relating to the adoption of this Agreement by the shareholders of the Company shall not, on the date the Proxy Statement is first mailed to shareholders of the Company or at the time of the Shareholders’ Meeting or, in the case of the Schedule 13E-3, on the date it and any amendment or supplement to it is filed with the SEC, (i) with respect to the Schedule 13E-3, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (ii) with respect to the Proxy Statement, contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Shareholders’ Meeting which has become false or misleading. The Proxy Statement and the Schedule 13E-3 will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3.

(v) No Additional Representations. Except for the representations and warranties made by the Company in this Section 5.1, neither the Company nor any other Person makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Sub or any of its Affiliates or Representatives, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Sub acknowledge the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnity obligations to Parent, Merger Sub or any other Person resulting from the distribution or disclosure or failure to distribute or disclose to Parent, Merger Sub or any of its Affiliates or Representatives, or their use of, any information, unless and to the extent such information is expressly included in the representations and warranties contained in this Section 5.1.

A – 21

5.2 Representations and Warranties of Parent and Merger Sub.

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

(a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Each of Parent and Merger Sub has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Each of Parent and Merger Sub has made available to the Company complete and correct copies its memorandum and articles of association, or similar governing documents, as currently in effect.

(b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly executed and delivered by Parent and Merger Sub and is a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Available Funds. Parent has delivered to the Company a true, correct and complete copy, as of the date of this Agreement, of (i) an executed commitment letter (the “Primavera Equity Funding Letter”) from Primavera and an executed commitment letter (the “Founder Equity Funding Letter” and, together with the Primavera Equity Funding Letter, the “Equity Funding Letters”) from Dr. Jianhua Yang (together with Primavera, the “Equity Providers” and each, an “Equity Provider”) pursuant to which each Equity Provider has committed to purchase, or cause the purchase of, for cash, subject to the terms and conditions therein, equity securities of Parent in the aggregate amount set forth therein (the “Equity Financing”), and (ii) an executed facility agreement (including all schedules thereto) (the “Facility Agreement”) and Redacted Fee Letter (together with the Facility Agreement, the “Debt Financing Agreements”, and, together with the Equity Funding Letters, the “Financing Agreements”) from Standard Chartered Bank (Hong Kong) Limited, as arranger and original lender (the “Lender”) pursuant to which the Lender has committed to provide debt financing to Parent in the aggregate amount set forth therein (the “Debt Financing” and, together with the Equity Financing, the “Financing”), subject to the terms and conditions therein, the proceeds of which shall be used to finance the consummation of the Merger and the other transactions contemplated by this Agreement. The Equity Funding Letters provide, and will continue to provide, that the Company is a third party beneficiary thereto with respect to the provisions therein. As of the date hereof, none of the Financing Agreements has been amended or modified, no such amendment or modification is contemplated, and the obligations and commitments contained in the Financing Agreements have not been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or restriction is contemplated. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Agreements that are payable on or prior to the date hereof. Assuming (i) the Financing is funded in accordance with the Financing Agreements and (ii) the satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.2(a) and Section 7.2(b) or the waiver of such conditions, as of the date hereof, the net proceeds contemplated by the Financing Agreements will, together with Company cash, in the aggregate, be sufficient for Merger Sub and the Surviving Corporation to pay (i) the aggregate of the Per Share Merger Consideration and the per ADS Merger Consideration and (ii) any other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement upon the terms contemplated hereby and all related fees and expenses associated therewith. As of the date hereof, each of the Financing Agreements, in the form so delivered, is in full force and effect and is a legal, valid and binding obligation of Parent (subject to the Bankruptcy and Equity Exception) and, to the Knowledge of Parent, the other parties thereto (subject to the Bankruptcy and Equity Exception). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or, to the Knowledge of Parent, any other parties thereto, under any of the Financing Agreements; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Section 5.1. As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Sub at the Effective Time; provided, however, that Parent is not making any representation or warranty regarding the effect of the inaccuracy of the representations and warranties in Section 5.1, or compliance by the Company with its obligations hereunder. As of the date hereof, the Financing Agreements contain all of the conditions precedent to the obligations of the parties thereunder to make the Financing available to Parent on the terms therein. The parties hereto agree that it shall not be a condition to Closing for Parent to obtain the Financing or the Alternative Financing. As of the date hereof, there are no side letters or other oral or written Contracts to which Parent or any of its Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing other than (i) as expressly set forth in the Financing Agreements, and (ii) any customary engagement letter(s) and non-disclosure agreement(s) (complete copies of which have been provided to the Company) that do not impact the conditionality or amount of the Financing.

A – 22

(d) Capitalization of Parent and Merger Sub.

(i) The authorized share capital of Parent consists solely of 10,000,000,000 ordinary shares, par value HK$0.00001 per share, of which, as of the date hereof, two such ordinary shares are validly issued and outstanding. At the Effective Time, (x) Dr. Jianhua Yang, Mr. Yunlong Yuan, Mr. Weinian Qi and Primavera SPV Ltd. will be the beneficial owners of 100% of the issued and outstanding ordinary shares of Parent on a fully diluted basis (the “Outstanding Parent Shares”), and (y) Dr. Jianhua Yang and Primavera SPV Ltd. will be the beneficial owners of at least 70% and 24%, respectively, of the Outstanding Parent Shares. Exact equity ownership of Parent will be adjusted based on funding required for fees and expenses in connection with the transactions contemplated by this Agreement, any permitted assignment by Primavera of part of its equity commitment in accordance with the Primavera Equity Funding Letter or as a result of any Alternative Financing. Parent was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(ii) The authorized share capital of Merger Sub consists solely of 30,000,000 ordinary shares, par value HK$0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and capitalization and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

A – 23

(e) Consent and Approvals; No Violations. (i) (i) Other than (a) the filings and/or notices pursuant to Section 13 of the Exchange Act (including the joining of Parent and Merger Sub (and certain of their Affiliates) in the filing of the Schedule 13E-3, the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on the Schedule 13E-3, and the filing of a Schedule 13D with the SEC), and (if applicable) any notices to, approvals of, or consents or clearances by, any Governmental Antitrust Entity; (b) compliance with the rules and regulations of the NYSE, and (c) the filing of the Cayman Plan of Merger with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Companies Law and related documentation, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the memorandum and articles of association, or similar governing documents, of Parent or Merger Sub, (B) a material breach or material violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(e)(i), any Law to which Parent or Merger Sub is subject, (C) a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, or an acceleration of Parent’s or Merger Sub’s obligations under any such Contract, or (D) other than as expressly set forth in Section 5.2(e)(ii) of the Parent Disclosure Schedule delivered to the Company on the date hereof (the “Parent Disclosure Schedule”), the creation of any Lien on any properties or assets of Parent or Merger Sub, except, in the case of clause (C) or clause (D), for any such default, acceleration or creation as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(f) Litigation. As of the date hereof, (i) there are no Actions pending or, to the Knowledge of Parent and Merger Sub, threatened against Parent, Merger Sub or any of their respective Affiliates, other than any such Action that would not, individually or in the aggregate, prevent or materially impair the consummation of the transactions contemplated by this Agreement, and (ii) neither Parent nor Merger Sub nor any of its Affiliates is a party to or subject to the provisions of any Judgment of any Governmental Entity which would reasonably be expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

A – 24

(g) Brokers and Finders. No broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub.

(h) Guaranties. Concurrently with the execution of the Agreement, each Guarantor has delivered to the Company a duly executed Guaranty. Each Guaranty is in full force and effect and is a legal, valid and binding obligation of such a Guarantor, subject to the Bankruptcy and Equity Exception, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of a Guarantor under the relevant Guaranty.

(i) Schedule 13E-3; Proxy Statement; Other Information. None of the information provided by Parent or Merger Sub with respect to itself or its Affiliates or Representatives for inclusion or incorporation by reference in the Schedule 13E-3 or the Proxy Statement will, in the case of the Schedule 13E-3, as of the date of its filing and the date of each amendment or supplement thereto and, in the case of the Proxy Statement, (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto to the shareholders of the Company and (ii) at the time of the Shareholders’ Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Solvency. Neither Parent nor Merger Sub is entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors. Immediately after giving effect to all of the transactions contemplated hereby, including the Financing (and any Alternative Financing, if applicable) and the payment of the Per Share Merger Consideration, the Per ADS Merger Consideration and the aggregate amount of consideration payable in respect of Company Options in accordance with Section 4.3(a), the payment of all other amounts required to be paid in connection with the consummation of the transactions contemplated by this Agreement, the payment of all related fees and expenses, assuming (i) satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger as set forth in Section 7.1 and Section 7.2, or the waiver of such conditions, and (ii) the accuracy of the representations and warranties of the Company set forth in Section 5.1 (for such purposes, the representations and warranties that are qualified as to materiality or “Material Adverse Effect” shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects), the Surviving Corporation will be solvent at and immediately after the Effective Time, as such term is used under the laws of the Cayman Islands.

(k) Interest in Competitors. Except as disclosed in the Parent Disclosure Schedule, Parent, Merger Sub, and the Guarantors do not own any interest, other than de minimis passive holdings of less than 1% in a publicly listed company, in any entity or person (other than the Company and its Affiliates) that derives revenues from products, services or lines of business within the Company’s products, services or lines of business.

(l) Parent Ownership of Company Securities. Except for Company Options held by Dr. Jianhua Yang, none of Parent, Merger Sub or any Guarantor beneficially owns (as such term is used in Rule 13d-3 promulgated under the Exchange Act) any Shares or other securities of the Company or any options, warrants or other rights to acquire Shares or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company except for the Subject Shares (as defined in the Support Agreement).

A – 25

(m) Certain Actions. Other than (A) as expressly set forth in Section 5.2(m) of the Parent Disclosure Schedule, (B) the Buyer Group Contracts or (C) as set forth in Article IV hereof, as of the date hereof, there are no Contracts (whether oral or written) (i) between Parent, Merger Sub or any of their Affiliates (excluding the Company and its Subsidiaries), on the one hand, and any member of the Company’s management, directors or shareholders, on the other hand, that relate in any way to the transactions contemplated hereby; or (ii) pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Per Share Merger Consideration or the Per ADS Merger Consideration or pursuant to which any shareholder of the Company has agreed to vote to approve this Agreement or the Merger or has agreed to vote against any Superior Proposal.

(n) Buyer Group Contracts. Parent has delivered to the Company a true, correct and complete copy of (i) the Consortium Agreement dated November 22, 2010 by and between Dr. Jianhua Yang and Primavera Capital Management Ltd.; (ii) the Support Agreement and the related Delegation of Voting Power Agreement; (iii) the Equity Funding Letters; (iv) the letter agreement regarding the equity ownership percentage of Parent dated the date hereof by and between Dr. Jianhua Yang, Primavera SPV Ltd., Mr. Yunlong Yuan and Mr. Weinian Qi; and (v) the Debt Financing Agreements (collectively, the “Buyer Group Contracts”). As of the date hereof, other than the Buyer Group Contracts and Contracts between the Lender and its Affiliates, there are no side letters or other oral or written Contracts relating to the transactions contemplated by this Agreement between two or more of the following Persons: Dr. Jianhua Yang, Mr. Yunlong Yuan, Mr. Weinian Qi, the Equity Providers, Lender or any Guarantor or any of their respective Affiliates (excluding the Company and its Subsidiaries) (collectively, “Buyer Group Parties”).

(o) Independent Investigation. (a) Parent and Merger Sub have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, which investigation, review and analysis was performed by Parent, Merger Sub, their respective Affiliates and Representatives. Each of Parent and Merger Sub acknowledges that it, its Affiliates and their respective Representatives have been provided adequate access to the personnel, properties, facilities and records of the Company and its Subsidiaries for such purpose. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any statements, representations or opinions of any of the Company, its Affiliates or their respective Representatives (except the representations and warranties of the Company set forth in Section 5.1).

(p) Non-Reliance on Company Estimates. The Company has made available to Parent and Merger Sub, and may continue to make available, certain estimates, projections and other forecasts for the business of the Company and its Subsidiaries and certain plan and budget information. Each of Parent and Merger Sub acknowledges that these estimates, projections, forecasts, plans and budgets and the assumptions on which they are based were prepared for specific purposes and may vary significantly from each other. Further, each of Parent and Merger Sub acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans and budgets), and that neither Parent nor Merger Sub is relying on any estimates, projections, forecasts, plans or budgets furnished by the Company, its Subsidiaries or their respective Affiliates and Representatives, and neither Parent nor Merger Sub shall, and shall cause its Affiliates and their respective Representatives not to, hold any such Person liable with respect thereto, other than fraud in connection therewith.

A – 26

(q) No Additional Representations. Except for the representations and warranties made by Parent and Merger Sub in this Section 5.2, neither Parent nor Merger Sub nor any other Person makes any other express or implied representation or warranty with respect to Parent or Merger Sub or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing, and the Company acknowledges the foregoing.

ARTICLE VI

COVENANTS

6.1 Conduct of Business Pending the Merger.

(a) Operation of the Company’s Business. Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, the business of it and its Subsidiaries shall be conducted only in the ordinary course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations and maintain existing relations with Governmental Entities, key customers, suppliers, distributors and other persons with whom the Company or its Subsidiaries have material business relationships. Without limiting the generality of, and in furtherance of, the foregoing, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law; or (B) as Parent may approve in advance in writing (which approval shall not be unreasonably withheld, conditioned or delayed), the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its memorandum and articles of association or other applicable governing instruments;

(ii) effect any scheme of arrangement, merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness, or other than in the ordinary course, restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or material restrictions on its assets, operations or businesses;

A – 27

(iii) except for the proposed acquisition described in Section 6.1(a)(iii) of the Company Disclosure Schedule and subject to Section 6.1(a)(xi), acquire, directly or indirectly, whether by purchase, merger, consolidation, scheme of arrangement or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business, (it being understood and agreed that the acquisition of all or substantially all of the assets or outstanding shares or other equity securities of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of RMB 5,000,000 in any transaction or related series of transactions or acquisitions;

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, or redeem, purchase or otherwise acquire, any share capital of the Company or any of its Subsidiaries, or securities convertible or exchangeable into or exercisable for any share capital, or any options, warrants or other rights of any kind to acquire any share capital or such convertible or exchangeable securities, other than in connection with (A) the exercise of Company Options, (B) the withholding of Company securities to satisfy tax obligations with respect to Company Options, (C) the acquisition by the Company of its securities in connection with the forfeiture of Company Options, (D) the acquisition by the Company of its securities in connection with the net exercise of Company Options in accordance with the terms thereof, (E) the issuance of Company securities as required to comply with any Company Benefit Plan or employment agreement as in effect on the date hereof, or (F) pursuant to Contracts in effect as of the date hereof;

(v) create or incur (A) any lien or other security interest on any Company IP owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries outside the ordinary course of business or (B) except in connection with Section 6.1(a)(ix) of the Company Disclosure Schedule and the financing arrangements described in Section 6.1(a)(ix), any Lien on any other assets of the Company or any of its Subsidiaries, in each case, other than Permitted Liens;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect Subsidiary of the Company) except (A) pursuant to Contracts in effect as of the date hereof which have either been filed as exhibits to the Company Reports filed with the SEC or identified in Section 5.1(j) of the Company Disclosure Schedule, and (B) trade credit extended by the Company or its Subsidiaries on normal commercial terms and in the ordinary course of their trading activities;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its share capital (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary and periodic dividends and other periodic distributions by Non-Wholly-Owned Subsidiaries in the ordinary course consistent with past practices), or enter into any Contract with respect to the voting of its share capital;

A – 28

(viii) reclassify, split, combine, subdivide, directly or indirectly, any of its share capital or securities convertible or exchangeable into or exercisable for any of its share capital; (ix) except for the financing arrangements described in Section 6.1(a)

(ix) of the Company Disclosure Schedule, incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than the refinancing of the financing arrangements described in Section 6.1(a)(ix) of the Company Disclosure Schedule and the incurrence or guarantee of indebtedness in the ordinary course of business in an amount not to exceed, when taken together with the then outstanding aggregate indebtedness of the Company and its Subsidiaries, RMB 200,000,000 in the aggregate, including any borrowings under the existing credit facilities of the Company and its Subsidiaries to fund working capital needs, and such other actions taken in the ordinary course of business consistent with past practice;

(x) issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries;

(xi) make or authorize any capital expenditure in excess of RMB 200,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair, consistent with past practice;

(xii) make any changes with respect to accounting policies or procedures materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except as required by changes in applicable generally accepted accounting principles or Law;

(xiii) settle any Action before a Governmental Entity by or against the Company or any of its Subsidiaries or relating to any of their business, properties or assets, other than settlements (A) entered into in the ordinary course of business consistent with past practice, (B) requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding RMB 2,000,000 and (C) not involving the admission of any wrongdoing by the Company or any of its Subsidiaries;

(xiv) engage in the conduct of any new line of business material to the Company and its Subsidiaries, taken as a whole;

(xv) create any new Subsidiaries;

(xvi) enter into, amend or modify, in any material respect, or terminate, or waive any material rights under, any Material Contract (or Contract that would be a Material Contract if such Contract had been entered into prior to the date hereof) that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect;

A – 29

(xvii) make or change any material Tax election, materially amend any Tax Return (except as required by applicable Law), enter into any material closing agreement with respect to Taxes, surrender any right to claim a material refund of Taxes, settle or finally resolve any material controversy with respect to Taxes or materially change any method of Tax accounting;

(xviii) (A) with regard to material Intellectual Property owned or licensed by the Company or any of its Subsidiaries, transfer, sell, license, mortgage, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date hereof; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business, sales of products in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of RMB 2,000,000 in the aggregate, other than pursuant to Contracts in effect as of the date hereof;

(xix) except as required pursuant to existing written plans or Contracts in effect as of the date hereof or as set forth in Section 5.1(h) of the Company Disclosure Schedule or as otherwise required by applicable Law or carried out in the ordinary course of business consistent with past practice, (A) enter into any new employment or compensatory agreements (including the renewal of any consulting agreement) with any officer or director of the Company or any of its Subsidiaries, (B) grant or provide any severance or termination payments or benefits to any director or officer of the Company or any of its Subsidiaries (C) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director or officer of the Company or any of its Subsidiaries, (D) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already required in any such Company Benefit Plan, (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (G) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

A – 30

(xx) (i) breach any covenants set forth in the Facility Agreement (whether financial or otherwise) (or any Alternative Financing Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable), (ii) take any action, or omit to take any action, that would result in a breach of any of the representations and warranties with respect to the Company and its Subsidiaries as set forth in the Facility Agreement (or any Alternative Financing Agreement, if applicable), which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable) or (iii) take any other action, or omit to take any other action, which would result in a Default under the Facility Agreement (or any Alternative Financing Agreement, if applicable); in each of the cases of (i), (ii) and (iii), as if the Company and its Subsidiaries were subject to the provisions of the Facility Agreement (or any Alternative Financing Agreement, if applicable) as of the date hereof; provided that, any action or inaction by the Company or its Subsidiaries that would otherwise be a breach of this Section 6.1(a)(xx) shall be deemed not to be a breach if it is curable and fully cured in accordance with the terms of the Facility Agreement (or any Alternative Financing Agreement, if applicable); or

(xxi) agree, authorize or commit to do any of the foregoing.

(b) Operation of Parent’s and Merger Sub’s Business. Each of Parent and Merger Sub agrees that, from the date hereof to the Effective Time, it shall not: (i) take any action that is intended to or would reasonably be likely to result in any of the conditions to effecting the Merger becoming incapable of being satisfied; (ii) take any action or fail to take any action which would, or would be reasonably likely to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

(c) No Control of Other Party’s Business. Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or Merger Sub’s operations. Prior to the Effective Time, each of Parent, Merger Sub and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries respective operations.

6.2 Acquisition Proposals.

(a) No Solicitation or Negotiation. The Company agrees that from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall instruct and cause its and its Subsidiaries’ respective affiliates, officers, directors, employees, agents, consultants, investment bankers, lenders, attorneys, accountants and other advisors or representatives (collectively “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(ii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

A – 31

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Requisite Company Vote is obtained, if the Company has otherwise complied in all respects with this Section 6.2, (1) following receipt by the Company of an Acquisition Proposal from any Person, the Company and its Representatives may contact such Person to (A) clarify and understand the terms and conditions of any Acquisition Proposal made by such Person so as to determine whether such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal and (B) notify such Person of the provisions of this Agreement; and (2) the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company’s board of directors believes in good faith to be bona fide if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement in any material respect; and promptly discloses (and, if applicable, provides copies of) any such information to Parent and Merger Sub to the extent not previously provided to Parent and Merger Sub; (B) engage or participate in any discussions or negotiations with such Person; or (C) after having complied with Section 6.2(b), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; provided, however, that (x) in each such case referred to in clause 2(A) or 2(B) above, the board of directors of the Company has determined in good faith based on the information then available (and after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal; and (y) in the case referred to in clause (2)(C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) No Change of Recommendation or Alternative Acquisition Agreement. The board of directors of the Company and the Independent Committee shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Sub the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by Section 8.1(d)(ii), cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time that, but not after, the Requisite Company Vote is obtained, the board of directors of the Company, based on the recommendation of the Independent Committee, may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal not solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement, if the board of directors of the Company (acting through the Independent Committee) determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Laws (a “Change of Recommendation”).

A – 32

(c) Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law, or other applicable Laws, with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent and Merger Sub shall have the right to terminate this Agreement as set forth in Section 8.1(c)(ii)(A) (it being understood that a statement by the Company that describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto, or any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) under the Exchange Act shall not be deemed a Change of Company Recommendation or be deemed to have the substantive effect of withdrawing or adversely modifying the Company Recommendation).

(d) Existing Discussions. The Company agrees that it will: (i) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal; (ii) take the necessary steps to promptly inform such Persons of the obligations undertaken in this Section 6.2; and (iii) promptly request each Person that has executed a confidentiality agreement (other than the Confidentiality Agreement) in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(e) Notice. The Company agrees that it will use reasonable best efforts to notify Parent and Merger Sub within 48 hours if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person, the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and whether the Company has any intention to provide confidential information to such Person, and thereafter will use its reasonable best efforts to keep Parent and Merger Sub informed within 48 hours of the occurrence of any material changes, developments, discussions or negotiations) of the status and terms of any such Acquisition Proposal, indication, inquiry or request and of any material changes in the status and terms of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof). Without limiting the foregoing, the Company shall use its reasonable efforts to notify Parent and Merger Sub within 48 hours if it determines to initiate actions concerning an Acquisition Proposal as permitted by this Section 6.2. The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date hereof that prohibits the Company from providing such information to Parent or Merger Sub.

A – 33

6.3 Preparation of the Proxy Statement and Schedule 13E-3.

(a) As soon as reasonably practicable following the date hereof, the Company, with the assistance and cooperation of Parent and Merger Sub, shall prepare the Proxy Statement and cause the Proxy Statement to be mailed to the shareholders of the Company as promptly as reasonably practicable after having cleared the SEC comments on the Schedule 13E-3. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Proxy Statement. No filing of or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be disseminated to the shareholders of the Company to the extent required by Law.

(b) Parent, Merger Sub, their Affiliates and the Company shall prepare and file with the SEC, the Schedule 13E-3. Parent, Merger Sub and the Company shall cause the Schedule 13E-3 to comply with the rules and regulations promulgated by the SEC and respond promptly to any comments of the SEC or its staff regarding the Schedule 13E-3. Each party agrees to provide the other parties and their respective counsels with copies of any comments that such party or its counsel may receive from the staff of the SEC regarding the Schedule 13E-3 promptly after receipt thereof. Each of Parent, Merger Sub and the Company shall furnish all information concerning itself and its Affiliates that is required to be included in the Schedule 13E-3. Each of Parent, Merger Sub, the Company, and their respective counsels shall be given an opportunity to review and comment on the Schedule 13E-3 and each supplement, amendment or response to comments with respect thereto prior to filing with the SEC. Parent and Merger Sub shall provide reasonable assistance and cooperation to the Company in the preparation of the Proxy Statement, the Schedule 13E-3 and the resolution of comments from the SEC.

6.4 Shareholders’ Meeting. Subject to Section 6.2 and Section 8.1, the Company will take, in accordance with applicable Law and its memorandum and articles of association, all actions necessary to convene an extraordinary general meeting (the “Shareholders’ Meeting”) as promptly as reasonably practicable after the SEC confirms that it has no further comments on the Schedule 13E-3 and Proxy Statement to consider and vote upon the approval of this Agreement and the Merger; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Shareholders’ Meeting, (i) with the consent of Parent; (ii) if at the time the Shareholders’ Meeting proceeds to business (as such term is used in Article 58 of the memorandum and articles of association of the Company) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholders’ Meeting; or (iii) to allow reasonable time for the filing and mailing of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith after consultation with outside counsel is necessary or advisable under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Shareholders’ Meeting. Subject to Section 6.2, the board of directors of the Company shall recommend such approval and shall take all lawful actions to solicit such approval of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for approval at the Shareholders’ Meeting in accordance with this Section 6.4 unless this Agreement shall have been terminated in accordance with its terms prior to the Shareholders’ Meeting.

A – 34

6.5 Filings; Other Actions; Notification.

(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company, Parent and Merger Sub and their respective Representatives shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as reasonably practicable, including preparing, execution and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement.

(b) Information. Subject to the right of the Company to withhold such portions of documents or information to the extent relating to pricing or other matters that are highly sensitive if the exchange of such information (or portions thereof) were to occur (provided, however, that the foregoing limitation shall not be applicable to any information required to be described or disclosed in the Schedule 13E-3), the Company, Parent and Merger Sub each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Schedule 13E-3, or any other statement, filing, notice or application made by or on behalf of Parent, Merger Sub, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c) Status. Subject to applicable Laws and as required by any Governmental Entity, the Company, on the one hand, Parent and Merger Sub, on the other hand, shall keep each other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent, Merger Sub or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent and Merger Sub of any change, fact or condition that is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or of any failure of any condition to Parent’s and Merger Sub’s respective obligations to effect the Merger. Parent and Merger Sub shall give reasonably prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

(d) Antitrust Matters.

(i) To the extent applicable and subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company, Parent and Merger Sub agrees to promptly provide to each relevant Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.5(d) to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under all applicable antitrust Laws as soon as practicable.

A – 35

(ii) In furtherance and not in limitation of the covenants of the parties contained herein, if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violating any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its Subsidiaries or the conducting of its business in a manner which would resolve such objections or suits so long as such actions do not have, and are not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; provided, however, that the Company may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon the consummation of the Merger and the other transactions contemplated hereby.

6.6 Access and Reports. Subject to applicable Law, upon reasonable advance notice from Parent, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access (so long as such access does not unreasonably interfere with the operations of the Company or its Subsidiaries), during normal business hours throughout the period prior to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish as promptly as reasonably practicable to Parent and their authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested. Notwithstanding the foregoing, none of Parent, Merger Sub or their Representatives shall have access to any books, records, documents or other information (i) to the extent that such books, records, documents or other information is subject to the terms of a confidentiality agreement with a third party (provided, however, that at the request of Parent, the Company shall use its reasonable best efforts to obtain waivers from such third parties), (ii) to the extent that the disclosure of such books, records, documents or other information would result in the loss of attorney-client privilege, (iii) to the extent the disclosure of such books, records, documents or other information is prohibited by applicable Law, (iv) to the extent disclosure of such books, records, documents or other information, as reasonably determined by the Company’s counsel, would be reasonably likely to result in antitrust difficulties for the Company (or any of its Affiliates), or (v) to the extent the Company determines in good faith that such books, records, documents or other information involves trade secrets of the Company or its Subsidiaries. All information provided or made available pursuant to this Section 6.6 to the parties or their Representatives shall be subject to the confidentiality agreement dated December 7, 2010, by and between Primavera Capital Limited and the Company (the “Confidentiality Agreement”).

A – 36

6.7 Stock Exchange Delisting. Parent shall use commercially reasonable efforts to cause the Shares and the ADSs of the Company to be de-listed from the New York Stock Exchange (“NYSE”) and the Company de-registered under the Exchange Act as promptly as practicable after the Effective Time.

6.8 Publicity. The initial press release regarding the execution of this Agreement shall be a joint press release, mutually agreed upon by the Company and Parent. After the initial press release, except with respect to a Change of Recommendation, so long as this Agreement is in effect, the Company and Parent shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filing with any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law, or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

6.9 Financing.

(a) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to obtain the Financing on the terms and conditions described in the Financing Agreements (including any “market flex” provisions). Each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Financing Agreements; (ii) satisfy on a timely basis all conditions in the Financing Agreements that are within its control; (iii) cause the Lender to fund the Debt Financing at the Effective Time; (iv) cause the Equity Providers to fund the Equity Financing at the Effective Time; and (v) enforce its rights under the Financing Agreements. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Agreements, Parent and Merger Sub shall use their respective reasonable best efforts to arrange and obtain, as promptly as practicable following the occurrence of such event, alternative financing from alternative sources, on terms not materially less favorable in the aggregate to Parent and Merger Sub (and their respective Affiliates) than those set forth in the Debt Financing Agreements as in effect on the date of this Agreement, in an amount sufficient, when added to the portion of the Financing that is available, to consummate the transactions contemplated by this Agreement (the “Alternative Financings”); provided, that, notwithstanding anything to the contrary in this Section 6.9 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to amend or waive any of the terms or conditions hereof. Parent shall deliver to the Company as promptly as practicable (and no later than two business days) after such execution, true and complete copies of all Contracts or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative sources shall have committed to provide any such Alternative Financings (the “Alternative Financing Agreements”).

A – 37

(b) To the extent applicable and subject to the terms and conditions of this Agreement, Parent and Merger Sub shall use their respective reasonable best efforts to obtain the Alternative Financing on the terms and conditions described in the Alternative Financing Agreements (including any “market flex” provisions). Each of Parent and Merger Sub shall use its reasonable best efforts to: (i) maintain in effect the Alternative Financing Agreements; (ii) satisfy on a timely basis all conditions in the Alternative Financing Agreements within its control; (iii) cause the financing sources for the Alternative Financing to fund the Alternative Financing at the Effective Time; and (iv) enforce its rights under the Alternative Financing Agreements.

(c) Subject to the terms and conditions of this Agreement, each of Parent and Merger Sub shall not permit any amendment or modification to be made to, or any waiver of, any provision under, the Financing Agreements or if applicable, the Alternative Financing Agreements if such amendment, modification or waiver (A) reduces (or would reduce) the aggregate amount of the Financing and the Alternative Financing (including by increasing the amount of fees to be paid or original issue discount unless the Financing or the Alternative Financing is increased by a corresponding amount or additional Financing or Alternative Financing is otherwise made available to fund such fees or original issue discount), or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the Financing or the Alternative Financing, or otherwise expands, amends or modifies any other provisions of the Financing Agreements or if applicable, the Alternative Financing Agreements in a manner that would reasonably be expected to (x) delay or prevent or make less likely the funding of the Financing or the Alternative Financing (or satisfaction of the conditions to the Financing or the Alternative Financing) at the Effective Time; or (y) adversely impact the ability of Parent, Merger Sub or the Company, as applicable, to enforce its rights against other parties to the Financing Agreements and if applicable, the Alternative Financing Agreements, in each of clauses (x) and (y) in any material respect. Parent shall not release or consent to the termination of the obligations of the Equity Providers or the Lender under the Financing Agreements and if applicable, the Alternative Financing Agreements, except for assignments and replacements of an individual lender in connection with any syndication of the Debt Financing or Alternative Financing that are permitted under the Debt Financing Agreements and if applicable, the Alternative Financing Agreements or as otherwise expressly contemplated by the Financing Agreements and, if applicable, the Alternative Financing Agreements. Parent shall give the Company notice promptly (i) upon becoming aware of any breach of any material provisions of, or termination by any party to, the Financing Agreements and, if applicable, the Alternative Financing Agreements or (ii) upon the receipt of any written or oral notice or other communication from any Person with respect to any threatened breach or threatened termination by any party to the Financing Agreements and, if applicable, the Alternative Financing Agreements. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of Parent’s efforts to arrange any Alternative Financing.

A – 38

(d) The Company shall use its reasonable best efforts to provide to Parent and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives to provide, all reasonable cooperation in connection with obtaining the Financing (and, if applicable, any Alternative Financing) as may be reasonably requested by Parent and that is customary in connection with Parent’s efforts to obtain the Financing or, if applicable, the Alternative Financing, (provided, however, that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include, at the request of the Lender or the Equity Providers or any alternative financing sources arranged by Parent in compliance with Section 6.9(a) and (b), (i) delivering such officer’s and other certificates as reasonably required by the Lender or the Equity Providers or any alternative financing sources arranged by Parent in compliance with Section 6.9(a) and (b) and as are, in the good faith determination of the persons executing such certificates, accurate, (ii) entering into any customary agreements to pledge, guarantee, grant security interests in, and otherwise grant liens on, the Company’s or its Subsidiaries’ assets, and other customary documentation in connection with the Financing (and, if applicable, any Alternative Financing), in each case as may be reasonably requested by Parent; provided, however, that no obligation of the Company or its Subsidiaries under any such agreement, pledge, guarantee, grant or other documentation contemplated by this clause (ii) shall be effective until at the Effective Time, (iii) on a confidential basis providing Parent and its Financing sources as promptly as practicable with financial and other pertinent information with respect to the Company and its Subsidiaries as reasonably required by Parent, the Lender, the Equity Providers or any alternative financing sources arranged by Parent in compliance with Section 6.9(a) and is customary in connection with the Financing and, if applicable, the Alternative Financing, (iv) making the Company’s executive officers and other senior employees reasonably available to assist the Lender and the Equity Providers providing the Financing, and (v) taking all reasonable corporate actions, subject to the occurrence of the Closing, to permit consummation of the Financing; provided, that in each case, (x) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or, if applicable, the Alternative Financing, prior to the Effective Time (y) no credit support in connection with any Financing will be provided by the Company or any of its Affiliates and no new indebtedness of the Company or any of its Subsidiaries, nor any assets of the Company or any of its Subsidiaries, may be used in the provision of funding for the Exchange Fund except if it only becomes effective at the Effective Time; and (z) the effectiveness of any documentation executed by the Company or any of its Subsidiaries shall be subject to the Closing having occurred.

(e) Parent shall, promptly upon termination of this Agreement, (i) reimburse the Company for all reasonable and documented out-of-pocket costs incurred by the Company in connection with cooperation provided for in Section 6.9(d); and (ii) reimburse the Company and its Representatives for any and all losses suffered or incurred by it in connection with the arrangement of the Financing or, if applicable, the Alternative Financing, and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). All non-public or otherwise confidential information regarding the Company and its Subsidiaries obtained by Parent, Merger Sub, its Affiliates or their respective Representatives pursuant to this Section 6.9 shall be kept confidential in accordance with the terms of the Confidentiality Agreement. Parent and Merger Sub acknowledge and agree that the Company and its Affiliates and its and their respective Representatives shall not, prior to the Effective Time, incur any liability to any person under any financing that Parent and Merger Sub may raise in connection with the transactions contemplated by this Agreement or any cooperation provided pursuant to this Section 6.9.

6.10 Expenses. In the event that the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except as otherwise provided in this Agreement.

A – 39

6.11 Indemnification; Directors’ and Officers’ Insurance.

(a) The indemnification, advancement and exculpation provisions of certain indemnification agreements by and among the Company and its directors and certain executive officers, as in effect at the Effective Time shall survive the Merger and shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the current or former directors, officers or employees of the Company or any Subsidiaries (the “Indemnified Parties”). The Memorandum and Articles of Association will contain provisions with respect to exculpation and indemnification that are at least as favorable to the directors, officers or employees of the Company as those contained in the memorandum and articles of association of the Company as in effect on the date hereof, except to the extent prohibited by the Cayman Companies Law or any other applicable Law, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of the Indemnified Parties, unless such modification is required by Law.

(b) From and after the Effective Time, the Surviving Corporation shall comply with all of the Company’s obligations, and shall cause its Subsidiaries to comply with their respective obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the Indemnified Parties against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with (A) the fact that an Indemnified Party is or was a director, officer or employee of the Company or such Subsidiary or (B) any acts or omissions occurring or alleged to occur prior to or at the Effective Time to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof and to the fullest extent permitted by the Cayman Companies Law or any other applicable Law, including (X) the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement; and (Y) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable Law; and (ii) such Indemnified Parties against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its Subsidiaries.

(c) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain the Company’s and its Subsidiaries’ existing directors’ and officers’ liability insurance (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Indemnified Party by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that, subject to the immediately succeeding sentence, in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the current annual premium paid by the Company for such insurance. In addition, the Company may at its option purchase a six year “tail” prepaid policy prior to the Effective Time on terms and conditions providing substantially equivalent benefits as the existing directors’ and officers’ liability insurance maintained by the Company. If such “tail” prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 6.11(c) shall terminate.

A – 40

(d) If Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then the obligations of Parent or the Surviving Corporation, as the case may be, that are set forth under this Section 6.11 shall survive, and to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives, each of which shall be a third-party beneficiary of the provisions of this Section 6.11.

(f) The agreements and covenants contained in this Section 6.11 shall not be deemed to be exclusive of any other rights to which any such Indemnified Party is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.11 is not prior to or in substitution for any such claims under any such policies.

6.12 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and its board of directors, grant all necessary approvals) so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or lawfully minimize the effects of such statute, regulation or provision in the Company’s memorandum and articles of association on the Merger and the other transactions contemplated by this Agreement.

6.13 Resignations. To the extent requested by Parent in writing at least three business days prior to Closing, on the Closing Date, the Company shall use reasonable best efforts to cause to be delivered to Parent duly signed resignations, effective as of the Effective Time, of the directors of the Company and the Subsidiaries designated by Parent.

6.14 Participation in Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any actions, suits, claims or proceedings commenced or, to the Company’s Knowledge on the one hand and Parent’s Knowledge on the other hand, threatened against such party which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated hereby, and no such litigation shall be settled without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

A – 41

6.15 Confidentiality Agreement. Each of Parent and Merger Sub acknowledges, on its own behalf and on behalf of each of their respective Affiliates, that each of them and their respective Affiliates continues to be bound by the Confidentiality Agreement, and the parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the Company’s or the Independent Committee’s rights thereunder, and that the Company and the Independent Committee shall be entitled to an injunction or injunctions to prevent any breach by Parent and Merger Sub or their representatives or to enforce the terms and conditions thereof.

6.16 No Amendment to Buyer Group Contracts. Without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), (i) Parent and Merger Sub shall not, and shall cause the Buyer Group Parties not to, enter into any Contract or amend, modify, withdraw or terminate any Buyer Group Contract in a manner that would result, directly or indirectly, in any of the Founder Shares or the Management Shares ceasing to be treated as the Excluded Shares and (ii) Parent and the Buyer Group Parties, including Primavera, Dr. Jianhua Yang and their respective Affiliates (excluding the Company and its Subsidiaries), shall not enter into or modify any Contract pursuant to which Dr. Jianhua Yang, any other management members of the Company (including Mr. Yunlong Yuan and Mr. Weinian Qi), or any of their respective Affiliates (excluding the Company and its Subsidiaries) receives any consideration or other economic value from any Person (other than (i) the Lender pursuant to the Debt Financing Agreements and if applicable, a lender pursuant to the Alternative Financing Agreements in accordance with Section 6.9 and (ii) Parent pursuant to any subscription, rollover or similar agreement by which Dr. Jianhua Yang, Mr. Yunlong Yuan, Mr. Weinian Qi (or any Affiliate of any of the foregoing) and Primavera SPV Ltd. (together with any permitted assignee of part of Primavera’s equity commitment in accordance with the Primavera Equity Funding Letter) are to be issued ordinary shares of Parent at or prior to the Effective Time, so as to procure that the issued and outstanding share capital of Parent at the Effective Time is in accordance with Section 5.2(d)(i)) in connection with the transactions contemplated by this Agreement that is not provided in the Buyer Group Contracts as of the date hereof, including without limitation any carried interest, stock option, stock appreciation right or other forms of equity or quasi-equity right. Parent and Merger Sub shall provide the Company with copies of any Contract to which a Buyer Group Party is a party and that is entered into after the date hereof, within two business days after the execution thereof. Parent and Merger Sub agree that any action by Primavera or Dr. Jianhua Yang that would constitute a breach of this Section 6.16 if Primavera or Dr. Jianhua Yang were a party to this Agreement for purposes of this Section 6.16 shall be deemed to be a breach of this Section 6.16.

6.17 Management. In no event shall Parent or Merger Sub, or any of their respective Affiliates, enter into, or seek to enter into, any arrangements that are effective prior to the Closing with any member of the Company’s management or any other Company employee (other than with Dr. Jianhua Yang pursuant to the Support Agreement and the related Delegation of Voting Power Agreement) that contain any terms that prohibit or restrict such member of management or such employee from discussing, negotiating or entering into any arrangements with any third party in connection with a transaction relating to the Company or any of its Subsidiaries.

6.18 Round-trip Investment Registration. The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, from all applicable Governmental Authorities in the PRC, written documentation evidencing that the round-trip investment registration in respect of the Company, for certain shareholding and other changes with respect to the Company from and after the date of the Company’s initial public offering, as required by applicable Law in the PRC, has been completed.

A – 42

6.19 Merger Sub. Parent will take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement, or incur or guarantee any indebtedness.

6.20 No Knowledge of Inaccuracies. Each of Parent and Merger Sub shall promptly notify the Company if at any time before the Closing, Parent or Merger Sub becomes aware of any material inaccuracy in any of the representations and warranties made by the Company in Section 5.1, provided that such notification shall be for informational purposes only, and a failure to provide such notification shall not be grounds for termination pursuant to Section 7.3(b). Parent shall not have any right to (i) terminate this Agreement under Section 8.1(c)(i)(A) or (ii) claim any damage or seek any other remedy at law or in equity for any breach or inaccuracy in the representations and warranties made by the Company in Section 5.1 to the extent Dr. Jianhua Yang has Knowledge of such inaccuracy at or prior to the execution of this Agreement. As of the date hereof, Dr. Jianhua Yang has reviewed the terms and conditions of this Agreement, including each of the representations and warranties made by the Company in Section 5.1, and is not aware of any inaccuracy or breach in the representations and warranties made by the Company in Section 5.1.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Closing Date of each of the following conditions:

(a) Shareholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of Shares constituting the Requisite Company Vote at the Shareholders’ Meeting in accordance with applicable Law and the memorandum and articles of association of the Company.

(b) No Injunction. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect which restrains, enjoins or otherwise prohibits the consummation of the Merger (collectively, an “Injunction”).

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement without giving any effect as to any “materiality” or “Material Adverse Effect” qualifications therein, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

A – 43

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) No Material Adverse Effect. Since the date hereof, there shall not have been any effect, change, event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(d) Dissenting Shareholders. The holders of no more than 10% of the Shares shall have validly served a notice of dissent under Section 238(5) of the Cayman Companies Law.

7.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger. The Company shall have received at the Closing certificates signed on behalf of Parent and Merger Sub by, respectively, a designated director of Parent and a designated director of Merger Sub to the effect that such Person has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received certificates signed on behalf of Parent and Merger Sub signed by, respectively, a designated director of Parent and a designated director of Merger Sub to such effect.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Company Vote (except as set forth in Section 8.1(d)(ii)):

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective boards of directors (in the case of the Company, acting upon the recommendation of the Independent Committee); or

A – 44

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before the date falling six months from the date hereof (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Termination Date was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement;

(ii) if any Injunction having the effect set forth in Section 7.1(b) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Injunction was primarily due to the breach or failure of such party to perform in a material respect any of its obligations under this Agreement; or

(iii) if the Requisite Company Vote shall not have been obtained at the Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent,

(i) (A) if the representations and warranties of the Company shall not be true and correct or the Company shall have breached or failed to perform any of its covenants or agreements set forth in this Agreement (except the covenants and agreements in Section 6.2), which failure to be true and correct, breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within 30 business days following receipt by the Company of written notice of such breach or failure to perform from Parent stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(c)(i) and the basis for such termination (or, if earlier, the Termination Date); or (B) the Company shall have breached in any material respect its obligations under Section 6.2, which breach (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the Company by the Termination Date or if capable of being cured, shall not have been cured (x) within 10 business days following receipt of written notice from Parent of such breach or (y) any shorter period of time that remains between the date Parent provides written notice of such breach and the Termination Date; provided, however, that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if either Parent or Merger Sub is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.3 not being satisfied;

(ii) if: (A) the board of directors of the Company shall have made a Change of Recommendation in a manner adverse to Parent, (B) the board of directors of the Company approves or recommends any Acquisition Proposal other than the Merger, or (C) the Company or the board of directors of the Company, acting upon the recommendation of the Independent Committee, shall have publicly announced its intention to do any of the foregoing, or (D) the Company fails to hold the Shareholders Meeting within 10 business days prior to the Termination Date due to a willful or intentional breach by the Company of Section 6.4; provided that the right to terminate this Agreement under this Section 8.1(c)(ii)(D) shall not be available if Parent or Merger Sub has breached in any material respect its obligations under this Agreement in any manner that causes, directly or indirectly, the failure of the Company to hold the Shareholders’ Meeting by such date; or

A – 45

(iii) if (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) the proceeds of the Debt Financing (and any Alternative Financing, if applicable) are available to be drawn down pursuant to the terms of the Debt Financing Agreements (and any Alternative Financing Agreement, if applicable), and (C) Parent notifies the Company in writing that it does not intend to fund the Exchange Fund.

(d) by the Company,

(i) if the representations and warranties of Parent or Merger Sub shall not be true and correct or Parent or Merger Sub shall have breached or failed to perform any of their covenants or agreements contained in this Agreement, which failure to be true and correct, breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.3 and (B) cannot be cured by the Termination Date, or if capable of being cured, shall not have been cured within 30 business days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from the Company stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination (or, if earlier, the Termination Date); provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.2 not being satisfied;

(ii) prior to the receipt of the Requisite Company Vote, in order to enter into an Alternative Acquisition Agreement relating to a Superior Proposal provided that (A) the Company has complied in all material respects with the requirements of Section 6.2(b) and (B) the Company pays timely the amounts specified in Section 8.3(a) and Section 8.3(c);

(iii) if (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) Parent fails to fund the Exchange Fund within five business days following the date on which such conditions to Closing were satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, because the proceeds of the Debt Financing (and any Alternative Financing, if applicable) are not delivered despite due delivery by Parent of a request to the Lender to draw down the proceeds of the Debt Financing (or a request to the financing sources for the Alternative Financing, if applicable, to draw down the proceeds of the Alternative Financing) and (C) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement during such period; or

A – 46

(iv) if (A) all of the conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (B) Parent fails to fund the Exchange Fund within five business days following the date on which such conditions to Closing were satisfied (other than those conditions that by their nature are only capable of being satisfied at the Closing) or waived by Parent and Merger Sub, (C) (i) Parent fails to deliver a request to the Lender to draw down the proceeds of the Debt Financing (or a request to the financing sources for the Alternative Financing, if applicable, to draw down the proceeds of the Alternative Financing), (ii) any Equity Provider fails to provide the Equity Financing, or (iii) the unavailability of the proceeds of the Debt Financing (and any Alternative Financing, if applicable) is a result of a material breach by Parent or Merger Sub of the Debt Financing Agreements or if applicable, the Alternative Financing Agreements, and (D) the Company stands ready, willing and able to consummate the transactions contemplated by this Agreement during such period.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, managers, officers, shareholders, employees, agents and Affiliates, except that (i) this Section 8.2, Section 8.3, Article IX (in the case of Section 9.13, solely with respect to enforcement of the payment obligations in Section 8.3), the expense and other reimbursement provisions of Section 6.9(e), the Confidentiality Agreement and the Guaranties (in the case of the Confidentiality Agreement and the Guaranties, subject to the terms thereof) shall remain in full force and effect and survive termination of this Agreement and (ii) nothing shall relieve any party from liability for fraud.

8.3 Termination Fee.

(a) In the event that:

(i) this Agreement is terminated by Parent pursuant to Section 8.1(c)(i) or (ii); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(d) (ii);

then, the Company shall pay if and as directed by Parent or its designee a cash amount equal to US$3,000,000 (the “Termination Fee”) to Parent or its designee by wire transfer of same day funds within two business days after such termination; it being understood that in no event shall the Company be required to pay the applicable Termination Fee on more than one occasion. In the event that Parent or its designee shall receive full payment pursuant to this Section 8.3(a) and Section 8.3(d), together with reimbursement of any applicable expenses pursuant to Section 8.3(e), the receipt of the applicable Termination Fee, Parent Expenses and the expenses referred to in Section 8.3(e) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, the Guarantors, the Equity Providers, the Lender, the parties to the Financing Agreements and any Alternative Financing Agreements, or any of their respective former, current and future general or limited partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates (collectively, the “Parent Related Parties”) arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of the Parent Related Parties shall be entitled to bring or maintain any Action against the Company and its Subsidiaries and any of their respective former, current and future partners, shareholders, financing sources, managers, members, agents, directors, officers, employees or Affiliates (collectively, the “Company Related Parties”) arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination. For the avoidance of doubt, subject to Section 9.13, the right of Parent and its designee to receive payment from the Company of the Termination Fee, the Parent Expenses and the expenses referred to in Section 8.3(e) pursuant to Sections 8.3(a), 8.3(d) and 8.3(e) shall be the sole and exclusive remedy of the Parent Related Parties against the Company Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, the Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, the Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination.

A – 47

(b) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii) or Section 8.1(d)(iv), or Parent shall terminate this Agreement pursuant to Section 8.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company or its designees, no later than the second business day following the date of such termination, a termination fee (the “Parent Termination Fee”) of a cash amount equal to US$3,000,000 (in the event of a termination (A) pursuant to Section 8.1(d)(i) (except a termination arising from any willful or intentional breach or failure to perform by Parent or Merger Sub of their respective covenants and agreements contained in this Agreement) or (B) pursuant to Section 8.1(d)(iii)), US$4,500,000 (in the event of a termination (A) pursuant to Section 8.1(d)(i) and arising from a willful or intentional breach or failure to perform by Parent or Merger Sub of their respective covenants and agreements contained in this Agreement or (B) pursuant to Section 8.1(d)(iv)), or US$6,500,000 (in the event of a termination pursuant to Section 8.1(c)(iii)). In the event that the Company or its designee shall receive full payment pursuant to this Section 8.3(b) and Section 8.3(c), together with reimbursement of any applicable expenses pursuant to Section 8.3(e), the receipt of the Parent Termination Fee, Company Expenses and the expenses referred to in Section 8.3(e) shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company Related Parties arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and none of the Company Related Parties shall be entitled to bring or maintain any Action against any Parent Related Party arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matters forming the basis for such termination. For the avoidance of doubt, subject to Section 9.13, the right of the Company and its designees to receive payment from Parent of the Parent Termination Fee, the Company Expenses and the expenses referred to in Section 8.3(e) pursuant to this Section 8.3(b) shall be the sole and exclusive remedy of the Company Related Parties against the Parent Related Parties for any loss or damage suffered or incurred arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination, and upon payment of such amount(s), none of the Parent Related Parties shall have any further liability or obligation arising out of or in connection with this Agreement, the Financing Agreements and any Alternative Financing Agreements, any of the transactions contemplated hereby and thereby (and the abandonment or termination hereof or thereof) or any matter forming the basis for such termination.

A – 48

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d)(i), Section 8.1(d)(iii) or Section 8.1(d)(iv), or Parent shall terminate this Agreement pursuant to Section 8.1(c)(iii), then Parent shall pay the Company or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by the Company of an invoice therefor, all out-of-pocket fees and expenses incurred by the Company and its respective Affiliates in connection with the transactions contemplated by this Agreement (the “Company Expenses”) up to a maximum amount equal to US$2,500,000.

(d) (A) Upon the occurrence of any event specified in Section 8.3(a)(i) or (ii) or (B) in the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and prior to the Shareholders’ Meeting, the Company’s board of directors has made a Change of Recommendation, then in any such event the Company shall pay Parent or its designees by wire transfer of same day funds, as promptly as possible (but in any event within two business days) following the delivery by Parent of an invoice therefor, all out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing, up to a maximum amount equal to US$2,500,000 (the “Parent Expenses”).

(e) Each of the parties hereto acknowledge that (i) the agreements contained in this Section 8.3 are an integral part of the Merger, (ii) each of the Termination Fee and the Parent Termination Fee is not a penalty, but is liquidated damages, in a reasonable amount that will compensate the Parent Related Parties or the Company Related Parties, as the case may be, in the circumstances in which such fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and the Financing Agreements and any Alternative Financing Agreements and on the expectation of the consummation of the transactions contemplated hereby and thereby, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such Action, together with interest on such amount at the annual rate of three percent plus the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually received.

A – 49

(f) The party desiring to terminate this Agreement pursuant to Section 8.1 (other than Section 8.1(a)) shall give written notice of such termination to the other parties specifying the relevant provision(s) pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1 Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than (i) the covenants and agreements contained in this Article IX, the agreements of the Company, Parent and Merger Sub contained in Article IV (Effect of the Merger on Issued Share Capital; Merger Consideration; Exchange of Certificates), the last sentence of Section 6.6 (Access and Reports), Section 6.10 (Expenses), Section 6.11 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.15 (Confidentiality Agreement) and (ii) those other covenants and agreements of the parties contained herein that by their terms apply, or contemplate performance in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

9.2 Modification or Amendment. This Agreement may be amended with the approval of the respective boards of directors of the parties (in the case of the Company, the board of directors of the Company, acting upon the recommendation of the Independent Committee) at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the shareholders of the Company; provided, however, that after the Requisite Company Vote has been obtained, no amendment shall be made which by Law (including the relevant rules of NYSE) requires further approval of the shareholders of the Company without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.3 Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws and this Section. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

9.4 Counterparts; Signatures. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, but all such counterparts shall together constitute one and the same agreement. This Agreement may be executed and delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, and in the event this Agreement is so executed and delivered, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

A – 50

9.5 Governing Law and Venue

(a) This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof. Notwithstanding the foregoing, if any provision of this Agreement with specific reference to the Laws of the Cayman Islands shall be subject to the Laws of the Cayman Islands, the Laws of the Cayman Islands shall supersede the Laws of the State of New York with respect to such provision.

(b) Any dispute, controversy or claim arising out of or relating to this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) (each, a “Dispute”) shall be finally settled by arbitration.

(i) The place of arbitration shall be Singapore, and the arbitration shall be administered by the Singapore International Arbitration Centre (the “SIAC”) in accordance with the Arbitration Rules of the SIAC in force at the date of commencement of the arbitration (the “SIAC Rules”).

(ii) The arbitration shall be decided by a tribunal of three (3) arbitrators, whose appointment shall be in accordance with the SIAC Rules.

(iii) Arbitration proceedings (including but not limited to any arbitral award rendered) shall be in English.

(iv) Subject to the agreement of the tribunal, any Dispute(s) which arise subsequent to the commencement of arbitration of any existing Dispute(s), shall be resolved by the tribunal already appointed to hear the existing Dispute(s).

(v) The award of the arbitration tribunal shall be final and conclusive and binding upon the parties as from the date rendered.

(vi) Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of any competent court and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.6 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

(a) If to Parent or Merger Sub:

Halogen Limited

c/o Primavera Capital Management Ltd.

Suite 5801, Two International Finance Centre

8 Finance Street, Central, Hong Kong

Attention: Jie Lian / Lawrence Wang

Facsimile: +852 3767 5001 / +852 3767 5001

e-mail: jie.lian@primavera-capital.com / lawrence.wang@primavera-capital.com

A – 51

and

c/o Wise Lion Limited

No. 200, Wu Wei Road

Shanghai 200331, China

Attention: Dr. Jianhua Yang

Facsimile: +86 (21) 6363 6993

e-mail: jianhua.yang@chemspec.com.cn

with a copy to (which copy shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

30th Floor, China World Office 2

1 Jianguomenwai Avenue

Beijing 100004, PRC

Attention: Peter Huang

Facsimile: +86 (10) 6535 5577

e-mail: peter.huang@skadden.com

and

Primavera Capital Management Ltd.

Suite 5801, Two International Finance Centre

8 Finance Street, Central, Hong Kong

Attention: Jie Lian / Lawrence Wang

Facsimile: +852 3767 5001 / +852 3767 5001

e-mail: jie.lian@primavera-capital.com / lawrence.wang@primavera-capital.com

and

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong

Attention: David T. Zhang

Facsimile: +852 2522 7006

e-mail: David.Zhang@lw.com

If to the Company:

Chemspec International Limited

No. 200, Wu Wei Road

Shanghai 200331, China

Attention: Mr. Wang Zixin

Facsimile: +86 (21) 6363 6993

e-mail: zixin.wang@chemspec.com.cn

with a copy to (which copy shall not constitute notice):

Simpson Thacher & Bartlett LLP

3119 China World Office 1

1 Jianguomenwai Avenue

Beijing 100004, China

A – 52

Attention: Douglas C. Markel, Esq.

Facsimile: +86 (10) 5965-2988

e-mail: dmarkel@stblaw.com

and with a copy to (which copy shall not constitute notice):

Shearman & Sterling LLP

12th Floor, Gloucester Tower

The Landmark

15 Queen’s Road, Central, Hong Kong

Attention: Gregory Puff

Facsimile: +852 2978 8082

e-mail: Gregory.puff@shearman.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed properly delivered, given and received (i) upon receipt when delivered by hand, (ii) one business day after being sent by courier or express delivery service or by facsimile, or (iii) three business days after being sent by first-class certified mail, return receipt requested, provided, however, that in each case the notice or other communication is sent to the address or facsimile number set forth beneath the name of such party above (or to such other address or facsimile number as such party shall have specified in a written notice given to the other parties hereto).

9.7 Entire Agreement. This Agreement (including any schedules, exhibits and annexes hereto), together with the Confidentiality Agreement, the Guaranties, the Company Disclosure Schedule, the Parent Disclosure Schedule, the letter agreement regarding the equity ownership percentage of Parent dated the date hereof by and between Dr. Jianhua Yang, Primavera SPV Ltd., Mr. Yunlong Yuan and Mr. Weinian Qi, and the Financing Agreements, constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

9.8 No Third Party Beneficiaries. Except as expressly set forth in Section 6.11 (Indemnification; Directors’ and Officers’ Insurance), and the rights of persons who are explicitly provided to be third party beneficiaries of the Guaranties and the Equity Funding Letters, this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder. Each of Parent, Merger Sub and the Company hereby agrees that its representations, warranties and covenants in this Agreement are for the sole benefit of the other parties hereto. Persons other than the parties hereto may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

9.9 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement or the application thereof to any Person or any circumstance is determined by the SIAC to be invalid, illegal, void or unenforceable, the remaining provisions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any provision or the application thereof is invalid, illegal, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner so that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent permitted by applicable Law.

A – 53

9.10 Interpretation; Absence of Presumption.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules, exhibits and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, and clause references are to the Articles, Sections, paragraphs, and clauses to this Agreement unless otherwise specified; (iii) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation”; (iv) the word “or” or “any” shall not be exclusive; (v) references to a Person are also to its successors and permitted assigns; provisions shall apply, when appropriate, to successive events and transactions; (vi) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified and (vii) all terms defined herein shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.11 Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto except that prior to the Closing, Merger Sub may assign all (but not less than all) of its rights and obligations hereunder to a direct or indirect wholly owned Subsidiary of Parent (provided that such assignment shall not (a) affect the obligations of the Equity Providers under the Equity Funding Letters, the Lender under the Facility Agreement or a Guarantor under a Guaranty or (b) impede, delay or adversely affect the consummation of the transactions contemplated hereby, including the Merger, or otherwise impede the rights of the Company or the shareholders of the Company hereunder). No assignment by any party shall relieve the assigning party of any of its obligations hereunder. Any purported assignment in violation of this Agreement will be void ab initio.

9.12 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

A – 54

9.13 Remedies. Except as otherwise provided in Section 8.3(a) and (b), the parties hereto agree that irreparable damage would occur, monetary damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (or any party hereto threatens such a breach). Subject to the following sentence, (i) it is accordingly agreed that in the event of a breach or threatened breach of this Agreement, the other parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without proof of damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity and (ii) each party hereto irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by any other party hereto. Any party seeking an injunction or injunctions in accordance with this Agreement to prevent breaches of this Agreement or the Equity Funding Letters and to enforce specifically the terms and provisions of this Agreement or the Equity Funding Letters shall not be required to provide any bond or other security in connection with any such order or injunction. Notwithstanding anything herein to the contrary, it is explicitly agreed that the right of the Company to seek an injunction, specific performance or other equitable remedies in connection with enforcing Parent’s obligation to cause the Equity Providers to fund the Equity Financing at the Effective Time shall be subject to the requirements that (i) all of the conditions in Section 7.1 and 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), (ii) the Debt Financing (and any Alternative Financing, if applicable) has been funded or would be funded in accordance with the terms of the Debt Financing Agreements (and any Alternative Financing Agreements, if applicable) at the Effective Time if the Equity Financing is funded at the Effective Time and (iii) the Company has irrevocably confirmed that if the Financing (and any Alternative Financing, if applicable) is funded, then it would take such actions that are within its control to cause the consummation of the transactions contemplated by this Agreement to occur. For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee under Section 8.3(b), the Company Expenses under Section 8.3(c) and the expenses referred to in Section 8.3(e), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance that results in a Closing and monetary damages, including all or any portion of the Parent Termination Fee.

9.14 Limitation on Liabilities. (a) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.13, the maximum aggregate liability of Parent and Merger Sub for monetary damages in connection with this Agreement or any of the transactions contemplated hereby (including the Financing and any Alternative Financing) shall be limited to the sum of the Parent Termination Fee, Company Expenses, and reimbursement of any applicable expenses pursuant to Section 8.3(e), and in no event shall the Company or any of its Subsidiaries seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of such amount against any of the Parent Related Parties, and in no event shall the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of such amount against any of the Parent Related Parties, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guaranties or the transactions contemplated hereby and thereby (including, any breach by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

A – 55

(b) Notwithstanding anything to the contrary in this Agreement, but subject to Section 9.13, the maximum aggregate liability of the Company for monetary damages in connection with this Agreement or any of the transactions contemplated hereby (including the Financing and any Alternative Financing) shall be limited to the sum of the Company Termination Fee, Parent Expenses, and reimbursement of any applicable expenses pursuant to Section 8.3(e), and in no event shall Parent, Merger Sub or any of its Subsidiaries seek or obtain, nor shall it permit any of its Representatives or any other Person on its or their behalf to seek or obtain, nor shall any Person be entitled to seek or obtain, any monetary recovery or award in excess of such amount against any of the Company Related Parties, and in no event shall Parent, Merger Sub or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of such amount against any of the Company Related Parties, including consequential, special, indirect or punitive damages for, or with respect to, this Agreement or the Guaranties or the transactions contemplated hereby and thereby (including, any breach by the Company), the termination of this Agreement, the failure to consummate the transactions contemplated by this Agreement or any claims or actions under applicable Law arising out of any such breach, termination or failure.

9.15 Certain Definitions. The following terms, as used herein, have the meanings which meanings shall be applicable equally to the singular and plural of the terms defined:

“75% Authorisation” shall have the meaning set forth in Section 5.1(c)(i).

“Acquisition Proposal” means any bona fide written proposal or offer from any Person with respect to (i) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries that, if consummated, would result in any such Person beneficially owning 20% or more of the outstanding Shares or (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of 20% or more of the outstanding Shares or 20% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Actions” shall have the meaning set forth in Section 5.1(g).

“ADSs” shall have the meaning set forth in Section 4.1(a).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, including any fund or other similar investment vehicle of which the investment manager is a person controlling, controlled by or under common control with a party or the investment manager of a party where that party is a fund or other similar investment vehicle, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

“Agreement” refers to this agreement and plan of merger.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 6.2(b)(ii).

A – 56

“Alternative Financings” shall have the meaning set forth in Section 6.9(a).

“Alternative Financing Agreement” shall have the meaning set forth in Section 6.9(a).

“Applicable Date” shall have the meaning set forth in Section 5.1(e)(i).

“Bankruptcy and Equity Exception” shall have the meaning set forth in Section 5.1(c)(i).

“business day” means any day other than a Saturday or Sunday or a day on which banks are required or authorized to close in London, New York, the Cayman Islands, Hong Kong or the PRC.

“Buyer Group Contracts” shall have the meaning set forth in Section 5.2(n).

“Buyer Group Parties” shall have the meaning set forth in Section 5.2(n).

“Cayman Companies Law” shall have the meaning set forth in Section 1.1.

“Cayman Plan of Merger” shall have the meaning set forth in Section 1.3.

“Change of Recommendation” shall have the meaning set forth in Section 6.2(b).

“Closing” and “Closing Date” shall have meanings set forth in Section 1.2.

“Company” shall have the meaning set forth in the Preamble.

“Company Affiliate” shall have the meaning set forth in Section 5.1(i)(iii).

“Company Benefit Plans” shall have the meaning set forth in Section 5.1(h)(i).

“Company Disclosure Schedule” shall have the meaning set forth in Section 5.1.

“Company Expenses” shall have the meaning set forth in Section 8.3(c).

“Company IP” shall have the meaning set forth in Section 5.1(p)(i).

“Company Options” means Vested Company Options and Unvested Company Options.

“Company Recommendation” shall have the meaning set forth in Section 5.1(c)(ii).

“Company Related Parties” shall have the meaning set forth in Section 8.3(a).

“Company Reports” shall have the meaning set forth in Section 5.1(e)(i).

“Confidentiality Agreement” shall have the meaning set forth in Section 6.6.

A – 57

“Contract” shall have the meaning set forth in Section 5.1(c)(iii).

“Current Section” shall have the meaning set forth in Section 5.1(c)(i).

“Damages” shall have the meaning set forth in Section 6.11(b).

“Debt Financing” shall have the meaning set forth in Section 5.2(c).

“Debt Financing Agreements” shall have the meaning set forth in Section 5.2(c).

“Delegation of Voting Power Agreement” means the letter agreement dated the date hereof by and among Dr. Jianhua Yang, Credit Suisse Trust Limited, and Primavera SPV Ltd.

“Depositary” shall have the meaning set forth in Section 4.2(g).

“Deposit Agreement” shall have the meaning set forth in Section 4.2(g).

“Dispute” shall have the meaning set forth in Section 9.5(b).

“Dissenting Shareholders” shall have the meaning set forth in Section 4.1(a).

“Dissenting Shares” shall have the meaning set forth in Section 4.1(a).

“Effective Time” shall have the meaning set forth in Section 1.3.

“Employees” shall have the meaning set forth in Section 5.1(o).

“Encumbrance” shall have the meaning set forth in Section 5.1(k)(iv).

“Environmental Law” shall have the meaning set forth in Section 5.1(m).

“Environmental Permit” shall have the meaning set forth in Section 5.1(m).

“Equity Financing” shall have the meaning set forth in Section 5.2(c).

“Equity Funding Letters” shall have the meaning set forth in Section 5.2(c).

“Equity Providers” shall have the meaning set forth in Section 5.2(c).

“Exchange Act” shall have the meaning set forth in Section 5.1(d).

“Exchange Fund” shall have the meaning set forth in Section 4.2(a).

“Exchange Ratio” shall have the meaning set forth in Section 4.3(b).

“Excluded Share” and “Excluded Shares” shall have the meaning set forth in Section 4.1(a).

“Facility Agreement” shall have the meaning set forth in Section 5.2(c).

“Financing” shall have the meaning set forth in Section 5.2(c).

A – 58

“Financing Agreements” shall have the meaning set forth in Section 5.2(c).

“Founder Equity Funding Letter” shall have the meaning set forth in Section 5.2(c).

“Founder Shares” shall have the meaning set forth in Section 4.1(a).

“GAAP” shall have the meaning set forth in Section 5.1(e)(ii).

“Government Official” shall have the meaning set forth in Section 5.1(i)(iii).

“Governmental Antitrust Entity” shall have the meaning set forth in Section 6.5(d)(i).

“Guaranty” and “Guaranties” shall have the meaning set forth in the Recitals.

“Guarantors” shall have the meaning set forth in the Recitals.

“Governmental Entity” means any governmental, judicial, regulatory or administrative authority, agency, commission or body, court or other legislative, executive or judicial governmental entity, whether federal, state, local, domestic, multinational or foreign.

“Hazardous Substance” shall have the meaning set forth in Section 5.1(m).

“HK$” means the legal currency of the Hong Kong Special Administrative Region of the People’s Republic of China.

“Indemnified Party” shall have the meaning set forth in Section 6.11(a).

“Independent Committee” means a committee of the Company’s board of directors consisting of members of the board of directors of the Company that are not affiliated with Parent or Merger Sub and are not members of the Company’s management.

“Injunction” shall have the meaning set forth in Section 7.1(b).

“Intellectual Property” shall have the meaning set forth in Section 5.1(p).

“Judgment” shall have the meaning set forth in Section 5.1(g).

“Knowledge” means, (i) with respect to the Company, the actual (but not constructive or imputed) knowledge of the Vice Presidents of the Company as of the date of this Agreement without any implication of verification or investigation concerning such knowledge, and (ii) with respect to Parent and Merger Sub, the actual (but not constructive or imputed) knowledge of any director thereof as of the date of this Agreement without any implication of verification or investigation concerning such knowledge.

“Laws” shall have the meaning set forth in Section 5.1(i)(i).

“Leased Real Property” shall have the meaning set forth in Section 5.1(k)(ii).

“Lender” shall have the meaning set forth in Section 5.2(c).

A – 59

“Liabilities” shall have the meaning set forth in Section 5.1(g).

“Licenses” shall have the meaning set forth in Section 5.1(i)(ii).

“Lien” shall have the meaning set forth in Section 5.1(b)(i).

“Material Adverse Effect” means any change, effect, event, or occurrence (any such item, an “Effect”) that, individually or in the aggregate with all other Effects (i) has a material adverse effect on the business, assets, consolidated results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement; provided, however, that none of the following, and no Effect, alone or in combination, related to or arising out of any of the following, shall be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: (A) Effects that affect the industry in which the Company and its Subsidiaries operate; (B) changes in general business, economic or political conditions; (C) Effects affecting the financial, credit or securities markets in the United States, the PRC or any other country or region in the world, including changes in interest rates or foreign exchange rates; (D) Effects attributable to the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement (other than in respect of any breach of any representation or warranty contained in Section 5.1(c)(iii) and Section 5.1(d)); (E) any change in the Company’s stock price or trading volume (it being understood that the underlying cause of such change in stock price or trading volume may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (F) any action taken by the Company or any of its Subsidiaries (x) that is required by this Agreement, (y) with Parent’s or Merger Sub’s written consent or (z) at the written request of Parent or Merger Sub; (G) any Effect caused by acts of armed hostility, sabotage, terrorism or war (whether or not declared); including any escalation or worsening thereof, in each case occurring after the date hereof; (H) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides or other natural disasters, or other similar force majeure events, in each case occurring after the date hereof; (I) changes or modifications in (x) GAAP or (y) applicable Law or the interpretation or enforcement thereof, in each case occurring after the date of this Agreement; (J) the failure by the Company or any of its Subsidiaries to meet any internal or industry estimates, expectations, forecasts, projections or budgets for any period (it being understood that the underlying cause of such failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur); (K) any change or prospective change in the Company’s credit ratings; (L) any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent, Merger Sub or any of their respective Affiliates, and (M) any loss of, or change in, the relationship of the Company or any of its Subsidiaries, contractual or otherwise, with its customers, suppliers, vendors, lendors, employees, investors, or joint venture partners arising out of the execution, delivery or performance of this Agreement, the consummation of the transactions contemplated hereby or the announcement of any of the foregoing; provided, however, that any Effect referred to in clauses (A), (B), (C), (G), (H) or (I)(y) may be taken into account in determining whether there has been a Material Adverse Effect to the extent such Effect has a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether or not a Material Adverse Effect has occurred or is reasonably expected to occur).

A – 60

“Material Contract” shall have the meaning set forth in Section 5.1(j)(i).

“Memorandum and Articles of Association” shall have the meaning set forth in Section 2.1.

“Management Shares” shall have the meaning set forth in Section 4.1(a).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Sub” shall have the meaning set forth in the Preamble.

“Non-Wholly Owned Subsidiary” shall have the meaning set forth in Section 5.1(b)(i).

“NYSE” shall have the meaning set forth in Section 6.7.

“Outstanding Parent Shares” shall have the meaning set forth in Section 5.2(d)(i).

“Owned Real Property” shall have the meaning set forth in Section 5.1(k)(i).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Schedule” shall have the meaning set forth in Section 5.2(e)(ii).

“Parent Expenses” shall have the meaning set forth in Section 8.3(d).

“Parent Related Parties” shall have the meaning set forth in Section 8.3(a).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(b)

“Paying Agent” shall have the meaning set forth in Section 4.2(a).

“Per ADS Merger Consideration” shall have the meaning set forth in Section 4.1(a).

“Per Share Merger Consideration” shall have the meaning set forth in Section 4.1(a).

“Permitted Liens” means (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings; (ii) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Company or any of its Subsidiaries or that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions); (iv) Liens imposed by applicable Law; (v) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (viii) Liens securing indebtedness or liabilities that are reflected in the Company Reports filed or furnished prior to the date hereof; (ix) matters which would be disclosed by an accurate survey or inspection of the real property which do not materially impair the occupancy or current use of such real property which they encumber; (x) outbound license agreements and non-disclosure agreements entered into in the ordinary course of business; and (xi) any other Liens that have been incurred or suffered in the ordinary course of business and that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

A – 61

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, as well as any group or syndicate that would be deemed to be a person under Section 13(d)(3) of the Securities Act.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Primavera” shall have the meaning set forth in the Recitals.

“Primavera Equity Funding Letter” shall have the meaning set forth in Section 5.2(c).

“Proxy Statement” shall have the meaning set forth in Section 5.1(d).

“RCA” shall have the meaning set forth in Section 4.3(b).

“Redacted Fee Letter” means the fee letter from Standard Chartered Bank (Hong Kong) Limited, in which the only redactions do not relate to any terms that would adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing being made available by such financing source.

“Representatives” shall have the meaning set forth in Section 6.2(a).

“Requisite Company Vote” shall have the meaning set forth in Section 5.1(c)(i).

“RMB” means renminbi, the lawful currency of the PRC.

“SIAC” shall have the meaning set forth in Section 9.5(b)(i).

“SIAC Rules” shall have the meaning set forth in Section 9.5(b)(i).

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 5.1(e)(i).

“Schedule 13E-3” means the transaction statement on Schedule 13E-3 under the Exchange Act to be filed pursuant to Section 13(e) of the Exchange Act relating to the adoption of this Agreement by the shareholders of the Company (together with any amendments thereof or supplements thereto and including any document incorporated by reference therein).

A – 62

“SEC” shall have the meaning set forth in Section 5.1.

“Securities Act” shall have the meaning set forth in Section 5.1(e)(i).

“Share” and “Shares” shall have the meaning set forth in Section 4.1(a).

“Share Certificate” shall have the meaning set forth in Section 4.2(b).

“Shareholders’ Meeting” shall have the meaning set forth in Section 6.4.

“Stock Plan” shall have the meaning set forth in Section 5.1(b)(i).

“Subsidiary” means, with respect to any party, any Person of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the board of directors or other performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Superior Proposal” means a bona fide Acquisition Proposal, which was not obtained in violation of Section 6.2, that would result in any Person (or its shareholders, members or other equity owners) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis), or more than 50% of the total voting power of the equity securities, of the Company that the board of directors of the Company (acting through the Independent Committee) has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company’s shareholders from a financial point of view than the transactions contemplated by this Agreement.

“Support Agreement” means the Support Agreement dated the date hereof by and among Primavera SPV Ltd., Credit Suisse Trust Limited, Wise Lion Limited and Dr. Jianhua Yang.

“Surviving Corporation” shall have the meaning set forth in Section 1.1.

“Takeover Statute” shall have the meaning set forth in Section 5.1(l).

“Tax” or “Taxes” means any and all federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any governmental or taxing authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Entity.

A – 63

“Tax Return” means returns, reports, claims for refund, declarations of estimated Taxes and information statements, including any schedule or attachment thereto or any amendment thereof, with respect to Taxes filed or required to be filed with the Internal Revenue Service of the United States or any other Governmental Entity, domestic or foreign, including consolidated, combined and unitary tax returns.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall have the meaning set forth in Section 8.3(a).

“Trade Secrets” shall have the meaning set forth in Section 5.1(p).

“Uncertificated Shares” shall have the meaning set forth in Section 4.2(b).

“Unvested Company Options” shall have the meaning set forth in Section 4.3(b).

“US$” means the legal currency of the United States of America.

“Vested Company Options” shall have the meaning set forth in Section 4.3(a).

“Wholly Owned Subsidiary” shall have the meaning set forth in Section 5.1(b)(i).

A – 64

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

HALOGEN LIMITED

By:	/s/ Jianhua Yang
Name: Jianhua Yang
Title: Director

By:	/s/ Jie Lian
Name: Jie Lian
Title: Director

Signature Page to Agreement and Plan of Merger

HALOGEN MERGERSUB LIMITED

By:	/s/ Jianhua Yang
Name: Jianhua Yang
Title: Director

By:	/s/ Jie Lian
Name: Jie Lian
Title: Director

Signature Page to Agreement and Plan of Merger

Solely for the purpose of agreeing to Section 6.20 of this Agreement

DR. JIANHUA YANG

By:	/s/ Jianhua Yang
Name: Jianhua Yang

Signature Page to Agreement and Plan of Merger

CHEMSPEC INTERNATIONAL LIMITED

By:	/s/ Qian Zhao
Name: Qian Zhao
Title: Authorized Signatory

Signature Page to Agreement and Plan of Merger

APPENDIX 1

PLAN OF MERGER

THIS PLAN OF MERGER is made on [—] 2011

BETWEEN

(1)	HALOGEN MERGERSUB LIMITED, an exempted company incorporated under the laws of the Cayman Islands on [—], with its registered office situate at [Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands] (“Mergersub”); and

(2)	CHEMSPEC INTERNATIONAL LIMITED, an exempted company incorporated under the laws of the Cayman Islands, with its registered office situate at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands (“Chemspec” or “Surviving Company” and together with Mergersub, the “Constituent Companies”).

WHEREAS

(a)	Mergersub and Chemspec have agreed to merge (the “Merger”) on the terms and conditions contained or referred to in an agreement (the “Agreement”) dated March 21, 2011 made between Halogen Limited, Mergersub and Chemspec, a copy of which is attached as Annex A to this Plan of Merger and under the provisions of Part XVI of the Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) (the “Companies Law”).

(b)	This Plan of Merger is made in accordance with section 233 of the Companies Law.

W I T N E S S E T H:

CONSTITUENT COMPANIES

1.	The Constituent Companies to the Merger are Halogen Mergersub Limited and Chemspec International Limited.

NAME OF THE SURVIVING COMPANY

2.	The name of the Surviving Company shall be Chemspec International Limited.

REGISTERED OFFICE

3.	The Surviving Company shall have its registered office at [Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands].

1

AUTHORISED AND ISSUED SHARE CAPITAL

4.	Immediately prior to the Merger the authorized share capital of Mergersub was HK$300,000 divided into 30,000,000 ordinary shares of HK$0.01 par value per share all of which have been issued.

5.	Immediately prior to the Merger the authorized share capital of Chemspec was HK$200,000,000 divided into 20,000,000,000 ordinary shares of HK$0.01 par value per share of which [—] ordinary shares had been issued and fully paid.

6.	The authorized share capital of the Surviving Company shall be HK$300,000 divided into 30,000,000 ordinary shares of HK$0.01 par value per share.

7.	Each issued and outstanding ordinary share of Mergersub shall be converted into and continue as an ordinary share of the Surviving Company in accordance with the provisions of the Agreement.

8.	Each ordinary share, par value HK$0.01 per share, of Chemspec, other than any dissenting shares and any ordinary shares beneficially owned by Dr. Jianhua Yang, Yunlong Yuan or Weinian Qi (including any persons controlled by any of the foregoing) prior to the Effective Date, shall be cancelled in exchange for the right to receive US$[—] in cash per ordinary share in accordance with the provisions of the Agreement.

9.	On the Effective Date (as defined below) the shares of the Surviving Company shall:

(a)	be entitled to one vote per share;

(b)	be entitled to such dividends as the board of directors of the Surviving Company may from time to time declare;

(c)	in the event of a winding-up or dissolution of the Surviving Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets; and

(d)	generally be entitled to enjoy all of the rights attaching to shares;

in each case as set out in the Articles of Association of the Surviving Company.

EFFECTIVE DATE

10.	The Merger shall take effect on [SPECIFY DATE]1 after the date this Plan of Merger is registered by the Registrar of Companies (the “Effective Date”).

PROPERTY

1	Note: such date shall be within seven business days after the Closing Date.

2

11.	On the Effective Date the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Constituent Companies shall immediately vest in the Surviving Company which shall be liable for and subject to, in the same manner as the Constituent Companies, all mortgages, charges, security interests, contracts, obligations, claims, debts and liabilities of each of the Constituent Companies.

MEMORANDUM AND ARTICLES OF ASSOCIATION

12.	The Memorandum of Association and Articles of Association of Mergersub immediately prior to the Effective Date shall be the Memorandum of Association and Articles of Association of the Surviving Company (save for references to the name) on the Effective Date.

DIRECTORS BENEFITS

13.	There are no amounts or benefits payable to the directors of the Constituent Companies on the Merger becoming effective.

DIRECTORS OF THE SURVIVING COMPANY

14.	The names and addresses of the directors of the Surviving Company are as follows:

NAME	ADDRESS
Jianhua YANG	[—]
Jie LIAN	[—]
[—]	[—]

SECURED CREDITORS

15.	(a) Halogen Mergersub Limited has no secured creditors; and

(b)     Chemspec International Limited has no secured creditors.

RIGHT OF TERMINATION

16.	The directors of Chemspec may terminate this Plan of Merger immediately prior to the Effective Date in the event (a) that financing has not been made available under the terms of the facility agreement dated March 21, 2011 made between Halogen Limited as Borrower, Halogen Mergersub Limited as Original Guarantor, Standard Chartered Bank (Hong Kong) Limited as Initial Arranger and Original Lender, Standard Chartered Bank (Hong Kong) Limited as Facility Agent and Standard Chartered Bank (Hong Kong) Limited as security agent, or through such alternative sources as permitted by the Agreement or (b) the Agreement has been validly terminated pursuant to the terms and conditions of the Agreement.

3

Each of the undersigned, being all of the Directors of the Constituent Companies, has executed this Plan of Merger, which may be executed by facsimile and in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument, on the date indicated alongside the name below.

For and on behalf of HALOGEN MERGERSUB LIMITED:

[Name]                 Date

Director

For and on behalf of CHEMSPEC INTERNATIONAL LIMITED:

[Name]                 Date

Director

4

Note: The Annex forms part of this Plan of Merger.

ANNEX A

(the “Agreement”)

5

Annex B: Opinion of Houlihan Lokey as Financial Advisor

March 19, 2011

Chemspec International Limited

No. 200, Wu Wei Road

Shanghai, 200331

People’s Republic of China

Attn: Members of the Special Committee of the Board of Directors

Dear Members of the Special Committee:

We understand that Halogen Limited (the “Acquiror”), Halogen Mergersub Limited, a wholly owned subsidiary of the Acquiror (the “Sub”), and Chemspec International Limited (the “Company”), propose to enter into the Agreement (as defined below) pursuant to which, among other things, the Sub will be merged with and into the Company (the “Transaction”) and that, in connection with the Transaction, (a) each issued and outstanding ordinary share, par value HK$0.01 per share, of the Company (a “Share” or, collectively, the “Shares”), other than the Excluded Shares (as defined below), will be converted into the right to receive US$0.135 in cash (the “Per Share Merger Consideration”), (b) each American Depository Share, representing 60 Shares (an “ADS” or, collectively, the “ADSs”), other than ADSs representing the Excluded Shares, will be converted into the right to receive US$8.10 in cash (the “Per ADS Merger Consideration”) and (c) the Company will become a wholly owned subsidiary of the Acquiror. “Excluded Shares” shall mean, collectively, (i) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) by Dr. Jianhua Yang or any person controlled by Dr. Jianhua Yang, (ii) Shares and ADSs beneficially owned (as determined pursuant to Rule 13d-3 under the Exchange Act) by Mr. Yunlong Yuan or Mr. Weinian Qi or any person controlled by either of the foregoing and (iii) Shares owned by holders who have validly exercised and not effectively withdrawn or lost their appraisal rights.

You have requested that Houlihan Lokey (China) Limited (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Special Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company as to whether, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the Transaction are fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed the draft dated March 18, 2011 of the Agreement and Plan of Merger, among the Acquiror, the Sub and the Company (the “Agreement”);

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including certain publicly available research analyst estimates with respect to the future financial performance of the Company;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including

B – 1

4.	financial projections prepared by the management of the Company relating to the Company for the fiscal years ending 2011 through 2013;

5.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

6.	compared the financial and operating performance of the Company with that of other public companies that we deemed to be relevant;

7.	considered the financial terms of certain transactions that we deemed to be relevant;

8.	reviewed the current and historical market prices and trading volume for the ADSs, and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant;

9.	reviewed a certificate addressed to us from senior management of the Company which contains, among other things, representations regarding the accuracy of certain information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company; and

10.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial projections reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in all such agreements and other related documents and instruments, without any amendments or modifications thereto. We also have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable international, federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final forms of the Agreement and such other related documents and instruments will not differ in any respect from the drafts of said documents.

B – 2

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection, independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

We have been directed by the Committee not to and, therefore, we did not (a) initiate or participate in any discussions or negotiations with (other than participating in discussions or negotiations with the parties to the Transaction), or solicit any indications of interest from, third parties with respect to the Transaction, the securities, assets, businesses or operations of the Company or any other party, or any alternatives to the Transaction, or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (solely in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion should not be construed as creating any fiduciary duty on Houlihan Lokey’s part to any party. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Transaction.

This Opinion is issued in the English language and reliance may only be placed on this Opinion as issued in the English language. If any translations of this Opinion are delivered, they are provided only for ease of reference, have no legal effect and Houlihan Lokey makes no representation as to (and accepts no liability in respect of) the accuracy or completeness of any such translations.

In the ordinary course of business, certain of our affiliates, as well as investment funds in which they may have financial interests, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and such affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by the Company, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with the Company, other participants in the Transaction or certain of their respective affiliates, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, other participants in the Transaction or certain of their respective affiliates, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

B – 3

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services, none of which is contingent upon the consummation of the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Per Share Merger Consideration and the Per ADS Merger Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders vis-à-vis any other class or group of the Company’s or such other party’s security holders (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders), (vi) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Per Share Merger Consideration and the Per ADS Merger Consideration or otherwise. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company and the Transaction. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

B – 4

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Per Share Merger Consideration and the Per ADS Merger Consideration to be received by holders of the Shares and the ADSs (other than holders of the Excluded Shares) in the Transaction are fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Houlihan Lokey

HOULIHAN LOKEY (CHINA) LIMITED

B – 5

ANNEX C: Cayman Companies Law Cap. 22 (Law 3 of 1961, as consolidated and revised) – Section 238

238. Rights of dissenters

(1)	A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)	A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)	An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)	Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)	A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)	his name and address;

(b)	the number and classes of shares in respect of which he dissents; and

(c)	a demand for payment of the fair value of his shares.

(6)	A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)	Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)	Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)	If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)	the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)	the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

C-1

(10)	A copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)	At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)	Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)	The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)	Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)	The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

C-2

ANNEX D: Directors and Executive Officers Of Each Filing Person

1.	Directors and Executive Officers of the Company

The Company is a Company organized under the laws of the Cayman Islands with its principal business address at No. 200 Wu Wei Road, Shanghai, China. The telephone number of the Company’s principal executive office is +86 (21) 6363 9090. The name, business address, present principal employment and citizenship of each director and executive officer of the Company is set forth below.

During the last five years, none of the Company, or any of our directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Company

Name	Business Address	Present Principal Employment	Citizenship
Jianhua Yang	No. 200 Wu Wei Road Shanghai, China	Chairman of the Board of Directors, Chief Executive Officer	China

Kevin Wu	4560 Jinke Road, Zhangjianng Pudong New District Shanghai, 201203	Independent Director	United States

Zuowei Xie	Department of Chemistry The Chinese University of Hong Kong Shatin NT, Hong Kong, China	Independent Director	Hong Kong

Zixin Wang	No. 200 Wu Wei Road Shanghai, China	Director, Vice President	China

Qian Zhao	CXC Capital Inc. R01 East Garden, Xijiao State Guest House, Shanghai, China	Independent Director	China

Hai Mi	1399 Ding Xiang Road, Bldg. 7, Apt. 1701, Shanghai 200135, China	Independent Director	United States

Jinhua (Jim) Chen	No. 200 Wu Wei Road Shanghai, China	Vice President	United States

Yuelie Lu	No. 200 Wu Wei Road Shanghai, China	Vice President	United States

Yunlong Yuan	No. 200 Wu Wei Road Shanghai, China	Vice President	China

2.	Directors and Executive Officers of Parent

Parent is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at c/o Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman KY1-1111, Cayman Islands. The name, business address, present principal employment and citizenship of each director and executive officer of Parent and its controlling persons is set forth below.

During the last five years, none of Parent or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Halogen Limited

Name	Business Address	Present Principal Employment	Citizenship
Jianhua Yang	No. 200 Wu Wei Road Shanghai, China	Chairman of the Board of Directors of the Company, Chief Executive Officer of the Company	China

Jie Lian	Suite 5801, Two International Finance Center, 8 Finance Street, Central, Hong Kong	Partner of Primavera Capital Group fund entities	Hong Kong

3.	Directors and Executive Officers of Merger Sub

Merger Sub is an exempted company with limited liability incorporated under the laws of the Cayman Islands with its registered office located at c/o Cricket Square, Hutchins Drive, PO Box 2681 Grand Cayman KY1-1111, Cayman Islands. The name, business address, present principal employment and citizenship of each director and executive officer of Merger Sub and its controlling persons is set forth below.

During the last five years, none of Merger Sub or any of its directors and executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Halogen Mergersub Limited

Name	Business Address	Present Principal Employment	Citizenship
Jianhua Yang	No. 200 Wu Wei Road Shanghai, China	Chairman of the Board of Directors of the Company, Chief Executive Officer of the Company	China

Jie Lian	Suite 5801, Two International Finance Center, 8 Finance Street, Central, Hong Kong	Partner of Primavera Capital Group fund entities	Hong Kong

4.	Directors and Executive Officers of Primavera and its controlling persons

The general partner of Primavera is Primavera Capital (Cayman) GP1 L.P., a limited partnership organized under the laws of the Cayman Islands (“GP1 L.P.”). The principal business of GP1 L.P. is serving as the general partner of Primavera.

The general partner of GP1 L.P. is Primavera (Cayman) GP1 Ltd, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“GP1 Ltd”). The principal business of GP1 Ltd is serving as the general partner of GP1 L.P. The principal business address of GP1 L.P. and GP1 Ltd is Suite 5801, Two International Finance Center, 8 Finance Street, Central, Hong Kong.

Mr. Fred Zuliu Hu is a director and the controlling shareholder of GP1 Ltd.

The name, business address, present principal employment and citizenship of each director and executive officer of GP1 Ltd is set forth below.

Primavera Capital (Cayman) Fund I L.P.

Name	Business Address	Present Principal Employment	Citizenship
Fred Zuliu Hu	Suite 5801, Two International Finance Center, 8 Finance Street, Central, Hong Kong	Partner of Primavera Capital Group fund entities	China

Richard Ruffer	Walker House, 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands	Senior Vice President of Global Fiduciary Services at Walkers Management Services	United States

During the last five years, none of Primavera, GP1 L.P., GP1 Ltd or Mr. Hu nor, to the best knowledge of Primavera, any other person named in this part 4 of Annex D has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

FORM OF PROXY CARD – SHAREHOLDERS ONLY

Chemspec International Limited No. 200, Wu Wei Road, Shanghai 200331, People’s Republic of China	VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to _____________________ by ____, 2011

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

	For	Against	Abstain
1. To approve the merger and the approval and adoption of the agreement and plan of merger, dated as of March 21, 2011 (the “merger agreement”), by and among Chemspec International Limited, Halogen Limited, Halogen Mergersub Limited and Dr. Jianhua Yang as it may be amended from time to time, and the other transactions contemplated thereby.	☐	☐	☐

2. To approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.	☐	☐	☐

NOTE: Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have discretion to vote as they determine. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION

CHEMSPEC INTERNATIONAL LIMITED

EXTRAORDINARY GENERAL MEETING

TO BE HELD ON [—], 2011

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes                      or                     , as Proxies*, to represent and to vote all the shares of the undersigned is entitled to vote at the Extraordinary General Meeting of Chemspec International limited to be held at [•] at              a.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the Proxies will have discretion to vote as they determine. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any postponement or adjournment thereof.

*	Note: if no name is inserted, a shareholder is deemed to have nominated the chairman of the meeting as proxy.

FORM OF ADS VOTING INSTRUCTION CARD

Extraordinary General Meeting of Shareholders

The Voting Instructions must be signed, completed and received at the indicated address prior to

10:00 a.m. (New York City time) on [_______], 2011 for action to be taken.

2011 VOTING INSTRUCTIONS		AMERICAN DEPOSITARY SHARES
Chemspec International Limited (the “Company”)

ADS CUSIP No.:	163868102.

ADS Record Date:	[________], 2011.

Meeting Specifics:	Extraordinary General Meeting of Shareholders (the “Meeting”) - [________], 2011 at [—] (a.m.) (Shanghai time) at [—], People’s Republic of China.

Meeting Agenda:	Please refer to the Company’s [Notice of Extraordinary General Meeting of Shareholders] enclosed herewith.

Depositary:	Citibank, N.A.

Deposit Agreement:	Deposit Agreement, dated as of June 29, 2009, as supplemented by Letter Agreement, dated as of May 6, 2010.

Deposited Securities:	Ordinary Shares, Par Value HK $0.01 per Share, of the Company.

Custodian:	Citibank, N.A. - Hong Kong Branch.

The undersigned holder, as of the ADS Record Date, of the American Depositary Share(s) issued under the Deposit Agreement identified above (such American Depositary Shares, the “ADSs”), hereby authorizes and directs the Depositary to cause to be voted at the Meeting (and any adjournment or postponement thereof) the Deposited Securities represented by the ADSs in the manner indicated on the reverse side hereof.

The Depositary has been advised by the Company that under Cayman Islands law and the Company’s Amended and Restated Memorandum and Articles of Association, voting at any meeting of shareholders of the Company is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the board of directors of the Company or by any shareholder present in person or by proxy. The Company has informed the depositary that voting at the Meeting will be by poll. Please note that pursuant to Section 4.10 of the Deposit Agreement, as voting is by poll, the Depositary will instruct the Custodian to vote the relevant Deposited Securities in accordance with the voting instructions received from the holders of ADSs.

Please further note that as an ADS Holder, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary how to vote the Shares underlying your ADSs. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on                     , 2011. As set forth in Section 4.10(b) of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting. If the Depositary timely receives voting instruction from a Holder which fail to specify the manner in which the Depositary is to vote, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received from a Holder, such Holder shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder’s ADSs; provided, that no such instruction shall be deemed given with respect to any matter as to which the Company informs the Depositary that the Company does not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which the Company informs the Depositary that (i) there exists substantial opposition, or (ii) such matter would have a material adverse impact on the Holders or the shareholders of the Company, and (y) in the event that the vote is on a show of hands. The Depositary shall, if so requested by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

The Company has informed the Depositary that, pursuant to Cayman Islands law, registered holders of the Company’s ordinary shares are entitled to dissent and to appraisal rights in respect of the merger and that, under Cayman Islands law, in order to exercise his or her appraisal rights, a registered holder of the Company’s ordinary shares must provide written notice to the Company of his or her objection to the merger prior to the time of the vote to approve the merger at the extraordinary general meeting of the Company and within twenty (20) days of the date any approval notice of the merger is given by the Company, serve a notice of dissent demanding payment of the fair value of his or her ordinary shares of the Company. As a holder of ADSs you will not be able to exercise your appraisal rights. The Depositary will not exercise your appraisal rights on your behalf. Should you, as a holder of ADSs, wish to exercise your appraisal rights, you will need to surrender your ADSs to the Depositary for cancellation upon the terms of the Deposit Agreement and become a registered holder of the Company’s corresponding ordinary shares in the Cayman Islands on or before [                    ], 2010. Please allow sufficient time for cancellation of your ADSs and registration of the corresponding Company ordinary shares in your name on or prior to [                    ], 2010. If you do not surrender your ADSs for cancellation and become a registered holder of the corresponding ordinary shares of the Company on or prior to [                    ], 2010, you will not be able to exercise your appraisal rights.

Please indicate on the reverse side hereof how the Deposited Securities are to be voted.

The Voting Instructions must be marked, signed and returned on time in order to be counted.

[TBA]

Issues

	For	Against	Abstain
1. To approve the merger and the approval and adoption of the agreement and plan of merger, dated as of March 21, 2011 (the “Merger Agreement”), by and among Chemspec International Limited, Halogen Limited, Halogen Mergersub Limited and Dr. Jianhua Yang as it may be amended from time to time, and the other transactions contemplated thereby.	☐	☐	☐

2. To approve any motion to adjourn the extraordinary general meeting in order to allow the Company to solicit additional proxies in favor of the approval of the merger and the approval and adoption of the merger agreement in the event that there are insufficient proxies received to pass the special resolution during the extraordinary general meeting.	☐	☐	☐

Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

If these Voting Instructions are signed and timely returned to the Depositary but no specific direction as to voting is marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked issue.

If these Voting Instructions are signed and timely returned to the Depositary but multiple specific directions as to voting are marked above as to an issue, the undersigned shall be deemed to have directed the Depositary to give an “ABSTAIN” voting instruction for such issue.

Please be sure to sign and date this Voting Instruction Card.

Please sign your name to the Voting Instructions exactly as printed. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each MUST sign. Voting Instructions executed by a corporation should be in full name by a duly authorized officer with full title as such.

Signature 1 - Please keep signature within the line	Signature 2 - Please keep signature within the line	Date (mm/dd/yyyy)

Time Sensitive Materials

Depositary’s Notice of Extraordinary General Meeting of

Shareholders of Chemspec International Limited

• ADSs:	• American Depositary Shares.
• ADS CUSIP No.:	• 163868102.
• ADS Record Date:	• [________], 2011.
• Meeting Specifics:	• Extraordinary General Meeting of Shareholders - [_____], 2011 at [•] a.m. (Shanghai time) at [—], People’s Republic of China.
• Meeting Agenda:	• Please refer to the Company’s [Notice of Extraordinary General Meeting of Shareholders] enclosed herewith.
• ADS Voting Instructions Deadline:	• On or before 10:00 a.m. (New York City time) on [_______], 2011.
• Deposited Securities:	• Ordinary shares, par value HK $0.01 per share, of Chemspec International Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (the “Company”).
• ADS Ratio:	• 60 Ordinary Shares to 1 ADS.
• Depositary:	• Citibank, N.A.
• Custodian of Deposited Securities:	• Citibank, N.A. - Hong Kong Branch.
• Deposit Agreement:

•      Deposit Agreement, dated as of June 29, 2009, by and among the Company, the Depositary, and all Holders and Beneficial Owners of ADSs issued thereunder, as supplemented by Letter Agreement, dated as of May 6, 2010, by and between the Company and the Depositary

To be counted, your Voting Instructions need to be received by the

Depositary prior to 10:00 a.m. (New York City time) on

[            ], 2011.

The Company has announced that an Extraordinary General Meeting of Shareholders (the “Meeting”) will be held at the date, time, and location identified above.* A copy of the Notice of the Extraordinary General Meeting of Shareholders from the Company which includes the agenda for the Meeting is enclosed.

The Depositary has been advised by the Company that under Cayman Islands law and the Company’s Amended and Restated Memorandum and Articles of Association, voting at any meeting of shareholders of the Company is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the board of directors of the Company or by any shareholder present in person or by proxy. The Company has informed the depositary that voting at the Meeting will be by poll. Please note that pursuant to Section 4.10 of the Deposit Agreement, as voting is by poll, the Depositary will instruct the Custodian to vote the relevant Deposited Securities in accordance with the voting instructions received from the holders of ADSs.

Please further note that as an ADS Holder, you cannot vote at the extraordinary general meeting directly, but you may instruct the ADS depositary how to vote the Shares underlying your ADSs. Alternatively, you may vote at the extraordinary general meeting if you cancel your ADSs and become a holder of Shares prior to the close of business in New York City on , 2011. As set forth in Section 4.10(b) of the Deposit Agreement, neither the Depositary nor the Custodian shall exercise any discretion as to voting. If the Depositary timely receives voting instruction from a Holder which fail to specify the manner in which the Depositary is to vote, the Depositary will deem such Holder to have instructed the Depositary to vote in favor of the items set forth in such voting instructions. If no voting instructions are received from a Holder, such Holder shall be deemed to have instructed the Depositary to give a discretionary proxy to a person designated by the Company to vote the Deposited Securities represented by such Holder’s ADSs; provided, that no such instruction shall be deemed given with respect to any matter as to which the Company informs the Depositary that the Company does not wish such proxy to be given; provided, further, that no such discretionary proxy shall be given (x) with respect to any matter as to which the Company informs the Depositary that (i) there exists substantial opposition, or (ii) such matter would have a material adverse impact on the Holders or the shareholders of the Company, and (y) in the event that the vote is on a show of hands. The Depositary shall, if so requested by the Company, represent all Deposited Securities for the sole purpose of establishing a quorum at the Meeting.

The Company has informed the Depositary that, pursuant to Cayman Islands law, registered holders of the Company’s ordinary shares are entitled to dissent and to appraisal rights in respect of the merger and that, under Cayman Islands law, in order to exercise his or her appraisal rights, a registered holder of the Company’s ordinary shares must provide written notice to the Company of his or her objection to the merger prior to the time of the vote to approve the merger at the extraordinary general meeting of the Company and within twenty (20) days of the date any approval notice of the merger is given by the Company, serve a notice of dissent demanding payment of the fair value of his or her ordinary shares of the Company. As a holder of ADSs you will not be able to exercise your appraisal rights. The Depositary will not exercise your appraisal rights on your behalf. Should you, as a holder of ADSs, wish to exercise your appraisal rights, you will need to surrender your ADSs to the Depositary for cancellation upon the terms of the Deposit Agreement and become a registered holder of the Company’s corresponding ordinary shares in the Cayman Islands on or before [                    ], 2010. Please allow sufficient time for cancellation of your ADSs and registration of the corresponding Company ordinary shares in your name on or prior to [                    ], 2010. If you do not surrender your ADSs for cancellation and become a registered holder of the corresponding ordinary shares of the Company on or prior to [                    ], 2010, you will not be able to exercise your appraisal rights.

The information contained herein with respect to the Meeting has been provided by the Company. Citibank, N.A. is forwarding this information to you solely as Depositary and in accordance with the terms of the Deposit Agreement and disclaims any responsibility with respect to the accuracy or completeness of such information. Citibank, N.A. does not, and should not be deemed to, express any opinion with respect to the proposals to be considered at the Meeting. The rights and obligations of Holders of ADSs, the Company and the Depositary are set forth in their entirety in the Deposit Agreement and are summarized in the ADRs. If you wish to receive a copy of the Deposit Agreement, please contact the Depositary at the number set forth below.

If you have any questions about the way in which Voting Instructions may be delivered to the Depositary, please contact Citibank, N.A. -ADR Shareholder Services at 1-877-CITI-ADR (877-248-4237).

Citibank, N.A., as Depositary

*	As set forth in Section 4.10 of the Deposit Agreement, Holders of record of ADSs as of the close of business in New York on the ADS Record Date will be entitled, subject to any applicable provisions of the laws in the Cayman Islands, the Amended and Restated Memorandum and Articles of Association of the Company, and the Deposit Agreement, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by their respective ADSs.